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As filed Pursuant to Rule 424(b)(1)
Registration No. 333-110205

PROSPECTUS

ANCHOR GLASS CONTAINER CORPORATION

$51,200,000

OFFER TO EXCHANGE

11% Senior Secured Notes due 2013, Series B
for any and all outstanding
11% Senior Secured Notes due 2013, Series A
of
Anchor Glass Container Corporation

The exchange offer will expire at 12:00 midnight, New York City time, on January 26, 2004, which is 20 business days after the commencement of the exchange offer, unless extended.

  The Company:

  •
  We are the third largest manufacturer of glass containers in the United States.

  The Offering:

  •
  Offered securities: the securities offered by this prospectus, which we refer to as the New Notes, are senior secured notes, which are being issued in exchange for (i) $50.0 million aggregate principal amount of senior secured notes sold by us in our private placement that we consummated on August 5, 2003, which we refer to as the Original Notes, and (ii) $1.2 million aggregate principal amount of senior secured notes sold by us in our private placement that we consummated on February 7, 2003 that were not exchanged for New Notes in connection with the exchange offer referred to below, which we refer to as the Initial Notes. The New Notes are substantially identical to the Original Notes and are governed by the same indenture governing the Original Notes. We previously issued $300.0 million aggregate principal amount of 11% senior secured notes due 2013, which we refer to as the Initial Notes. We consummated an exchange offer with respect to the Initial Notes on August 5, 2003 and, except as indicated above, issued new Initial Notes in connection with that exchange offer. The New Notes offered hereby are part of a single class of securities together with the Original Notes and the Initial Notes.

  •
  Expiration of offering: the exchange offer expires at 12:00 midnight, New York City time, on January 26, 2003, which is 20 business days after the commencement of the exchange offer, unless extended.

  The New Notes:

  •
  Maturity: February 15, 2013.

  •
  Interest payment dates: semiannually on each February 15 and August 15. Interest on the New Notes will accrue from August 15, 2003, and the first interest payment date on the New Notes will be on February 15, 2004.

  •
  Redemption: we can redeem the New Notes on or after February 15, 2008, except we may redeem up to 35% of the New Notes prior to February 15, 2006 with the proceeds of one or more public equity offerings. We are required to redeem the New Notes under some circumstances involving changes of control and asset sales.

  •
  Ranking: the New Notes will be our senior obligations, and will rank equally with all of our other existing and future unsubordinated indebtedness and senior in right of payment to all of our future subordinated indebtedness. The New Notes will be effectively subordinated to our obligations under our revolving credit facility to the extent of the value of the collateral securing such facility.

        See "Risk Factors," beginning on page 13, for a discussion of some factors that should be considered by holders in connection with a decision to tender Original Notes in the exchange offer.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2003

MARKET DATA

        In this prospectus, we refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications.

TRADEMARKS AND TRADENAMES

        The prospectus also includes trade names and trademarks of other companies. Our use or display of other parties' trade names, trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.

i

PROSPECTUS SUMMARY

        In this prospectus, "Anchor," "we," "our," "our company" or "us" refer to Anchor Glass Container Corporation and, to the extent indicated by the context, our predecessor company. The following summary contains basic information about us and this exchange offer. It likely does not contain all the information that is important to you. For a more complete understanding of this exchange offer, you are encouraged to read this entire document carefully, especially certain risks of investing in our notes discussed under "Risk Factors."

Our Company

Company Overview

        We are the third largest manufacturer of glass containers in the United States. We produce a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets. In 2002, we shipped approximately 6.3 billion glass containers, which we estimate to represent approximately 18% of U.S. industry volume, as compared with approximately 43% and 31% of U.S. industry volume shipped by our two main competitors. Our largest product category, beer bottles, is the largest and fastest-growing segment of our industry and accounted for approximately 48% of our net sales in 2002.

        We focus on product segments that have demonstrated a preference for glass and that have exhibited stronger growth compared to other segments of the glass container industry. In doing so, we seek to capitalize on our ability to deliver high-quality products, our expertise in new product development and our commitment to superior customer service. Our strategy targets category leading alcoholic and nonalcoholic beverage and food companies that use glass containers to differentiate their products and emphasize their premium image to consumers. We believe that providing value-added packaging products to our customers has enabled us to profitably grow our business and develop established relationships with leading customers.

        As a result of this strategy, we recently entered into a multi-year supply agreement effective January 1, 2004 with Snapple Beverage Group, Inc. and Mott's Inc., affiliates of Cadbury Schweppes plc, to supply substantially all of their requirements for 16 oz. Snapple bottles and Nantucket Nectars and Yoo-hoo bottles, as well as for several Mott's items. We believe our success in winning this contract reflects our attention to customer service and product quality, as well as our customers' confidence in our financial strength. We continue to pursue new business opportunities with other significant users of glass bottles. We believe such new contracts will form an integral part of our growth in the coming years.

        We operate nine strategically located facilities in the Eastern United States. Our recent recapitalization has provided us with the financial flexibility to fund new capital projects to substantially enhance our productivity, increase our capacity and upgrade our manufacturing facilities. From January 1, 2002 through September 30, 2003, we invested approximately $152 million in our facilities, and have secured sufficient funds for our regularly scheduled maintenance and planned capital initiatives through 2004. Following the completion of these capital improvements, we believe that we will have sufficient capacity over the next few years to meet increased customer demand and anticipated growth from our new contracts without having to undertake significant additional capital improvement projects. We believe these capital improvement initiatives will significantly increase our cash flow.

Business Strategy

        Our objective is to create and enhance shareholder value by increasing our revenues and profitability in the North American glass container packaging market. We intend to achieve this objective through significant improvements in our productivity and efficiency. Our ten senior managers average approximately 25 years of industry experience and 11 years of experience with us and have demonstrated an ability to improve our competitive position by improving productivity and operating performance.

        We intend to achieve our objective through the following key strategy initiatives:

  •
  Target category-leading customers in higher growth segments;

  •
  Increase profitability by continuing to improve our product mix and pricing; and

  •
  Continue to reduce costs through productivity and process improvements.

Reorganization Under Chapter 11 of the Bankruptcy Code and Our Sponsor

        On August 30, 2002, we consummated a pre-arranged plan of reorganization, which was prompted by liquidity issues raised by change-in-control provisions in our former debt instruments, as discussed below.

        Our former owners believed that the proposed acquisition of the stock of Consumers U.S., Inc., our former holding company, by Owens-Brockway Glass Container Inc., a wholly owned subsidiary of Owens-Illinois Group, Inc., would trigger a "change in control" as defined in the indentures governing our 11.25% first mortgage notes due 2005, or our First Mortgage Notes, and our 9.875% senior notes due 2008, or our Senior Notes. A "change in control" may also have occurred upon the change of ownership of shares of stock of Consumers Packaging Inc., our former indirect parent company, or its affiliates. Upon a "change in control," we would have been required to make an offer to repurchase all of the First Mortgage Notes and the Senior Notes at 101% of their outstanding principal amount plus accrued and unpaid interest. We did not have the cash or liquidity available to make this repurchase offer. The failure to make the offer would have resulted in an event of default under the indentures that would have given the noteholders the right to accelerate the debt and would have also triggered a cross-default under our former credit facility and various equipment leases.

        Some of the benefits from our reorganization included:

  •
  A strong equity sponsor, as well as a new board of directors, more effective corporate governance and a refocused and dedicated management team with appropriate incentives and a vested interest in the success of our company.

  •
  Execution of an agreement with the Pension Benefit Guaranty Corporation, or PBGC, which we refer to as the PBGC Agreement, which eliminated all of our past-service pension liabilities, replaced by a one-time payment of $20.75 million and a $10.0 million per year fixed payment obligation to the PBGC for ten years.

  •
  Consummation of an agreement with our union employees, which allowed us to enter into multi-employer pension plans that provide for benefits for future service only, so that our benefit obligation is now a fixed contribution obligation rather than a fixed benefit obligation, thereby eliminating market risk.

  •
  Reduction of our retiree medical obligations by approximately $24.4 million.

  •
  Elimination of related party and third party claims and the settlement of our shareholder derivative lawsuit and other disputes.

Our Sponsor

        As part of our reorganization, Cerberus Capital Management, L.P., or Cerberus, a leading New York investment management firm, through certain Cerberus-affiliated funds and managed accounts, invested in our Company. Cerberus is an active worldwide investor with approximately $9.0 billion of capital under management. Cerberus participates in corporate restructurings, recapitalizations, buyouts and growth financings.

Recent Developments

        On September 30, 2003, we consummated an initial public offering of 7,500,000 shares of our common stock, par value $.10 per share, at the initial public offering price of $16.00 per share. The underwriters of our equity offering were Credit Suisse First Boston LLC, Merrill Lynch & Co. and Lehman Brothers Inc. The underwriters had an option to purchase 1,125,000 additional shares of our common stock to cover over-allotment of shares, which they exercised on October 14, 2003. We refer to our initial public offering and the underwriters' purchase of additional shares to cover over-allotment of shares as our "equity offering." We received net proceeds from our equity offering of approximately $127.8 million. We used approximately $85.3 million of the net proceeds of our equity offering to redeem all of our series C participating preferred stock, including accrued and unpaid dividends thereon. The remainder of the net proceeds will be used to fund working capital and for general corporate purposes. Pending application of these net proceeds, advances outstanding under our revolving credit facility were paid down and the excess funds were invested in short term U.S. government securities. See "Certain Relationships and Related Transactions—Issuance and Redemption of Capital Stock."

        In connection with our equity offering, on September 23, 2003, we executed a three for two split, with no change in our par value, of our common stock issued and outstanding as of, and subsequent to, August 31, 2002.

        Our principal executive offices are located at One Anchor Plaza, 4343 Anchor Plaza Parkway, Tampa, Florida 33634-7513. Our telephone number is (813) 884-0000.

THE EXCHANGE OFFER

Expiration Date	12:00 midnight, New York City time, on January 26, 2004, which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer.
Exchange and Registration Rights
In an A/B exchange registration rights agreement dated August 5, 2003, the holders of Anchor's $50.0 million in aggregate principal amount of Original Notes were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. Although not contractually obligated to do so, we also have included in this exchange offer Initial Notes that were not exchanged in the exchange offer that we consummated on August 5, 2003. We refer to the Original Notes and all Initial Notes not previously exchanged for new Initial Notes as the "Exchange Notes." You have the right to exchange the Exchange Notes that you hold for Anchor's New Notes, with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Exchange Notes.
Accrued Interest on the New Notes and Exchange Notes
The New Notes will bear interest from August 15, 2003. Holders of Exchange Notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Exchange Notes accrued to the date of issuance of the New Notes.
Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions which we may waive and upon compliance with securities laws.
Procedures for Tendering Exchange Notes	Each holder of Exchange Notes wishing to accept the exchange offer must:
• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or
• arrange for DTC to transmit required information in accordance with DTC's procedures for transfer to the exchange agent in connection with a book-entry transfer.
You must mail or otherwise deliver this documentation together with the Exchange Notes to the exchange agent.
Special Procedures for Beneficial Holders
If you beneficially own Exchange Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Exchange Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Exchange Notes, either arrange to have your Exchange Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering if you wish to tender your Exchange Notes and:
• time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or
• you cannot complete the procedure for book-entry transfer on time; or
• your Exchange Notes are not immediately available.
Withdrawal Rights	You may withdraw your tender of Exchange Notes at any time by or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your Exchange Notes, you will not have further exchange or registration rights and you will continue to be restricted from transferring your Exchange Notes. Accordingly, the liquidity of the Exchange Notes will be adversely affected.
Federal Tax Considerations
We believe that the exchange of the Exchange Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder's holding period for New Notes will include the holding period for Exchange Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Exchange Notes exchanged. See "Material United States Federal Income and Estate Tax Consequences."
Exchange Agent	The Bank of New York, trustee under the indenture under which the New Notes will be issued, is serving as exchange agent.
Use of Proceeds	We will not receive any proceeds from the exchange offer.

SUMMARY TERMS OF NEW NOTES

        The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the New Notes.

Issuer	Anchor Glass Container Corporation
Securities Offered	The form and terms of the New Notes will be the same as the form and terms of the Exchange Notes except that:
•
the New Notes will bear a different CUSIP number from the Exchange Notes, but will bear the same CUSIP number as the new Initial Notes that were issued upon the consummation of the exchange offer with respect to the Initial Notes on August 5, 2003;
• the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registrations rights with respect to the New Notes.
The New Notes will evidence the same debt as the Exchange Notes.

We previously issued $300.0 million aggregate principal amount of Initial Notes. We consummated an exchange offer with respect to the Initial Notes on August 5, 2003 and issued new Initial Notes in connection with that exchange offer. The New Notes offered hereby are part of a single class of securities together with the Original Notes and the Initial Notes. References to "Notes" in this prospectus refers to the Initial Notes, the Original Notes and the New Notes.
Maturity	February 15, 2013.
Interest	The New Notes will bear cash interest at the rate of 11% per annum (calculated using a 360-day year), payable semi-annually in arrears. Interest will accrue from August 15, 2003.
Payment frequency—every six months on February 15 and August 15.
First interest payment—February 15, 2004.
Security
The New Notes will be secured by a first priority lien, subject to certain permitted encumbrances, on substantially all of our existing real property, equipment and other fixed assets relating to our nine operating plants and all additions and improvements thereto and replacements thereof, together with the proceeds therefrom. The liens securing the New Notes will not extend to any of our existing plants that are not currently operational or our inventory, accounts receivable, other current assets and intellectual property or other intangible assets. As of September 30, 2003, the net book value of the assets securing the Notes was $401.7 million. See "Description of the New Notes—Collateral."
Ranking	The New Notes will be our senior obligations and will rank equally in right of payment with all of our existing and future unsubordinated indebtedness and senior in right of payment to all of our future subordinated indebtedness. The New Notes will be effectively subordinated to our obligations under our revolving credit facility to the extent of the value of the collateral securing such facility. On September 30, 2003, following the consummation of our equity offering, there were no advances outstanding under our revolving credit facility and our borrowing availability was $89.6 million. Since the incurrence of certain additional indebtedness is subject to compliance with the covenants set forth in the indenture as of a particular point in time, there is not a fixed amount of how much additional indebtedness we may incur under our indenture. However, we are permitted to incur an additional $50.0 million of indebtedness under our indenture without any regard to compliance with the financial covenants set forth therein.
Guarantees
We currently have no subsidiaries. If we acquire or create a new subsidiary, it will, under certain circumstances, guarantee the New Notes on a senior secured basis. See "Description of the New Notes—Guarantees."
Optional Redemption
Except as described below, we cannot redeem the New Notes until February 15, 2008. Thereafter, we may redeem some or all of the New Notes at the redemption prices listed in the "Description of the New Notes" section under the heading "Optional Redemption," plus accrued and unpaid interest.
Optional Redemption After Public Equity Offerings
At any time (which may be more than once) before February 15, 2006, we can choose to redeem up to 35% of the outstanding New Notes with money that we raise in one or more public equity offerings, as long as:
• we pay 111% of the face amount of the New Notes, plus interest;
• we redeem the New Notes within 90 days of completing the public equity offering; and
• at least 65% of the aggregate principal amount of the New Notes issued remains outstanding afterwards.
Change of Control Offer
If a change of control (as defined in the indenture governing the New Notes) of our company occurs, we must give holders of the New Notes the opportunity to sell us their New Notes at 101% of their face amount, plus accrued and unpaid interest.
We might not be able to pay you the required price for the New Notes you present to us at the time of a change of control, because:
• we might not have enough funds at that time; or
• the terms of our other senior debt may prevent us from paying.
See "Risk Factors—Risks Related to the New Notes—We may be unable to purchase the New Notes upon a change of control."
Asset Sale Proceeds
Under the indenture, if we engage in asset sales, we generally must invest the net cash proceeds from such sales in our business, prepay debt (in the case of sales of non-collateral) within a period of time or make an offer to purchase a principal amount of the New Notes equal to the excess net cash proceeds at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest thereon. The net cash proceeds of asset sales of collateral are required to be deposited in an escrow account prior to investment in new collateral or the making of an offer to purchase notes. See "Description of the New Notes—Certain Covenants—Limitation on Asset Sales."
Certain Indenture Provisions	The indenture governing the New Notes will contain covenants limiting our ability to:
	•	incur additional debt or enter into sale and leaseback transactions;
	•	pay dividends or distributions on our capital stock or repurchase our capital stock;
	•	issue stock of subsidiaries;
	•	make certain investments;
	•	create liens on our assets to secure debt;
	•	enter into transactions with affiliates;
	•	merge or consolidate with another company or transfer substantially all of our assets; and
	•	transfer or sell assets.
These covenants are subject to a number of important limitations and exceptions as described under "Description of the New Notes—Certain Covenants."
Exchange Offer; Registration Rights	This prospectus enables you to exchange the Exchange Notes for New Notes with substantially identical terms. The New Notes will not provide you with any further exchange or registration rights.
Resales Without Further Registration
We believe that the New Notes issued in the exchange offer in exchange for Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
	•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;
•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and
	•	you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives New Notes for its own account in exchange for Exchange Notes that were acquired by it as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the New Notes. We do not intend to list the New Notes on any securities exchange.

Summary Historical and Unaudited Pro Forma Financial Data

        The information in this prospectus, except for historical financial data prior to August 31, 2002, has been adjusted to reflect a 3 for 2 split of our common stock. The information in this prospectus has also been adjusted to reflect the issuance of 2,382,348 shares of our common stock to the holders of our series C participating preferred stock in connection with the redemption of the series C participating preferred stock for cash upon the consummation of our equity offering. Except where specifically indicated, the information in this prospectus does not take into account the exercise of any of our outstanding options.

        The following table presents certain audited and unaudited historical financial data derived from our financial statements and unaudited pro forma financial data of our company and should be read in conjunction with our financial statements, the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Financial Statements" included elsewhere in this prospectus.

        We have derived the summary historical financial data as of and for the nine months ended September 30, 2003 and for the one month ended September 30, 2002 from our unaudited condensed financial statements, which include all adjustments, consisting only of normal recurring adjustments, that in our opinion are necessary for a fair presentation of our results for such periods. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

        The historical information with respect to our company for the four months ended December 31, 2002, the eight months ended August 31, 2002 and the year ended December 31, 2001 has been derived from our financial statements, audited by PricewaterhouseCoopers LLP, independent accountants. These financial statements appear elsewhere in this prospectus.

        The historical information with respect to our company for the year ended December 31, 2000 has been derived from our financial statements, which had previously been audited by Arthur Andersen LLP, independent public accountants. The financial statements for the year ended December 31, 2000 appear elsewhere in this prospectus. Arthur Andersen has not reissued its report for purposes of this offering. See "Risk Factors—Risks Related to the New Notes—Our former use of Arthur Andersen as our independent accountants will limit your ability to seek recovery from them related to their work and may pose risk to us."

        Our financial statements as of and for periods subsequent to August 31, 2002 are referred to as the "reorganized company" statements. Our financial statements prior to that date are referred to as "predecessor company" statements. The financial statements for the eight months ended August 31, 2002 give effect to the restructuring and reorganization adjustments and the implementation of fresh start accounting. Our financial results for the year ended December 31, 2002 include two different bases of accounting and, consequently, after giving effect to the reorganization and fresh start adjustments, the financial statements of the reorganized company are not comparable to those of the predecessor company. Accordingly, the operating results and cash flows of the reorganized company and the predecessor company have been separately disclosed.

        Although the effective date of our plan of reorganization was August 30, 2002, for accounting purposes we have accounted for the reorganization as if it occurred on August 31, 2002. Accordingly, our historical financial information reflects the financial condition and results of operations of our predecessor company (prior to our reorganization) for all periods presented through August 31, 2002 and our reorganized company as of and subsequent to August 31, 2002.

        The unaudited pro forma as adjusted balance sheet as of September 30, 2003 gives effect to the exercise by the underwriters of our equity offering of an option to purchase 1,125,000 additional shares of our common stock to cover over-allotment of shares at the initial public offering price of $16.00 per share, as if it had occurred on September 30, 2003.

        The unaudited pro forma as adjusted statements of operations for the year ended December 31, 2002 and for the nine months ended September 30, 2003 and 2002 give pro forma effect, in each case as if they had occurred on January 1, 2002, to:

  (i)
  our reorganization and transactions directly related thereto, including:

  •
  the repayment of our Senior Notes, which occurred on August 31, 2002;

  •
  borrowings under our $20.0 million term loan facility, which were made on August 30, 2002;

  •
  the PBGC Agreement;

  •
  the application of fresh start accounting, which consists of the revaluation of certain of our assets and liabilities; and

  •
  the elimination of certain non-recurring charges that were directly associated with the reorganization;

  (ii)
  the issuance of our Initial Notes and the application of the proceeds therefrom including:

  •
  the repayment of $150.0 million of indebtedness under our First Mortgage Notes and $20.0 million under the senior secured term loan; and

  •
  termination of certain equipment leases by purchasing from the lessors the equipment leased thereunder;

  (iii)
  the issuance of the Original Notes, and the application of the proceeds therefrom; and

  (iv)
  the sale by us of 8,625,000 shares of our common stock in our equity offering at the initial public offering price of $16.00 per share, the redemption of all of our series C participating preferred stock and the issuance of 2,382,348 shares of common stock in connection with such redemption.

        The unaudited pro forma as adjusted data are not necessarily indicative of our results of operations or financial position had these transactions taken place on the dates indicated and are not intended to project our results of operations or financial position for any future period or date.

	Predecessor Company				Reorganized Company			Pro Forma As Adjusted
	Years Ended December 31,		Eight Months Ended August 31, 2002		One Month Ended September 30, 2002	Four Months Ended December 31, 2002	Nine Months Ended September 30, 2003	Year Ended December 31, 2002		Nine Months Ended September 30, 2002		Nine Months Ended September 30, 2003
	2000	2001
	(dollars in thousands)
Statement of Operations Data:
Net sales	$629,548	$702,209	$504,195		$54,480	$211,379	$542,771	$715,574		$558,675		$542,771
Cost of products sold	603,061	658,641	451,619		50,447	192,434	499,301	640,214		499,339		499,056
Selling and administrative expenses	33,222	28,462	19,262		1,942	9,683	20,093	28,945		21,204		20,093
Restructuring, net(1)	—	—	(395)		—	—	—	—		—		—
Related party provisions and charges(2)	—	35,668	—		—	—	—	—		—		—

Income (loss) from operations	(6,735)	(20,562)	33,709		2,091	9,262	23,377	46,415		38,132		23,622
Reorganization items, net(3)	—	—	47,389		—	—	—	—		—		—
Other income (expense), net	5,504	106	673		445	450	(1,416)	1,123		1,118		(1,416)
Interest expense(4)	(31,035)	(30,612)	(17,948)		(2,571)	(10,381)	(36,805)	(46,816)		(35,170)		(35,294)

Net income (loss)	$(32,266)	$(51,068)	$63,823		$(35)	$(669)	$(14,844)	$722		$4,080		$(13,088)

Basic net income (loss) per share applicable to common stock	$(8.82)	$(12.40)	$11.37		$(0.06)	$(0.27)	$(4.40)	$0.03		$0.17		$(0.53)

Basic weighted average number of common shares outstanding	5,251,356	5,251,356	5,251,356		13,499,995	13,499,995	13,673,557	24,507,343		24,507,343		24,507,343

Diluted net income (loss) per share applicable to common stock	$(8.82)	$(12.40)	$1.89		$(0.06)	$(0.27)	$(4.40)	$0.03		$0.17		$(0.53)

Diluted weighted average number of common shares outstanding	5,251,356	5,251,356	33,805,651		13,499,995	13,499,995	13,673,557	24,507,343		24,507,343		24,507,343

Other Financial Data:
Depreciation and amortization	$54,900	$54,024	$35,721		$4,653	$18,011	$51,716	$61,393		$46,621		$52,318
Capital expenditures	39,805	41,952	42,654		5,448	28,666	80,437	71,320		48,102		80,437
Adjusted EBITDA(5)	49,508	69,584	69,134		6,763	27,345	75,101	107,979		84,871		75,948
Ratio of earnings to fixed charges(6)	—	—	3.9	x	—	—	—	1.0	x	1.1	x	—
										At September 30, 2003
Balance Sheet Data (at end of period):										Actual		Pro Forma As Adjusted
										(dollars in thousands)
Cash and cash equivalents										$14,852		$31,682
Accounts receivable										48,336		48,336
Inventories										130,130		130,130
Total assets										679,117		695,947
Total debt(7)										434,364		434,364
Total stockholders' equity										88,459		105,289

(1)
We recorded a net gain for restructuring of $395 for the eight months ended August 31, 2002. The significant components of this net gain included: professional fees of $10,068; direct costs of the restructuring of $8,344; savings attributable to the retiree benefit plan modification of ($24,432); and a First Mortgage Note holder consent fee of $5,625.

(2)
For 2001, represents the write-off of a receivable from Consumers Packaging Inc. and affiliates of $18,221 and the write-off of an advance to G&G Investments of $17,447.

(3)
Reorganization items, net for the eight months ended August 31, 2002 consist of a net gain for fresh start adjustments of $49,908 and expenses incurred in our Chapter 11 proceedings of $2,519, comprised of: $2,450 of debtor-in-possession facility fees; $1,687 of professional fees; $1,276 of deferred financing fees written off relating to our Senior Notes, which were repaid on August 30, 2002; and a credit of $2,894 for the reversal of interest expense relating to our Senior Notes.

(4)
Interest expense for the nine months ended September 30, 2003 includes a $4.3 million charge for the write-off of deferred financing fees and other payments related to debt repaid with proceeds of the offering of our Initial Notes. Interest expense for 2000 includes a $1.3 million charge for the write-off of deferred financing fees resulting from the refinancing of a revolving credit facility.

(5)
Adjusted EBITDA is an amount equal to net income (loss) plus restructuring, net, related party provisions and charges, reorganization items, net, interest expense, income taxes, depreciation and amortization, (gain) loss on the sale of fixed assets and other noncash items. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles (GAAP) and is not intended to present a superior measure of financial condition or profitability from those determined under GAAP. Adjusted EBITDA is a primary component of the fixed charge coverage financial covenant under our revolving credit facility and master lease agreement. Adjusted EBITDA, as defined in those agreements, is calculated below. We are required to maintain a fixed charge coverage ratio (Adjusted EBITDA divided by fixed charges) of 0.9:1.0 through September 30, 2003 and 1.0:1.0 thereafter. Not maintaining the required fixed charge coverage is a default under those agreements. The actual fixed charge coverage ratio for each of the four quarters ended December 31, 2002 and September 30, 2003 (the periods under which the agreements were outstanding) was 1.06 and 1.04, respectively. Although our management uses this measure, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

	Predecessor Company
				Reorganized Company			Pro Forma As Adjusted
	Years Ended December 31,
			Eight Months Ended August 31, 2002	One Month Ended September 30, 2002	Four Months Ended December 31, 2002	Nine Months Ended September 30, 2003	Year Ended December 31, 2002	Nine Months Ended September 30, 2002	Nine Months Ended September 30, 2003
	2000	2001
	(dollars in thousands)

Net income (loss)	$(32,266)	$(51,068)	$63,823	$(35)	$(669)	$(14,844)	$722	$4,080	$(13,088)
Adjustments:
Restructuring, net	—	—	(395)	—	—	—	—	—	—
Related party provisions and charges	—	35,668	—	—	—	—	—	—	—
Reorganization items, net	—	—	(47,389)	—	—	—	—	—	—
Interest expense	31,035	30,612	17,948	2,571	10,381	36,805	46,816	35,170	35,294
Depreciation and amortization	54,900	54,024	35,721	4,653	18,011	51,716	61,393	46,621	52,318
(Gain) loss on fixed asset sales	(4,161)	(495)	90	—	(7)	387	83	90	387
Other noncash items	—	843	(664)	(426)	(371)	1,037	(1,035)	(1,090)	1,037

Adjusted EBITDA	$49,508	$69,584	$69,134	$6,763	$27,345	$75,101	$107,979	$84,871	$75,948

(6)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus one-third of operating lease expense that we believe is representative of the interest factor. There was a deficiency of earnings to fixed charges for the years ended December 31, 2000 and 2001, the one month ended September 30, 2002, the four months ended December 31, 2002 and the nine months ended September 30, 2003 of $32.3 million, $51.1 million, $0.035 million, $0.7 million and $14.8 million, respectively. There was a deficiency of earnings to fixed charges for the pro forma nine months ended September 30, 2003 of $13.1 million.

(7)
Total debt as of December 31, 2002 and September 30, 2003 includes our obligations under the PBGC Agreement.

RISK FACTORS

        In addition to the other information set forth in this prospectus, you should carefully consider the following factors before tendering the Exchange Notes in exchange for the New Notes. The following risks could materially harm our business, financial condition or future results. If that occurs, the value of the New Notes could decline, and you could lose all or part of your investment.

Risks Related to the New Notes

        Our substantial debt could limit our flexibility, adversely affect our financial health and prevent us from making payments on the New Notes.

        We have a substantial amount of debt. As of September 30, 2003, we had approximately $434.4 million of debt and $86.3 million of additional borrowing capacity under our revolving credit facility. Excluding amounts outstanding under our revolving credit facility, which are expected to fluctuate from time to time, our debt service requirements under our current debt instruments for the three months ended December 31, 2003 and for the full year of 2004 are expected to be approximately $4.1 million and $55.0 million, respectively, in the aggregate.

        Our substantial debt could have important consequences to you. For example, it could:

  •
  make it difficult for us to satisfy our debt obligations;

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  make us vulnerable to general adverse economic and industry conditions;

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  limit our ability to obtain additional financing for working capital, capital expenditures, raw materials, natural gas hedging, product development efforts and other general corporate requirements;

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  expose us to interest rate fluctuations because the interest on the debt under our revolving credit facility is at a variable rate;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

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  place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

        In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance. Our operating performance may not be able to generate sufficient cash flow, or our capital resources may not be sufficient to permit payment of our debt obligations in the future. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

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  economic and competitive conditions, and various demand factors affecting the rigid packaging industry and specifically, the glass container segment;

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  operating difficulties, equipment failures, increased operating costs or pricing pressures we may experience;

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  increased raw material and natural gas costs; and

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  delays in implementing any strategic projects.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, such a transaction may not be completed at all or quickly enough to generate sufficient cash flow for us to meet our debt obligations when they become due and payable.

        We may incur substantial additional indebtedness in the future, including under our revolving credit facility. Our incurrence of additional indebtedness would intensify the risks described above.

        The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business.

        The indenture and our credit facilities contain various restrictive covenants that limit our management's discretion in operating our business. In particular, these agreements limit our ability to, among other things:

  •
  incur additional debt or guarantee obligations;

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  grant liens on assets;

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  pay dividends or make distributions on our capital stock or redeem, repurchase or retire our capital stock;

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  make investments or acquisitions;

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  sell assets;

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  engage in transactions with affiliates; and

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  merge, consolidate or transfer substantially all of our assets.

        In addition, our credit facilities also require us to maintain certain financial ratios and limit our ability to make capital expenditures.

        If we fail to comply with the restrictions in the indenture or our credit facilities or any other subsequent financing agreements, a default may allow the creditors under the relevant instruments, under certain circumstances, to accelerate the related debt and to exercise their remedies thereunder, which will typically include the right to declare the principal amount of such debt, together with accrued and unpaid interest and other related amounts immediately due and payable, to exercise any remedies such creditors may have to foreclose on any of our assets that are subject to liens securing such debt and to terminate any commitments they had made to supply us with further funds. Moreover, any of our other debt that has a cross-default or cross-acceleration provision that would be triggered by such default or acceleration would also be subject to acceleration upon the occurrence of such default or acceleration. An acceleration of the obligations under of our credit facilities would constitute a default under the indenture. See "—Proceeds from any sale of the collateral securing the notes upon foreclosure or liquidation may not be sufficient to repay the New Notes in full."

        Proceeds from any sale of the collateral securing the notes upon foreclosure or liquidation may not be sufficient to repay the New Notes in full.

        The New Notes have an aggregate principal amount of $50.0 million. However, the indenture permits us to issue unlimited additional notes under the indenture so long as we meet the requirements of the covenant limiting our incurrence of indebtedness and certain other requirements. See "Description of the New Notes—Principal, Maturity and Interest" and "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." These additional notes, if any, will share in the collateral securing the New Notes. Furthermore, we previously issued $300.0 million of Initial Notes, which are part of a single class of securities together with the Original Notes. In addition, the indenture allows us to incur up to $35.0 million of additional indebtedness that will be secured by the collateral securing the New Notes and that will rank prior to the lien securing the New Notes.

        In the event of a foreclosure or liquidation of the collateral securing the New Notes, the value realized on the collateral will depend on market conditions, the availability of buyers and other factors. The holder of the New Notes should not rely on the book value of the collateral securing the New Notes as a measure of its value in the event of a foreclosure sale. The collateral is by its nature illiquid, and, accordingly, may not be sold in a short period of time or at all. A significant portion of the collateral, including the real property portion thereof, includes assets that may only be usable as part of the existing operating business. Accordingly, any such sale of the collateral, including the real property portion thereof, separate from the sale of the company as a whole, may not be feasible or of any value. The proceeds from the sale of the collateral (after payment of expenses of the sale and repayment of secured indebtedness permitted under the indenture or other liens on the collateral which might, under applicable law, rank prior to the lien on the collateral in favor of the trustee under the indenture) may not be sufficient to repay noteholders all amounts owed under the indenture and the New Notes, which may include amounts in addition to the indebtedness incurred by the issuance of the New Notes in this offering. If those proceeds were not sufficient to repay amounts owed under the indenture and the notes, then holders of the New Notes would have a general senior unsecured claim against our remaining assets, which claim would be effectively subordinated to secured debt to the extent of the value of the collateral securing such secured debt.

        The ability of the trustee to foreclose on the collateral may be limited.

        Bankruptcy law could prevent the trustee from repossessing and disposing of the collateral upon the occurrence of an event of default if a bankruptcy proceeding is commenced by or against us before the trustee repossesses and disposes of the collateral. Under bankruptcy law, secured creditors such as the holders of the New Notes are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral. The court may find "adequate protection" if the debtor pays cash or grants additional security for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the New Notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        In addition, the trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on the secured property because lenders that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the trustee may decline to foreclose on the collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of the New Notes. Finally, the trustee's ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the trustee's security interest in the collateral.

        The New Notes are not secured by all our assets, and the liens on the collateral may be subject to limitations.

        Our obligation to make payments on the New Notes will be secured only by the collateral described in this prospectus under "Description of the New Notes—Collateral." In addition, the collateral securing the New Notes will be shared by the Initial Notes and any additional notes issued under the indenture, which may be in an unlimited amount so long as we meet the requirements of the covenant limiting our incurrence of indebtedness and certain other requirements. See "Description of the New Notes—Principal, Maturity and Interest" and "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." Our obligations under our credit facilities will be secured by liens on other significant assets of ours that are not included in the collateral for the New Notes, and the New Notes will therefore be effectively subordinated to the credit facilities to the extent of the value of those other assets.

        The indenture permits the incurrence of certain permitted liens which rank prior to the lien in favor of the trustee. In particular, the indenture permits up to $35.0 million of indebtedness to be secured by liens on the collateral securing the New Notes and ranking ahead of the liens on the collateral in favor of the trustee. We also may acquire additional plants or real property which will not constitute collateral.

        In addition, certain permitted liens (such as liens for taxes, mechanics liens and other similar liens) on properties constituting part of the collateral securing the New Notes that are unquantifiable at this point in time will allow the holder of such lien to exercise rights and remedies with respect to the property subject to such lien that could adversely affect the value of the collateral located at that site and the ability of the trustee or the holders of the New Notes to realize or foreclose upon collateral at that site. See "Description of the New Notes—Certain Covenants—Limitation on Liens."

        Our former use of Arthur Andersen as our independent public accountants will limit your ability to seek recovery from them related to their work and may pose risk to us.

        In June 2002, Arthur Andersen was convicted of federal obstruction of justice charges in connection with its destruction of documents related to Enron Corp. and subsequently ceased conducting business. In order to include audited financial statements in a registration statement, we are required to obtain a consent from the independent public accountants who reported on the financial statements. Arthur Andersen cannot provide consents to include financial statements reported on by them in our registration statement. The report covering the financial statements for our 2000 fiscal year was previously issued by Arthur Andersen and has not been reissued by them. Because we are unable to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen under Section 11 or 12 of the Securities Act for material misstatements or omissions, if any, in the registration statement and prospectus, including the financial statements covered by their previously issued reports. Because Arthur Andersen has ceased conducting business, it is unlikely that you would be able to recover damages from Arthur Andersen for any claim against them.

        If the SEC no longer accepts financial statements audited by Arthur Andersen, this may affect our ability to access the public capital markets unless PricewaterhouseCoopers LLP, our current independent accounting firm, or another independent accounting firm, is able to audit the financial statements for our 2000 fiscal year in a registration statement. Any delay or inability to access the capital markets may have an adverse impact on our business.

        Our controlling stockholders may take actions that conflict with your interests.

        In excess of a majority of the voting power of our capital stock is held by affiliates of Cerberus, which we refer to herein as our majority stockholders. Accordingly, Cerberus controls the power to elect our directors, to appoint members of management and to approve all actions requiring the approval of the holders of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, certain acquisitions or sales of all or substantially all of our assets.

        The interests of our majority stockholders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our majority stockholders, as equity holders, might conflict with your interests as a holder of the New Notes. Our majority stockholders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as holders of the New Notes.

        We may be unable to purchase the New Notes upon a change of control.

        Upon the occurrence of specified "change of control" events, we will be required to offer to purchase the New Notes. We may not have sufficient financial resources to purchase all of the New Notes that holders tender to us upon a change of control offer. Our credit facilities prohibit, and future credit agreements or other agreements relating to our senior indebtedness to which we become a party may prohibit, us from purchasing any of the New Notes as a result of a change of control and/or provide that certain change of control events with respect to us would constitute a default thereunder. In the event a change of control occurs at a time when we are prohibited from purchasing the New Notes, we could seek the consent of our lenders to the purchase of the New Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing the New Notes. In such case, our failure to purchase tendered New Notes would constitute an event of default under the indenture. If, as a result thereof, a default occurs with respect to any of our senior indebtedness, the subordination provisions in the indenture would likely restrict payments to the holders of the New Notes. See "Description of the New Notes—Change of Control." In the event of a simultaneous default under our indenture and under our credit agreement, unless we are able to obtain adequate refinancing, we may not have sufficient cash from our operations to satisfy all of our debt obligations.

        A change of control may be triggered upon a sale of "all or substantially all of our assets"; this standard is not defined under our indenture or under applicable law.

        Pursuant to our indenture, a sale of "all or substantially all of our assets" would trigger a change of control. The indenture does not define the phrase "all or substantially all of our assets" and applicable legal principles and case law in New York, the governing law of the indenture, are unsettled. Accordingly, there is no clearly articulated standard as to when a change of control would be triggered in such a circumstance and when a holder of the New Notes would be entitled to receive from us an offer to purchase the New Notes.

        We may enter into certain transactions that may impair our ability to repay the New Notes.

        Subject to the covenants set forth in the indenture and our credit facilities, we may in the future enter into certain transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a "change of control" under our indenture, but may increase the amount of our indebtedness outstanding at such time, affect our capital structure or otherwise adversely affect the holders of the New Notes.

        Your ability to resell the New Notes may be limited by a number of factors; prices for the New Notes may be volatile.

        The Initial Notes are not listed, nor do we intend to apply for listing of the New Notes, on any securities exchange or on any automated dealer quotation system. The initial purchasers of the Original Notes are not obligated to make a market in the New Notes and any market-making may be discontinued at any time without notice. See "Plan of Distribution." Accordingly, an active or liquid trading market may not develop for these notes. If a market for the New Notes were to develop, the

New Notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

  •
  changes in the overall market for high yield securities;

  •
  changes in our financial performance or prospects;

  •
  the prospects for companies in our industry generally;

  •
  the number of holders of the New Notes;

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  the interest of securities dealers in making a market for the New Notes; and

  •
  prevailing interest rates.

In addition, the market for non-investment grade debt has been historically subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of your notes.

Risks Related to Our Business

        We face significant competition from other glass container producers, as well as from makers of alternative forms of packaging, and our products are subject to consumer taste.

        The glass container industry is a segment of the rigid packaging industry and is a mature, low-growth industry. We and the other glass container manufacturers compete on the basis of price, quality, reliability of delivery and general customer service. Our principal competitors are Owens-Illinois and Saint-Gobain Containers Co., a wholly owned subsidiary of Compagnie de Saint-Gobain. These competitors are larger and have greater financial and other resources than us. If we are unable to continue to compete successfully with them, our operating performance may not generate sufficient cash flow to satisfy our debt obligations under the New Notes.

        In addition to competing directly with Owens-Illinois and Saint-Gobain in the glass container segment of the rigid packaging industry, we also compete indirectly with manufacturers of other forms of rigid packaging, such as aluminum cans and plastic containers. The other forms of rigid packaging compete with glass containers principally on the basis of quality, price, availability and consumer preference. We believe that the use of glass containers for alcoholic and non-alcoholic beverages is subject to consumer taste. Our products may not continue to be preferred by our customers' end-users and consumer preference may shift from glass containers to non-glass containers. A material shift in consumer preference away from glass containers, or competitive pressures from our direct and indirect competitors, could result in a decline in sales volume or pricing pressure and, as a result, our operating performance may not generate sufficient cash flow to satisfy our debt obligations under the New Notes.

        Anheuser-Busch Companies is our largest customer; the loss of Anheuser-Busch as a customer would adversely impact our operating performance.

        Anheuser-Busch, our largest customer, accounted for approximately 43.6%, 36.3% and 32.7% of our net sales for the years ended December 31, 2002, 2001 and 2000, respectively, and is expected to account for an even larger percentage of our net sales in 2003. Our 2002 net sales to Anheuser-Busch were made pursuant to two supply agreements. One agreement covers all the bottles required for Anheuser-Busch's Jacksonville, Florida and Cartersville, Georgia breweries (the "Southeast Contract"). The Southeast Contract extends through 2005 and contains two consecutive two-year options for Anheuser-Busch to renew the agreement. The other agreement, which also extends through 2005, covers the remainder of our sales to Anheuser-Busch. Both agreements may be terminated by Anheuser-Busch prior to December 31, 2005 in certain limited circumstances. The loss of Anheuser-Busch as a customer or a material reduction in Anheuser-Busch's bottle requirements would adversely impact our operating performance and we may not generate sufficient cash flow to service our debt obligations under the New Notes.

        In addition to Anheuser-Busch, our customers are concentrated; the failure to maintain our relationships with our largest customers would adversely affect our operating performance.

        Our ten largest customers, including Anheuser-Busch, accounted for approximately 75.4% of our net sales for 2002. We cannot assure you that we will be able to maintain these relationships. We do not have any written agreements with five of our twenty-five largest customers for 2002 (comprising 10.4% of our net sales for 2002). In addition, an agreement with one of our twenty-five largest customers for 2002 (comprising 2.3% of our net sales for 2002) will expire during 2003. This expiring contract may not be renewed upon its expiration or the terms of any renewal may not be as favorable to us as the terms of the current contract. We recently entered into a multi-year supply agreement effective January 1, 2004 with Snapple Beverage Group, Inc. and Mott's Inc., affiliates of Cadbury Schweppes plc, to supply 100% of their requirements for 16 oz. Snapple bottles and Nantucket Nectars and Yoo-hoo bottles, as well as for several Mott's items. Some of our customer contracts are subject to early termination by our customers in certain circumstances, including upon our material breach of such agreements. In 2002, we lost a customer responsible for approximately 3.9% of our 2001 net sales; although we were able to replace these sales, we may not be able to replace sales to other lost customers in the future. The loss of a number of our larger customers, a significant reduction in sales to these customers or a significant change in the commercial terms of our relationship with these customers could adversely impact our operating performance and, accordingly, we may not generate sufficient cash flow to satisfy our obligations under the New Notes.

        Natural gas, the principal fuel we use to manufacture our products, is subject to widely fluctuating prices.

        Increases in the price of natural gas adversely affect our costs and margins. Since 2000, closing prices for natural gas have fluctuated significantly from a low of $1.830 per million BTUs, or MMBTU, in October 2001 to a high of $9.978 per MMBTU in January 2001, compared to an average price of $2.238 per MMBTU from 1995 through 1999. Since the 2001 price peak, natural gas prices have remained volatile. From January through October 2003, natural gas prices have closed at between $4.430 and $9.133 per MMBTU, with the high being March 2003 and the low being October 2003. Certain of our contracts with our customers incorporate price adjustments based on changes in the cost of natural gas, although the change in pricing may lag behind the cost we incur to obtain natural gas. We have no way of predicting to what extent natural gas prices will rise in the future. Any significant increase could adversely impact our margins and operating performance and, accordingly, we may not generate sufficient cash flow to satisfy our obligations under the New Notes.

        Hostilities in the Middle East or elsewhere may adversely impact energy costs.

        An outbreak or escalation of hostilities between the United States and any foreign power and, in particular, a prolonged armed conflict in the Middle East, could result in a real or perceived shortage of oil and/or natural gas, which could result in an increase in the cost of natural gas prices or energy generally. See "—Natural gas, the principal fuel we use to manufacture our products, is subject to widely fluctuating prices."

        Many factors could adversely affect the successful completion of our planned capital improvements projects.

        We are spending a portion of the net proceeds from the issuance of the Original Notes to finance improvements to the collateral securing the Notes. See "Business—Business Strategy—Continue to reduce costs through productivity and process improvements." Completion of these projects will entail significant risks, such as unforeseen construction, scheduling or engineering problems, unanticipated cost increases or disruption to existing operations. The failure of any project to be completed on time or within budget, or the failure of any project to generate the operational benefits originally contemplated, may adversely impact our operating performance and, accordingly, we may not generate sufficient cash flow to satisfy our obligations under the New Notes.

        If we are unable to obtain our raw materials at favorable prices, it could adversely impact our operating performance.

        Sand, soda ash, limestone, cullet (reclaimed glass), corrugated packaging materials and energy are the principal raw materials we use. If temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors require us to secure our raw materials from sources other than our current suppliers, we may not be able to do so on terms as favorable as our current terms or at all. In addition, material increases in the cost of any of these items on an industry-wide basis could have an adverse impact on our operating performance and cash flows if we are unable to pass on these increased costs to our customers, thereby making it more difficult for us to satisfy our obligations under our New Notes.

        We are involved in a continuous manufacturing process with a high degree of fixed costs. Any interruption in the operations of our manufacturing facilities may impact our operating performance.

        During September 2002, we experienced approximately 15 days of unplanned plant downtime due to the need to perform emergency furnace repairs at two of our operating facilities. This unplanned downtime resulted in approximately $1.1 million of unabsorbed fixed costs that negatively impacted our results of operations for the period ended September 30, 2002 and lowered shipment volume and net sales in that period. These repairs were completed in September 2002 and the furnaces are currently operating. However, due to the extreme operating conditions inherent in some of our manufacturing processes, we may incur similar unplanned business interruptions in the future and such interruptions may adversely impact our operating performance and, as a result, we may not generate sufficient cash flow to satisfy our obligations under the New Notes.

        To the extent that we experience any furnace breakdowns or similar manufacturing problems, we will be required to make capital expenditures and our liquidity may be impaired as a result of these expenditures.

        The seasonality of our business has an adverse effect on our liquidity in the first and fourth quarters.

        Demand for beer, iced tea and other beverages is stronger during the summer months. Because our shipment volume is typically higher in the second and third quarters, we usually build inventory during the fourth and first quarters. In addition, we have historically scheduled shutdowns of our plants for furnace rebuilds and machine repairs in the fourth and first quarters of the year to coincide with scheduled holiday and vacation time under our labor union contracts. These shutdowns, coupled with our contemporaneous inventory build-up, consume working capital and adversely affect our liquidity on a seasonal basis making it more difficult for us to generate sufficient cash flow to satisfy our obligations under the New Notes.

        Organized strikes or work stoppages by unionized employees may have an adverse effect on our operating performance.

        We are party to collective bargaining agreements that cover substantially all of our manufacturing employees. Our current collective bargaining agreements expire in 2005. If our unionized employees were to engage in a strike or other work stoppage prior to such expiration, or if we are unable to negotiate acceptable extensions of those agreements with labor unions resulting in a strike or other work stoppage by the affected workers, we could experience a significant disruption of operations and increased operating costs as a result of higher wages or benefits paid to union members, which could have an adverse impact on our operating performance and, as a result, we may not generate sufficient cash flow to satisfy our obligations under the New Notes.

        We are subject to various regulations that could impose substantial costs upon us and may adversely impact our operating performance.

        Our operations are subject to Federal, state and local laws and regulations that are designed to protect the environment, as well as the safety and health of workers. See "Business—Environmental and Other Governmental Regulations" for a discussion of certain of these laws and regulations. Such laws and regulations frequently change and state and local laws are different in every jurisdiction. Our operations and properties must comply with these legal requirements. In addition, we are required to obtain and maintain permits in connection with our glass- making operations.

        We have incurred, and expect to continue to incur, costs for our operations to comply with such legal requirements, and these costs could increase in the future. Many such legal requirements provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. Certain environmental legal requirements provide for strict, and under certain circumstances, joint and several liability for investigation and remediation of releases of hazardous substances into the environment and liability for related damages to natural resources. They may also impose liability for personal injury or property damage due to the presence of, or exposure to, hazardous substances. It is difficult to predict the future development of such laws and regulations or their impact on our business or results of operations. We anticipate that standards under these types of laws and regulations will continue to tighten and that compliance will require increased capital and other expenditures. A significant order or judgment against us, the loss of a significant permit or license or the imposition of a significant fine or any other liability in excess of, or not covered by, our reserves and/or our insurance could adversely impact our operating performance and, as a result, we may not generate sufficient cash flow to satisfy our obligations under the New Notes.

        In addition, legislation has been introduced at the federal, state and local levels requiring a deposit or tax, or imposing other restrictions, on the sale or use of certain containers, particularly beer and carbonated soft drink containers. Several states have enacted some form of deposit legislation, and others may in the future. The enactment of additional deposit laws or laws, such as mandatory recycling rate requirements, that affect the cost structure of a particular segment or all of the packaging industry could adversely impact our operating performance and, as a result, we may not generate sufficient cash flow to satisfy our obligations under the New Notes.

        Our business may suffer if we do not retain our senior management.

        We depend on our senior management. The loss of services of any of the members of our senior management team could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions and we may be unable to locate or employ such qualified personnel on acceptable terms.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements." The Securities Act does not apply to "forward-looking statements" made in connection with "tender offers." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "will be," "will likely continue," "will likely result," or words or phrases of similar meaning including, among other things, statements concerning:

  •
  our liquidity and capital resources;

  •
  competitive pressures and trends in the glass container or food and beverage industries;

  •
  prevailing interest rates;

  •
  prices for energy, particularly natural gas, and other raw materials;

  •
  improved financial performance as a result of capital improvements;

  •
  legal proceedings and regulatory matters; and

  •
  general economic conditions.

        Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include those discussed under the heading "Risk Factors." We operate in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the Original Notes. Athough not contractually obligated to do so, we also have included in this exchange offer Initial Notes that were not exchanged in the exchange offer that we consummated on August 5, 2003. We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Exchange Notes with like original principal amount. The form and terms of the Exchange Notes are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Exchange Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our outstanding debt.

        On August 5, 2003, we received aggregate net proceeds from the issuance of the Original Notes of approximately $53.4 million. The Original Notes were issued at an issue price of 107.5% of their principal amount.

        No less than 75% of the net proceeds will be used to finance improvements to the collateral securing the Notes or to refinance indebtedness incurred by us to finance improvements to the collateral, in each case in compliance with the indenture. Pending application of such proceeds, a portion of the net proceeds of the Original Notes was used to pay down advances outstanding under our revolving credit facility of approximately $49.7 million.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2003:

    •
    on an actual basis; and

    •
    on a pro forma as adjusted basis after giving effect to the exercise by the underwriters of our equity offering of an option to purchase 1,125,000 additional shares of common stock to cover over-allotment of shares at the initial public offering price of $16.00 per share, as if it had occurred on September 30, 2003.

        You should read this table together with our unaudited financial information and the related notes thereto included elsewhere in this prospectus. For additional information regarding our outstanding indebtedness, see "Unaudited Pro Forma Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Description of Material Indebtedness."

	As of September 30, 2003
	Actual	Pro Forma As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$14,852	$31,682

Long-term debt (including current maturities):
Revolving credit facility	$—	$—
Senior secured notes(1)	353,684	353,684
Capital leases	18,906	18,906
Obligations under the PBGC Agreement	61,774	61,774

Total debt	434,364	434,364

Stockholders' equity:
Preferred stock, 20,000,000 shares authorized and no shares issued and outstanding
Common stock, $0.10 par value; 60,000,000 shares authorized; issued and outstanding: 23,382,343—actual: 24,507,343—pro forma(2)	2,338	2,451
Capital in excess of par value	113,662	130,379
Accumulated deficit	(27,297)	(27,297)
Accumulated other comprehensive loss	(244)	(244)

Total stockholders' equity	88,459	105,289

Total capitalization	$522,823	$539,653

(1)
Includes the premium of $3.75 million received upon issuance of the Original Notes.

(2)
Excludes outstanding options to purchase 337,500 shares of common stock at an exercise price of $2.33 per share that were granted in January 2003 and options to purchase an additional 472,503 shares of common stock granted on September 30, 2003 at an exercise price equal to the initial public offering price of $16.00 per share.

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents certain audited and unaudited historical financial information of our company derived from our financial statements and should be read in conjunction with our financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        We have derived the summary historical financial data as of and for the nine months ended September 30, 2003 and for the one month ended September 30, 2002 from our unaudited condensed financial statements, which include all adjustments, consisting only of normal recurring adjustments, that in our opinion are necessary for a fair presentation of our results for such periods. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

        The historical information with respect to our company as of December 31, 2002 and 2001 and for the four months ended December 31, 2002, the eight months ended August 31, 2002 and the year ended December 31, 2001 has been derived from our financial statements, audited by PricewaterhouseCoopers LLP, independent accountants. These financial statements appear elsewhere in this prospectus.

        The historical information with respect to our company for the year ended December 31, 2000 has been derived from our audited financial statements, which had previously been audited by Arthur Andersen, independent public accountants. These financial statements appear elsewhere in this prospectus. Arthur Andersen has not reissued its report for purposes of the offering. The historical information with respect to our company as of December 31, 2000, 1999 and 1998 and for the years ended December 31, 1999 and 1998 has been derived from our audited financial statements, which had previously been audited by Arthur Andersen. See "Risk Factors—Risks Related to the New Notes—Our former use of Arthur Andersen as our independent public accountants will limit your ability to seek recovery from them related to their work and may pose risk to us."

        Our financial statements as of and for periods subsequent to August 31, 2002 are referred to as the "reorganized company" statements. Our financial statements prior to that date are referred to as "predecessor company" statements. The financial statements for the eight months ended August 31, 2002 give effect to the restructuring and reorganization adjustments and the implementation of fresh start accounting. Our financial results for the year ended December 31, 2002 include two different bases of accounting and, consequently, after giving effect to the reorganization and fresh start adjustments, the financial statements of the reorganized company are not comparable to those of the predecessor company. Accordingly, the operating results and cash flows of the reorganized company and the predecessor company have been separately disclosed.

	Predecessor Company						Reorganized Company
	Years Ended December 31,				Eight Months Ended August 31, 2002		One Month Ended September 30, 2002	Four Months Ended December 31, 2002	Nine Months Ended September 30, 2003
	1998	1999	2000	2001
	(dollars in thousands, except per share data)
Statement of Operations Data:
Net sales	$643,318	$628,728	$629,548	$702,209	$504,195		$54,480	$211,379	$542,771
Cost of products sold	594,256	582,975	603,061	658,641	451,619		50,447	192,434	449,301
Selling and administrative expenses	30,246	28,465	33,222	28,462	19,262		1,942	9,683	20,093
Restructuring, net(1)	4,400	—	—	—	(395)		—	—	—
Related party provisions and charges(2)	—	9,600	—	35,668	—		—	—	—

Income (loss) from operations	14,416	7,688	(6,735)	(20,562)	33,709		2,091	9,262	23,377
Reorganization items, net(3)	—	—	—	—	47,389		—	—
Other income (expense), net	2,384	2,080	5,504	106	673		445	450	(1,416)
Interest expense(4)	(26,570)	(27,279)	(31,035)	(30,612)	(17,948)		(2,571)	(10,381)	(36,805)

Net income (loss)	$(9,770)	$(17,511)	$(32,266)	$(51,068)	$63,823		$(.35)	$(669)	$(14,844)

Basic net income (loss) per share applicable to common stock	$(5.12)	$(5.93)	$(8.82)	$(12.40)	$11.37		$(0.06)	$(0.27)	$(4.40)

Basic weighted average number of common shares outstanding	4,455,466	5,251,356	5,251,356	5,251,356	5,251,356		13,499,995	13,499,995	13,673,557

Diluted net income (loss) per share applicable to common stock	$(5.12)	$(5.93)	$(8.82)	$(12.40)	$1.89		$(0.06)	$(0.27)	$(4.40)

Diluted weighted average number of common shares outstanding	4,455,466	5,251,356	5,251,356	5,251,356	33,805,651		13,499,995	13,499,995	13,673,557

Other Financial Data:
Depreciation and amortization	$52,155	$51,942	$54,900	$54,024	$35,721		$4,653	$18,011	$51,716
Capital expenditures	42,297	53,963	39,805	41,952	42,654		5,448	28,666	80,437
Adjusted EBITDA(5)	73,355	70,208	49,508	69,584	69,134		6,763	27,345	75,101
Ratio of earnings to fixed charges(6)	—	—	—	—	3.9	x	—	—	—
Balance Sheet Data (at end of period):
Cash and cash equivalents	$4,106	$5,278	$4,532	$416				$351	$14,852
Accounts receivable	86,846	53,556	55,818	44,202				42,070	48,336
Inventories	104,329	106,977	125,521	105,573				102,149	130,130
Total assets	640,962	613,037	620,807	530,584				556,397	679,117
Total debt(7)	253,922	253,132	269,279	259,435				298,801	434,364
Redeemable preferred stock	66,643	70,830	76,428	82,026				78,022	—
Total stockholders' equity (deficit) (restated for December 31, 2002)	67,938	46,187	(4,626)	(124,041)				1,499	88,459

(1)
We recorded a net gain for restructuring of $395 for the eight months ended August 31, 2002. The significant components of this net gain included: professional fees of $10,068; direct costs of the restructuring, net of $8,344; savings attributable to the retiree benefit plan modification of ($24,432); and a first mortgage note holder consent fee of $5,625. We recorded a restructuring charge in 1998 as a result of one furnace and one machine being removed from service.

(2)
For 2001, represents the write-off of a receivable from Consumers Packaging and affiliates of $18,221 and the write-off of an advance to G&G Investments of $17,447. For 1999, represents our allocable portion of the write-off of costs relating to a software system.

(3)
Reorganization items, net in the eight months ended August 31, 2002 consist of a net gain for fresh start adjustments of $49,908 and expenses incurred in our Chapter 11 proceedings of $2,519, comprised of: $2,450 of debtor-in-possession facility fees; $1,687 of professional fees; $1,276 of deferred financing fees written off relating to our senior notes, which were repaid on August 30, 2002; and a credit of $2,894 for the reversal of interest expense relating to our senior notes.

(4)
Interest expense for the nine months ended September 30, 2003 includes a $4.3 million charge for the write-off of deferred financing fees and other payments related to debt repaid with proceeds of the initial $300.0 million offering of our senior secured notes. Interest expense for 2000 includes a $1.3 million charge for the write-off of deferred financing fees resulting from the refinancing of a revolving credit facility.

(5)
Adjusted EBITDA is an amount equal to net income (loss) plus restructuring, net, related party provisions and charges, reorganization items, net, interest expense, income taxes, depreciation and amortization, (gain) loss on the sale of fixed assets and other noncash items. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles and is not intended to present a superior measure of financial condition or profitability from those determined under GAAP. Adjusted EBITDA is a primary component of the fixed charge coverage financial covenant under our revolving credit facility and master lease agreement. Adjusted EBITDA, as defined in those agreements, is calculated below. We are required to maintain a fixed charge coverage ratio (Adjusted EBITDA divided by fixed charges) of 0.9:1.0 through September 30, 2003 and 1.0:1.0 thereafter. Not maintaining the required fixed charge coverage is a default under those agreements. The actual fixed charge coverage ratio for each of the four quarters ended December 31, 2002 and September 30, 2003 (the periods under which the agreements were outstanding) was 1.06 and 1.04, respectively. Although our management uses this measure, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

	Predecessor Company					Reorganized Company
					Eight Months Ended August 31, 2002	One Month Ended September 30, 2002	Four Months Ended December 31, 2002	Nine Months Ended September 30, 2003
	Years Ended December 31,
	1998	1999	2000	2001
	(dollars in thousands)
Net income (loss)	$(9,770)	$(17,511)	$(32,266)	$(51,068)	$63,823	$(35)	$(669)	$(14,844)
Restructuring, net	4,400	—	—	—	(395)	—	—	—
Related party provisions and charges	—	9,600	—	35,668	—	—	—	—
Reorganization items, net	—	—	—	—	(47,389)	—	—	—
Interest expense	26,570	27,279	31,035	30,612	17,948	2,571	10,381	36,805
Depreciation and amortization	52,155	51,942	54,900	54,024	35,721	4,653	18,011	51,706
(Gain) loss on fixed asset sales	—	(1,102)	(4,161)	(495)	90	—	(7)	387
Other noncash items	—	—	—	843	(664)	(426)	(371)	1,037

Adjusted EBITDA	$73,355	$70,208	$49,508	$69,584	$69,134	$6,763	$27,345	$75,101

(6)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus one-third of operating lease expense that we believe is representative of the interest factor. There was a deficiency of earnings to fixed charges for the years ended December 31, 1998, 1999, 2000 and 2001, the one month ended September 30, 2002, the four months ended December 31, 2002 and the nine months ended September 30, 2003 of $9.8 million, $17.5 million, $32.3 million, $51.1 million, $0.035 million, $0.7 million and $14.8 million, respectively.

(7)
Total debt as of December 31, 2002 and September 30, 2003 includes our obligations under the PBGC Agreement.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        Our reorganization was effective August 30, 2002. In accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," we adopted the provisions of fresh start accounting, which require, among other things, the allocation of the reorganization value to our assets in relation to their fair values. For accounting purposes, we have recorded the effects of our reorganization in our audited financial statements as if it occurred August 31, 2002.

        The unaudited pro forma balance sheet as of September 30, 2003 gives effect to the exercise by the underwriters of our equity offering of an option to purchase 1,125,000 additional shares of our common stock at the initial public offering price of $16.00 per share, as if it had occurred on September 30, 2003.

        The unaudited pro forma as adjusted statements of operations for the year ended December 31, 2002 and the nine months ended September 30, 2002 and 2003 give pro forma effect, in each case as if they had occurred on January 1, 2002, to:

(i)
our reorganization and transactions directly related thereto, including:

•
the repayment of $50.0 million aggregate principal amount of the Senior Notes, which occurred on August 30, 2002;

•
borrowings under our $20.0 million term loan facility, which were made on August 30, 2002;

•
the PBGC Agreement;

•
the application of fresh start accounting, which consists of the revaluation of certain of our assets and liabilities; and

•
the elimination of certain non-recurring charges that were directly associated with the reorganization;

(ii)
the issuance of our Initial Notes and the application of the proceeds therefrom including:

•
the repayment of $150.0 million of indebtedness under the First Mortgage Notes and $20.0 million under the senior secured term loan; and

•
termination of certain equipment leases by purchasing from the lessors the equipment leased thereunder;

(iii)
the issuance of the Original Notes, and the application of the proceeds therefrom; and

(iv)
the sale by us of 8,625,000 shares of our common stock in our equity offering at the initial public offering price of $16.00 per share, the redemption of all of our series C participating preferred stock and the issuance of 2,382,348 shares of common stock in connection with such redemption.

        The unaudited pro forma financial statements should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus.

        The unaudited pro forma and pro forma as adjusted data are not necessarily indicative of our results of operations or financial position had these transactions taken place on the dates indicated and are not intended to project our results of operations or financial position for any future period or date.

UNAUDITED PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 2003

	Reorganized Company
	September 30, 2003 As Reported	Equity Offering Adjustments(1)		Pro Forma As Adjusted
	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$14,852	$16,830	(1)	$31,682
Accounts receivable	48,336			48,336
Inventories	130,130			130,130
Other current assets	8,915			8,915

Total current assets	202,233	16,830		219,063
Property, plant and equipment, net	455,082			455,082
Other assets	14,760			14,760
Intangible assets	7,042			7,042

	$679,117	$16,830		$695,947

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings under revolving credit facility	$—	$—		$—
Current maturities of long-term debt	9,122			9,122
Accounts payable	39,835			39,835
Accrued expenses	20,818			20,818
Accrued interest	5,439			5,439
Accrued compensation and employee benefits	27,375			27,375

Total current liabilities	102,589			102,589
Notes and long-term capital leases	368,158			368,158
Long-term obligation to PBGC	57,084			57,084

Total long-term debt	425,242			425,242
Long-term post-retirement liabilities	40,064			40,064
Other long-term liabilities	22,763			22,763

Total liabilities	590,658			590,658

Stockholders' equity
Common stock	2,338	113	(1)	2,451
Capital in excess of par value	113,662	16,717	(1)	130,379
Accumulated deficit	(27,297)			(27,297)
Accumulated other comprehensive loss	(244)			(244)

	88,459	16,830		105,289

	$679,117	$16,830		$695,947

See Notes to Unaudited Pro Forma Financial Statements.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

	Predecessor Company	Reorganized Company
	Eight Months Ended August 31, 2002	Four Months Ended December 31, 2002	Pro Forma Reorganization Adjustments		Pro Forma Reorganized Company	Senior Secured Notes Adjustments		Pro Forma	Equity Offering Adjustments		Pro Forma As Adjusted
	(dollars in thousands, except per share data)
Net sales	$504,195	$211,379	$—		$715,574	$—		$715,574	$—		$715,574
Costs and expenses:
Cost of products sold	451,619	192,434	1,990	(a)	645,298	5,671	(e)	640,214			640,214
			(745)	(b)		(10,755)	(f)
Selling and administrative expenses	19,262	9,683			28,945			28,945			28,945
Restructuring, net	(395)	—	395	(c)	—			—			—
Related party provisions and charges	—	—			—			—			—

Income from operations	33,709	9,262	(1,640)		41,331	5,084		46,415			46,415
Reorganization items, net	47,389	—	(47,389	)(c)	—			—			—
Other income, net	673	450			1,123			1,123			1,123
Interest expense	(17,948)	(10,381)	(4,341)	(d)	(32,670)	(8,988)	(g)	(46,816)			(46,816)
						(5,158)	(h)

Net income (loss)	$63,823	$(669)	$(53,370)		$9,784	$(9,062)		$722	$—		$722

Preferred stock dividends	$(4,100)	$(3,022)	$(2,291	)(i)	$(9,413)	$—		$(9,413)	$9,413	(i)	$—

Income (loss) applicable to common stock	$59,723	$(3,691)			$371			$(8,691)			$722

Basic net income (loss) per share applicable to common stock	$11.37	$(0.27)			$0.03			$(0.64)			$0.03	(j)

Basic weighted average number of common shares outstanding	5,251,356	13,499,995			13,499,995			13,499,995			24,507,343	(j)

Diluted net income (loss) per share applicable to common stock	$1.89	$(0.27)			$0.03			$(0.64)			$0.03	(j)

Diluted weighted average number of common shares outstanding	33,805,651	13,499,995			13,499,995			13,499,995			24,507,343	(j)

See Notes to Unaudited Pro Forma Financial Statements.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2002

	Predecessor Company	Reorganized Company
	Eight Months Ended August 31, 2002	One Month Ended September 30, 2002	Pro Forma Reorganization Adjustments		Pro Forma Reorganized Company	Senior Secured Notes Adjustments		Pro Forma	Equity Offering Adjustments		Pro Forma As Adjusted
	(dollars in thousands, except per share data)
Net sales	$504,195	$54,480	$—		$558,675	$—		$558,675	$—		$558,675
Costs and expenses:
Cost of products sold	451,619	50,447	1,992	(a)	503,149	4,255	(e)	499,399			499,339
			(909)	(b)		(8,065)	(f)
Selling and administrative expenses	19,262	1,942			21,204			21,204			21,204
Restructuring, net	(395)	—	395	(c)	—			—			—
Related party provisions and charges	—	—			—			—			—

Income from operations	33,709	2,091	(1,478)		34,322	3,810		38,132			38,132
Reorganization items, net	47,389	—	(47,389	)(c)	—			—			—
Other income, net	673	445			1,118			1,118			1,118
Interest expense	(17,948)	(2,571)	(4,274)	(d)	(24,793)	(6,509)	(g)	(35,170)			(35,170)
						(3,868)	(h)

Net income (loss)	$63,823	$(35)	$(53,141)		$10,647	$(6,567)		$4,080	$—		$4,080

Preferred stock dividends	$(4,100)	$(750)	$(2,412	)(i)	$(7,262)	$—		$(7,262)	$7,262(i	)	$—

Income (loss) applicable to common stock	$59,723	$(785)			$3,385			$(3,182)			$4,080

Basic net income (loss) per share applicable to common stock	$11.37	$(0.06)			$0.25			$(0.24)			$0.17	(j)

Basic weighted average number of common shares outstanding	5,251,356	13,499,995			13,499,995			13,499,995			24,507,343	(j)

Diluted net income (loss) per share applicable to common stock	$1.89	$(0.06)			$0.25			$(0.24)			$0.17	(j)

Diluted weighted average number of common shares outstanding	33,805,651	13,499,995			13,499,995			13,499,995			24,507,343	(j)

See Notes to Unaudited Pro Forma Financial Statements.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2003

	Reorganized Company
	Nine Months Ended September 30, 2003	Senior Secured Notes Adjustments		Pro Forma	Equity Offering Adjustments		Pro Forma As Adjusted
	(dollars in thousands, except per share data)
Net sales	$542,771	$—		$542,771	$—		$542,771
Costs and expenses:
Cost of products sold	499,301	602	(e)	499,056			449,056
		(847	)(f)
Selling and administrative expenses	20,093			20,093			20,093

Income from operations	23,377	245		23,622			23,622
Other expense, net	(1,416)			(1,416)			(1,416)
Interest expense	(36,805)	4,597	(g)	(35,294)			(35,294)
		(3,086)	(h)

Net loss	$(14,844)	$1,756		$(13,088)	$—		$(13,088)

Preferred stock dividends	$(7,262)	$—		$(7,262)	$7,262	(i)	$—

Loss applicable to common stock	$(22,106)			$(20,350)			$(13,088)

Basic and diluted net loss per common share	$(4.40)			$(1.49)			$(0.53) (j)

Basic and diluted weighted average number of common shares outstanding	13,673,557			13,673,557			24,507,343 (j)

See Notes to Unaudited Pro Forma Financial Statements.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Notes to Unaudited Pro Forma Balance Sheet

        The unaudited pro forma as adjusted balance sheet as of September 30, 2003 gives effect to the following unaudited pro forma adjustments:

(1)
Reflects the exercise by the underwriters of our equity offering of an option to purchase 1,125,000 additional shares of our common stock to cover over-allotment of shares at the initial public offering price of $16.00 per share.

Proceeds from the issuance of 1,125,000 shares of common stock are as follows:
Amount of the equity offering	$18,000
Less fees of the equity offering	1,170

$16,830

Record the issuance of 1,125,000 shares of common stock pursuant to our equity offering:
Common stock, par value	$113
Common stock, capital in excess of par value	16,717

$16,830

Notes to Unaudited Pro Forma Statements of Operations

        The unaudited pro forma statements of operations for the year ended December 31, 2002 and the nine months ended September 30, 2002 and 2003 give effect to the following unaudited pro forma adjustments:

(a)
Reflects the net increase to the predecessor company's historical depreciation for the effects of the fresh start adjustments for property, plant and equipment and the increase to amortization expense for the effect of fresh start adjustments for intangible assets as follows:

(1)
For the year ended December 31, 2002, the pro forma adjustment reflects depreciation and amortization for the period January 1, 2002 through August 31, 2002.

(2)
For the six months ended June 30, 2002, the pro forma adjustment reflects depreciation and amortization for the period January 1, 2002 through August 31, 2002.

(b)
Reflects the adjustment to pension expense that would have been recorded as if we were a member of the current multiemployer pension plans as of the beginning of the period.

(c)
Reflects the elimination of the predecessor company's restructuring items, net and reorganization items, net that are directly related to the plan of reorganization.

(d)
Pro forma interest expense and amortization of financing costs has been calculated on pro forma debt levels and applicable interest rates assuming the reorganization was consummated as of the beginning of the periods:

	Year Ended December 31, 2002		Nine Months Ended September 30, 2002
Eliminate interest expense on the Senior Notes	$(1,426	)(1)	$(1,426	)(2)
Eliminate amortization of financing fees on the Senior Notes	(154	)(2)	(154	)(2)
Interest on borrowings under the senior secured term loan of $20.0 million at a fixed interest rate of 14%	1,836	(2)	1,851	(2)
Amortization of financing fees on the senior secured term loan	122	(2)	122	(2)
Annual fee on the senior secured term loan	200	(2)	150	(2)
Interest on obligation to the PBGC at an interest rate of 8.9%	3,763	(2)	3,731	(2)

	$4,341		$4,274

  (1)
  Pro forma adjustment reflects interest expense for the period from January 1, 2002 through April 15, 2002.

  (2)
  Pro forma adjustment reflects interest expense for the period from January 1, 2002 through August 31, 2002.

(e)
Reflects the increase to depreciation expense that would result from exercise of the early buyout option of the operating and capital leases as follows:

(1)
For the year ended December 31, 2002, the pro forma adjustment reflects depreciation for the period January 1, 2002 through December 31, 2002.

(2)
For the nine months ended September 30, 2002, the pro forma adjustment reflects depreciation for the period January 1, 2002 through August 31, 2002.

(3)
For the nine months ended September 30, 2003, the pro forma adjustment reflects depreciation for the period from January 1, 2003 through the buyout date.

(f)
Reflects the elimination of rent expense associated with the exercise of the early buyout option of operating leases as follows:

(1)
For the year ended December 31, 2002, the pro forma adjustment reflects elimination of rent expense for the period January 1, 2002 through December 31, 2002.

(2)
For the nine months ended September 30, 2002, the pro forma adjustments reflects elimination of rent expense for the period January 1, 2002 through September 30, 2002.

(3)
For the nine months ended September 30, 2003, the pro forma adjustment reflects elimination of rent expense for the period from January 1, 2003 through the buyout date.

(g)
Reflects the issuance of the Initial Notes. The proceeds of $300.0 million, net of fees and expenses of approximately $11.0 million, classified as long-term financing costs, were used to; repay (1) the indebtedness of $150.0 million under the First Mortgage Notes, (2) $20.0 million under the senior secured term loan and (3) balances outstanding under our revolving credit facility and terminate certain equipment leases by purchase from the lessors the equipment leased thereunder and eliminate a capital lease obligation. Financing costs will be amortized over the term of the related debt.

		Nine Months Ended September 30,
	Year Ended December 31, 2002
		2002	2003
Eliminate interest expense on the First Mortgage Notes	$(17,171)	$(12,953)	$(2,037	) (1)
Eliminate amortization of financing fees on the First Mortgage Notes	(1,120)	(840)	(117	) (2)
Eliminate interest expense on the senior secured term loan	(2,800)	(2,100)	(296	) (2)
Eliminate amortization of financing fees on the senior secured term loan	(184)	(138)	(16	) (2)
Eliminate annual fee on the senior secured term loan	(200)	(150)	—
Interest on borrowings under the Initial Notes of $300.0 million at a fixed interest rate of 11%	33,000	24,750	3,483	(2)
Amortization of financing fees on the Initial Notes	1,100	825	87	(2)
Eliminate interest expense and adjust unused line fee expense on the revolving credit facility	(3,013)	(2,403)	(1,333	) (3)
Eliminate interest on capital lease	(624)	(482)	(73	) (4)
Eliminate write-off of financing fees of the First Mortgage Notes and other payments	—	—	(4,295)

	$8,988	$6,509	$(4,597)

  (1)
  Pro forma adjustment reflects interest expense for the period from January 1, 2003 through February 14, 2003.

  (2)
  Pro forma adjustment reflects interest expense for the period from January 1, 2003 through February 7, 2003.

  (3)
  Pro forma adjustment reflects interest expense for the period from January 1, 2003 through September 30, 2003.

  (4)
  Pro forma adjustment reflects interest expense for the period from January 1, 2003 through February 28, 2003.

(h)
Reflects the interest on borrowings under the aggregate principal amount of $50.0 million Original Notes at a fixed interest rate of 11%, amortization of the premium of $3.75 million and amortization of financing costs.

		Nine Months Ended September 30,
	Year Ended December 31, 2002
		2002	2003
Interest on borrowings under the Original Notes of $50.0 million at a fixed rate of 11%	$5,500	$4,125	$3,285
Amortization of premium on the Original Notes	(395)	(296)	(230)
Amortization of financing fees on the Original Notes	53	39	31

	$5,158	$3,868	$3,086

(i)
Reflects the adjustment of the preferred stock dividends and the elimination of the dividends as a result of the repayment of our series C participating preferred stock and dividends accrued thereon with a portion of the proceeds of our equity offering.

(j)
Basic and diluted weighted average common shares outstanding is comprised of:

		Nine Months Ended September 30,
	Year Ended December 31, 2002
		2002	2003
Common shares prior to the equity offering	13,499,995	13,499,995	13,499,995
Common shares issued upon redemption of series C participating preferred stock	2,382,348	2,382,348	2,382,348
Common shares issued in the equity offering	8,625,000	8,625,000	8,625,000

	24,507,343	24,507,343	24,507,343

Net income (loss) per common share (1) is calculated as:
Net income (loss)	$722	$4,080	$(13,088)
Basic and diluted weighted average common shares outstanding	24,507,343	24,507,343	24,507,343

Basic and diluted net income (loss) per share	$0.03	$0.17	$(0.53)

  (1)
  Following a redemption of preferred stock, the excess of the fair value of the consideration transferred to the holders of preferred stock over the carrying amount of the preferred stock represents a return to the preferred stockholders. Upon completion of the equity offering and the redemption of the series C participating preferred stock, for purposes of the calculation of net income (loss) per share on an actual basis, the excess consideration will be deducted from net income (loss) in the computation of basic and diluted net income (loss) per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes thereto. This discussion contains forward-looking statements. Please see "Forward-Looking Statements" and "Risk Factors" for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.

Overview

  Company Background

        We are the third largest manufacturer of glass containers in the United States, and we are focused solely on this packaging industry segment. In 2002, we estimate that we shipped approximately 18% of U.S. industry volume of glass containers as compared with approximately 43% and 31% of U.S. industry volume shipped by our two largest competitors over that same period. We have nine strategically located facilities where we produce a diverse line of flint (clear), amber, green and other colored glass containers of various types, designs and sizes for the beer, flavored alcoholic beverages, non-alcoholic beverages, liquor and food markets. We manufacture and sell our products to many of the leading producers of products in these categories.

        Senior Secured Notes Offering

        On February 7, 2003, we completed the offering of $300.0 million aggregate principal amount of our Initial Notes, issued under an indenture dated as of February 7, 2003, among the Company and The Bank of New York, as Trustee. The Initial Notes are our senior secured obligations, ranking equal in right of payment with all of our existing and future unsubordinated indebtedness and senior in right of payment to all of our future subordinated indebtedness. The Initial Notes are secured by a first priority lien, subject to certain permitted encumbrances, on substantially all of our existing real property, equipment and other fixed assets relating to our nine operating glass container manufacturing facilities.

        Proceeds from the issuance of the Initial Notes, net of fees, were approximately $289.0 million and were used to repay 100% of the principal amount outstanding under our First Mortgage Notes plus accrued interest thereon (approximately $156.3 million), 100% of the principal amount outstanding under the term loan plus accrued interest thereon and a prepayment fee (approximately $20.4 million) and advances outstanding under our revolving credit facility of approximately $66.9 million, which includes funds for certain of our capital improvement projects. The remaining proceeds of approximately $45.0 million were being used to terminate certain equipment leases by purchasing from the lessors the equipment leased thereunder.

        In connection with the issuance of our Initial Notes, we entered into a Registration Rights Agreement, which required us to offer to the holders of the Initial Notes the opportunity to exchange their original Initial Notes for a like principal amount of new Initial Notes, identical in all material respects to the original Initial Notes, except that the new Initial Notes do not bear legends restricting the transfer thereof. We consummated an exchange offer with respect to $298.8 million of the Initial Notes on August 5, 2003 and issued new Initial Notes in connection with that exchange offer. $1.2 million of the Initial Notes were not exchanged in that exchange offer.

        On August 5, 2003, we completed an offering of an additional $50.0 million of our Original Notes. We received aggregate net proceeds from the issuance of the Original Notes of approximately $53.4 million. The Original Notes were issued at an issue price of 107.5% of their principal amount. The Original Notes were issued under the same indenture as the Initial Notes, as supplemented by a first supplemental indenture, dated August 5, 2003, and their terms are identical in all material respects to our Initial Notes and new Initial Notes, except that the Original Notes currently are subject to certain restrictions on transfer.

        We also entered into a Registration Rights Agreement on August 5, 2003 with respect to the Original Notes. Under this agreement we are required to file a registration statement for New Notes having substantially identical terms as the Original Notes by November 3, 2003, have the registration statement declared effective by January 2, 2004 and consummate the related exchange by February 1, 2004. The exchange offer contemplated herein is intended to satisfy our obligation under the Registration Rights Agreement with respect to our Original Notes.

  Equity Offering

        On September 30, 2003, we consummated an initial public offering of 7,500,000 shares of our common stock, par value $.10 per share, at the initial public offering price of $16.00 per share. The underwriters of our equity offering were Credit Suisse First Boston LLC, Merrill Lynch & Co. and Lehman Brothers Inc. The underwriters had an option to purchase 1,125,000 additional shares of our common stock to cover over-allotment of shares, which they exercised on October 14, 2003. We received net proceeds from our equity offering of approximately $127.8 million. We used approximately $85.3 million of the net proceeds of our equity offering to redeem all of our series C participating preferred stock, including accrued and unpaid dividends thereon. The remainder of the net proceeds will be used to fund working capital and for general corporate purposes. Pending application of these net proceeds, advances outstanding under our revolving credit facility were paid down and the excess funds were invested in short term U.S. government securities. See "Certain Relationships and Related Transactions—Issuance and Redemption of Capital Stock."

        In connection with our equity offering, on September 23, 2003, we executed a three for two split, with no change in our par value, of our common stock issued and outstanding as of, and subsequent to, August 31, 2002.

  Reorganization

        On August 30, 2002, we consummated a significant restructuring of our existing debt and equity securities through a Chapter 11 reorganization. As part of our restructuring, Cerberus, through certain Cerberus-affiliated funds and managed accounts, invested $80.0 million of new equity capital into our company, acquiring 100% of our series C participating preferred stock for $75.0 million and 100.0% of our outstanding common stock for $5.0 million. In addition, we arranged for a $20.0 million term loan facility from Ableco Finance LLC. In connection with the restructuring, we also put in place a new $100.0 million revolving credit facility from various financial institutions. See "Description of Material Indebtedness." In addition, we settled various lawsuits, eliminated certain related party claims and contracts, reduced retiree medical obligations by more than $20.0 million and entered into an agreement with the PBGC settling our outstanding pension liability. The Ableco facility was repaid in full with a portion of the proceeds from the issuance of the Initial Notes. The series C participating preferred stock was redeemed in full with a portion of the proceeds of our equity offering.

        In connection with our reorganization, we repaid $50.0 million aggregate principal amount of the Senior Notes. We also retired our old common stock and series A preferred stock and canceled our series B preferred stock. In connection with our reorganization, our First Mortgage Notes due 2005, aggregate principal amount of $150.0 million, were left unimpaired and remained outstanding. The First Mortgage Notes were subsequently redeemed in full on February 7, 2003 with a portion of the proceeds of the issuance of the Initial Notes.

        The reorganization was consummated on August 30, 2002; however, for accounting purposes, we have accounted for the reorganization and fresh start adjustments as of August 31, 2002, to coincide with our normal financial closing for the month of August. Our financial statements as of and for periods subsequent to August 31, 2002 are referred to as the "reorganized company" statements. All financial statements prior to that date are referred to as "predecessor company" statements. The financial statements for the eight months ended August 31, 2002 give effect to the restructuring and reorganization adjustments and the implementation of fresh start accounting.

  Pension Plan

        Effective December 31, 2001, the Glass Companies Multiemployer Pension Plan was established, created from the merger of our defined benefit pension plan and the Glenshaw Glass defined benefit plan for hourly employees. Anchor, Glenshaw Glass, the Board of Trustees of the Glass Companies Multiemployer Pension Plan and the unions representing certain employees at our company and at Glenshaw Glass participating in the plan considered the Glass Companies Multiemployer Pension Plan to be a multiemployer pension plan.

        In July 2002, the United States Department of Labor notified us that it had determined that the Glass Companies Multiemployer Pension Plan did not meet the definition of a multiemployer plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. Effective July 31, 2002, we entered into the PBGC Agreement to settle our outstanding pension liability. Pursuant to the PBGC Agreement, and collective bargaining agreements with the unions representing our employees, we withdrew from the Glass Companies Multiemployer Pension Plan on July 31, 2002. The PBGC partitioned the assets and liabilities of the Glass Companies Multiemployer Pension Plan into two parts, one part attributable to our employees and former employees, and one part attributable to the employees and former employees of Glenshaw Glass. Our portion of the plan was terminated. The termination was effective July 31, 2002.

        We settled our contingent termination claim with the PBGC as follows: (1) pursuant to the PBGC Agreement, on August 30, 2002, we made a payment of $20.75 million to the PBGC with proceeds from our reorganization; (2) for a period of 120 months, commencing September 2002, we are required to make monthly payments to the PBGC in the amount of $833,333.33; and (3) on August 30, 2002, we granted the PBGC a warrant for the purchase of 711,000 shares of our common stock, with an exercise price of $3.51 per share and a term of 10 years. We repurchased the warrant for $1.5 million on June 9, 2003. We have amended our labor union contracts and, effective August 1, 2002, commenced contributing to the Glass Molders, Pottery, Plastics and Allied Workers and Employees Pension Fund and the Steelworkers Pension Trust for the future service benefits of our hourly employees.

Results of Operations

        Results for 2002 contain two different bases of accounting and, consequently, after giving effect to the reorganization and fresh start adjustments, the historical financial statements of the reorganized company are not comparable to those of the predecessor company and have been separately disclosed.

Nine Months Ended September 30, 2003 Compared to the One Month Ended September 30, 2002 and the Eight Months Ended August 31, 2002

        Net sales.    Net sales for the first nine months of 2003 were $542.8 million compared to net sales of $558.7 million for the period comprising the first nine months of 2002. The decrease in net sales of approximately $15.9 million, or 2.8%, was principally the result of a decrease in unit shipments of approximately 4.1% in the nine months ended September 30, 2003, as compared with the periods comprising the first nine months of 2002, offset by certain price increases. We believe that the negative impact on sales in the early months of 2003 was due to softness in the economy, the effect of the military action against Iraq and the harsh weather conditions experienced during the winter and spring in certain parts of the United States.

        Cost of products sold.    Our cost of products sold in the first nine months of 2003 was $499.3 million, or 92.0% of net sales, while the cost of products sold for the periods comprising the first nine months of 2002 was $502.1 million, or 89.9% of net sales. This decline in margin in 2003 principally was due to the increase in the cost of natural gas, the principal fuel for manufacturing glass, of approximately $15.1 million, or 2.8% of net sales, in the nine months ended September 30, 2003, as compared with the periods comprising the first nine months of 2002. We also incurred costs associated with downtime during the capital improvement project at our Warner Robins, Georgia facility in the third quarter of 2003 and at our Henryetta, Oklahoma facility in the first quarter of 2003. In the first quarter of 2002, we incurred costs associated with downtime during the modernization project at our Elmira, New York facility. In addition, margin was impacted by cost increases, especially for depreciation, offset by additional manufacturing efficiencies due to our cost reduction efforts and by reduced operating lease expense of approximately $7.2 million in the nine months ended September 30, 2003, as a result of the buyout of certain equipment leases.

        Selling and administrative expenses.    Selling and administrative expenses for the nine months ended September 30, 2003 were $20.1 million, or 3.7% of net sales, while selling and administrative expenses for the periods comprising the first nine months of 2002 were $21.2 million, or 3.8% of net sales. The year-to-date decline in selling and administrative expenses resulted from lower personnel and benefit costs incurred in the first nine months of 2003, as compared with the first nine months of 2002. Excluding the effect of restructuring related adjustments in the 2002 third quarter period, selling and administrative expenses declined in the third quarter of 2003.

        Restructuring, net and reorganization items, net.    On August 30, 2002, the effective date of the plan of reorganization, we adopted fresh start reporting pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The adoption of fresh start reporting results in us revaluing our balance sheet to fair value based on our reorganization value. Reorganization costs for the eight months ended August 31, 2002 consisted of a net gain for fresh start adjustments of $49.9 million and expenses incurred in the Chapter 11 proceedings of $2.5 million.

        On August 30, 2002, we completed the reorganization and recorded a net gain for restructuring of $0.4 million during the eight months ended August 31, 2002. The significant components of this net gain include: professional fees—$10.1 million; direct costs of the restructuring—$7.9 million; First Mortgage Note holder consent fee—$5.6 million; monetization of assets—$4.5 million; other fees—$3.9 million; net cost of derivative settlement—$0.2 million; retiree benefit plan modification—($24.4 million); and adjustment to pension liabilities—($8.2 million).

        No comparable costs were incurred in 2003.

        Interest expense.    Interest expense for the third quarter of 2003 was $11.7 million compared to $6.5 million for the periods comprising the third quarter of 2002, an increase of $5.2 million. Interest expense for the first nine months of 2003 was $36.8 million, compared to $20.5 million for the periods comprising the first nine of 2002, an increase of $16.3 million. Interest expense related to the Initial Notes and the Original Notes in 2003 increased $11.1 million, as compared with interest expense related to the First Mortgage Notes in 2002. A noncash write-off of approximately $3.6 million, for deferred fees related to debt repaid with proceeds from the issuance of the Initial Notes, together with payments for the $0.3 million term loan prepayment penalty and the $0.4 million consent fee paid to the First Mortgage Note holders were included in interest expense in 2003 and totaled $4.3 million. Under the PBGC Agreement entered into on August 30, 2002, interest was incurred for the full nine months ended September 30, 2003, as compared to the one month ended September 30, 2002, an increase of approximately $3.7 million. Interest expense in 2002, not recurring in 2003, included a $1.6 million accrual of interest on the Senior Notes. (The Senior Notes were repaid on August 30, 2002 and the related unpaid interest was reversed through a credit to reorganization items, net in August 2002). The overall increase in interest expense was also partially offset by lower average interest rates and lower average borrowings outstanding under the our revolving credit facility in 2003.

        Net income (loss).    We recorded a net loss of $14.8 million in the first nine months of 2003. We recorded net income of $63.8 million in the period comprising the nine months ended September 30, 2002. The restructuring and reorganization items in the period comprising the nine months ended September 30, 2002 were $47.8 million, leaving income of $16.0 million attributable to all other operations.

        The decline in earnings for the first nine months of 2003 was primarily due to the increase in the cost of natural gas, higher interest expense (including a charge in the first quarter of 2003 of $4.3 million for the write-off of deferred fees for debt repaid with proceeds from the Initial Notes and other related payments) and lower sales volumes during that period, offset by an improvement in earnings as a result of cost reductions due to manufacturing efficiencies, certain prices increases and lower operating lease expenses.

Four Months Ended December 31, 2002 and Eight Months Ended August 31, 2002 Compared to Year Ended December 31, 2001

        Net sales.    Net sales for the four months ended December 31, 2002 were $211.4 million and net sales for the eight months ended August 31, 2002 were $504.2 million, compared to $702.2 million in the year ended December 31, 2001. The increase in net sales of approximately $13.4 million was principally a result of general price increases of approximately $8.8 million and a shift in product mix from food and beverages to beer/flavored alcoholic beverages of approximately $4.5 million. Sales volumes were relatively flat year over year. Net sales and sales volume in 2002 were negatively impacted by unplanned downtime due to emergency furnace repairs at two of our operating facilities, which resulted in lower shipment volume in September 2002. These repairs were completed in September 2002 and the furnaces are currently operating.

        Cost of products sold.    Our cost of products sold in the four months ended December 31, 2002 was $192.4 million, or 91.0% of net sales, and cost of products sold in the eight months ended August 31, 2002 was $451.6 million, or 89.6%of net sales, while the cost of products sold for the year ended December 31, 2001 was $658.6 million, or 93.8% of net sales. This improvement in margin in 2002 principally reflects the decline in the cost of natural gas, the principal fuel for manufacturing glass, of approximately $14.0 million. The decline in the price of natural gas in 2002, as compared with 2001, resulted in net margin improvement of approximately $3.8 million, net of the energy price recovery program. Additional manufacturing efficiencies, due to our cost reduction efforts, and lower inventory storage costs, resulting from the lower levels of inventory, also favorably impacted cost of products sold. These improvements were partially offset by increases in other costs, such as insurance, fringe benefits and costs associated with downtime during the modernization project at the Elmira, New York facility. In addition, the furnace disruption discussed above resulted in extra costs incurred in the four months ended December 31, 2002 of approximately $1.8 million. With the implementation of Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangible Assets, effective as of January 1, 2002, goodwill is no longer amortized. Goodwill amortization expense was $3.0 million in the year ended December 31, 2001.

        Selling and administrative expenses.    Selling and administrative expenses for the four months ended December 31, 2002 were $9.7 million, or 4.6% of net sales, selling and administrative expenses for the eight months ended August 31, 2002 were $19.3 million, or 3.8% of net sales, while selling and administrative expenses for the year ended December 31, 2001 were $28.5 million, or 4.0% of net sales.

        Restructuring, net and reorganization items, net.    On August 30, 2002, the effective date of the plan of reorganization, we adopted fresh start reporting pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The adoption of fresh start reporting results in us revaluing our balance sheet to fair value based on our reorganization value. Reorganization costs for the eight months ended

August 31, 2002 consisted of a net gain for fresh start adjustments of $49.9 million and expenses incurred in the Chapter 11 proceedings of $2.5 million.

        On August 30, 2002, we completed the reorganization and recorded a net gain for restructuring of $0.4 million during the eight months ended August 31, 2002. The significant components of this net gain include: professional fees—$10.1 million; direct costs of the restructuring—$7.9 million; First Mortgage Note holder consent fee—$5.6 million; monetization of assets—$4.5 million; other fees—$3.9 million; net cost of derivative settlement—$0.2 million; retiree benefit plan modification—($24.4 million); and adjustment to pension liabilities—($8.2 million).

        Interest expense.    Interest expense for the four months ended December 31, 2002 was $10.4 million and interest expense for the eight months ended August 31, 2002 was $17.9 million, compared to $30.6 million for the year ended December 31, 2001, a decrease of $2.3 million. There was no accrual of interest on the Senior Notes from April 15, 2002, the petition date, through August 30, 2002, the date of the repayment of the principal amount of the Senior Notes. Interest expense on the Senior Notes was accrued for the full year of 2001 compared to an accrual of three and one-half months for 2002, resulting in a year over year reduction of $3.5 million in interest expense. Interest expense was also reduced due to lower average interest rates and lower average borrowings outstanding under our revolving credit facilities in 2002, offset by interest expense related to the PBGC Agreement and the term loan facility.

        We expect that contractual interest payments in 2003, and subsequent years, will increase as a result of the issuance of the Initial Notes and the Original Notes. Annual contractual interest on the Initial Notes and the Original Notes is $38.5 million. See "—Overview—Senior Secured Notes Offering."

        Net income (loss).    We recorded a net loss of $0.6 million and net income of $63.8 million in the four months ended December 31, 2002 and the eight months ended August 31, 2002, respectively. The restructuring and reorganization items were $47.8 million, leaving income of $15.4 million attributable to all other operations. We recorded a net loss of $51.1 million in the year ended December 31, 2001. The related party provision and charges were $35.7 million, leaving a loss of approximately $15.4 million in 2001 attributable to all other operations. The improvement in earnings results for 2002 was due to general price increases and a favorable mix of business opportunities.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Net sales.    Net sales for 2001 were $702.2 million compared to $629.5 million for 2000. This $72.7 million, or 11.5%, increase in net sales was principally a result of the 12.0% increase in shipment volume (approximately $73.0 million), particularly in the beer product line, primarily associated with our agreement with Anheuser-Busch to provide all the bottles for the Anheuser-Busch Jacksonville, Florida and Cartersville, Georgia breweries, beginning in 2001. In addition, net sales increased approximately $21.5 million as a result of the natural gas related price recovery program discussed below, together with general price increases. Net sales in the first six months of 2001 were negatively impacted by $23.8 million due to a change in the way certain packaging materials were sold to one of our customers. For the period of February through June of 2001, sales to this customer reflected prices exclusive of packaging materials, which were furnished by the customer. This change resulted in a comparable reduction in cost of products sold in 2001.

        Cost of products sold.    Our cost of products sold for 2001 was $658.6 million, or 93.8% of net sales, while the cost of products sold for 2000 was $603.0 million, or 95.8% of net sales. This increase in the cost of products sold principally reflects the increases in net sales noted above. Productivity improvements of approximately $7.0 million were offset by increases in other costs, such as raw material and labor costs of approximately $5.4 million. In addition, we continued to experience significant increases in the cost of natural gas as compared to the preceding year. These increased prices for natural gas, the principal fuel for manufacturing glass, increased costs by approximately $12.5 million compared to the year 2000. Energy costs declined in the second half of 2001 and at year-end were in line with historical levels. In the second half of 2000, we initiated a price recovery program for the escalating natural gas costs incurred. Under our price recovery program, we seek to recover the abnormally high energy costs that began to materialize in the latter half of 2000. The relief, in the form of additional customer invoicing and/or price increases, is subject to customer agreements. As a result, actual recovery may lag actual excess costs incurred. Certain of these price increases have been on-going. Recoveries through this program in 2001, together with general price increases, totaled approximately $21.5 million and is included in net sales.

        Related party provisions and charges.    Prior to our reorganization, Consumers Packaging indirectly owned, on a fully-diluted basis, approximately 59.0% of our capital stock. In August 2001, Consumers Packaging and Owens-Illinois announced an agreement whereby Owens-Illinois was to acquire Consumers Packaging's glass-producing assets as well as our capital stock held by Consumers Packaging. The stock sale from Consumers Packaging to Owens-Illinois never materialized as our stock was cancelled under the plan of reorganization. However, as a result of the announcement of the proposed purchase by Owens-Illinois and Consumers Packaging's bankruptcy in Canada, we recorded a charge to earnings during 2001 of $18.2 million ($25.0 million in receivables and a $1.8 million investment in common shares of Consumers Packaging, net of $8.6 million in payables). We also recorded a provision of $17.4 million against an advance to an affiliate as a related party provision on the statement of operations.

        Selling and administrative expenses.    Selling and administrative expenses for 2001 were $28.5 million and for 2000 were approximately $33.2 million. This decrease was attributable to a focus on overall cost reduction, including reducing personnel related costs, data processing costs and support costs of related parties, including fees under the management agreement with G&G Investments, offset by increased legal and professional fees.

        Other income, net.    Other income net decreased to $0.1 million in 2001 from $5.5 million in 2000. Other income for 2000 included the gain on the sale (of approximately $6.1 million) of our previously closed Houston, Texas glass container manufacturing facility and certain related operating rights to Anheuser-Busch, offset by the write down of approximately $1.2 million on 1,842,000 shares of Consumers Packaging common stock to reflect the investment at fair value.

        Interest expense.    Interest expense for 2001 was approximately $30.6 million compared to $31.0 million in 2000, a decrease of 1.4%. Interest expense in 2000 included the write-off of certain financing fees of $1.3 million. Excluding this item, interest increased primarily due to interest on higher average outstanding borrowings under our revolving credit facility at the time, offset by lower interest rates and less net interest incurred on related party liabilities.

        Net loss.    We had a net loss in 2001 of approximately $51.1 million compared to a net loss in 2000 of approximately $32.3 million. The related party provision and charges was $35.7 million, leaving us a loss of approximately $15.4 million in 2001 attributable to all other operations. The results of 2000 included a gain on the sale of the previously closed Houston, Texas glass container manufacturing facility of approximately $4.1 million and a gain of approximately $2.0 million on the sale of certain operating rights related to the Houston, Texas facility, both included in "Other income, net" above. The 2000 results also included approximately $5.4 million of unabsorbed expenses associated with our extended year-end shutdown period in 2000, a $1.2 million write down on shares of Consumers Packaging common stock to reflect the investment at fair value and a write-off of $1.3 million related to the refinancing of our former credit facility.

Liquidity and Capital Resources

        Our principal sources of liquidity are funds derived from operations and borrowings under our credit facility. We believe that cash flows from our operating activities, combined with funds from our equity offering, the issuance of the Original Notes and available borrowings under our revolving facility will be sufficient to support our operations and liquidity requirements for the foreseeable future, although we cannot assure you that this will be the case. Peak operating needs are in the spring, at which time working capital borrowings are significantly higher than at other times of the year.

  Reorganization

        As part of our restructuring:

  •
  The holders of our First Mortgage Notes retained their outstanding $150.0 million of First Mortgage Notes and received a consent fee of $5.6 million for the waiver of the change-in-control provisions, the elimination of pre-payment premiums and certain non-financial changes to the terms of the First Mortgage Notes, including the release of Consumers U.S. as a guarantor. Our First Mortgage Notes were repaid in cash with proceeds of the Initial Notes.

  •
  Our Senior Notes were repaid in cash at 100% of their principal amount.

  •
  The holders of our series A preferred stock (which had a then current accrued liquidation value of approximately $83.6 million) were entitled to receive a cash distribution of $22.5 million in exchange for their shares, of which $21.1 million was paid through June 30, 2003 (and the remainder of which is expected to be paid in 2003), and the series A preferred stock was canceled.

  •
  Our series B preferred stock (which had a then current accrued liquidation value of approximately $105.7 million) and common stock and warrants were canceled and the holders received no distribution under the plan of reorganization.

  •
  We entered into the PBGC Agreement, whereby the PBGC has proceeded in accordance with procedures under ERISA to partition the assets and liabilities of the Glass Companies Multiemployer Pension Plan and terminate our portion. At August 30, 2002, we paid $20.75 million to the PBGC and entered into a ten-year payment obligation, which is more specifically described under "—Overview—Pension Plan."

  •
  All of our other unaffiliated creditors, including trade creditors, were unimpaired and have been or will be paid in the ordinary course.

  Cash Flows

        Operating activities.    Operating activities consumed $10.7 million in cash in the first nine months of 2003, as compared to cash provided in the one month ended September 30, 2002 and the eight months ended August 31, 2002 of $10 million and $53.1 million, respectively. This increase in cash consumed reflects the decline in earnings, before consideration of restructuring and reorganization items, of approximately $30.8 million and changes in working capital items. Inventory levels increased approximately $28.0 million and current liabilities declined approximately $22.4 million from year-end 2002 levels. Although we have historically built inventory in the first quarter of the year, we built slightly higher than normal inventory levels in the first and second quarters of 2003 as a result of the lower shipment volume in the first half of 2003 caused by the effects of the temporary softness in the economy and winter weather. In addition, as a result of higher natural gas prices, net cash outlays for natural gas purchases in the nine months ended September 30, 2003 increased approximately $15.1 million, as compared to the same period of 2002. Furthermore, interest payments in the first nine months of 2003 were approximately $31.7 million, as compared to approximately $12.2 million in the period comprising the first nine months of 2002.

        Operating activities provided $23.1 million in cash in the four months ended December 31, 2002 and $53.1 million in the eight months ended August 31, 2002, as compared to cash provided of $37.5 million in the year ended December 31, 2001. This increase in cash provided reflects an improvement in earnings of approximately $30.8 million and changes in working capital items. Accounts receivable and inventory levels decreased approximately $3.6 million and $3.4 million, respectively, in 2002. We historically build inventory in the fourth and first quarters of the year in anticipation of seasonal demands during the second and third quarters. In the fourth quarter of 2002, inventory levels increased approximately $13.0 million, funded primarily by operations. As a result of lower natural gas prices, net cash outlays for natural gas purchases in the twelve months ended December 31, 2002 decreased approximately $3.8 million as compared to the year ended December 31, 2001. We contributed approximately $7.6 million to the multiemployer pension plans in 2002, compared to $7.4 million contributed to the prior benefit pension plan in 2001.

        Investing activities.    Cash consumed in investing activities was $107.1 million ($80.4 million of capital expenditures) in the first nine months of 2003, as compared to $54.8 million ($48.1 million of capital expenditures) for the periods comprising the first nine months of 2002. We recently completed several projects to expand and improve overall productive capacity, including

  •
  in the third quarter of 2003, a $27.5 million project at our Warner Robins, Georgia facility, including approximately $10.7 million of betterment investment;

  •
  in the first quarter of 2003, a $28.0 million project at our Henryetta, Oklahoma facility, including approximately $13.4 million of betterment investment; and

  •
  in the first quarter of 2002, an investment of approximately $16.6 million and completion of the $31.0 million modernization project at our Elmira, New York facility.

        In the first quarter of 2003, we used approximately $45.0 million of the proceeds from the offering of the Initial to terminate certain equipment leases by purchasing from the respective lessors the equipment leased thereunder (of which approximately $39.2 million is included in investing activities and approximately $5.5 million is included in financing activities). In addition, we financed $10.0 million of equipment under its master lease agreement.

        Cash consumed in investing activities was $18.1 million in the four months ended December 31, 2002 and $49.5 million in the eight months ended August 31, 2002, as compared to $30.9 million in the year ended December 31, 2001. Capital expenditures were $28.7 million in the four months ended December 31, 2002 and $42.6 million in the eight months ended August 31, 2002, as compared to $42.0 million in the year ended December 31, 2001. We invested approximately $31.0 million in the now completed modernization project at the Elmira, New York facility, of which $18.6 million was invested in 2002. To fund capital expenditures as provided for under the terms of the indentures outstanding at the time, we applied cash deposited into escrow of $10.0 million and $13.3 million, respectively, in 2002 and 2001, which represented the proceeds of leasing and sale-leaseback transactions.

        Financing activities.    Net cash provided for financing activities was $132.3 million in the nine months ended September 30, 2003. The net financing activities in 2003 principally reflects the net proceeds of our equity offering of $111.0 million (not including proceeds received from the underwriters' purchase of additional shares to cover over-allotment of shares, which were received in October 2003) and the use of proceeds for the cash redemption of our series C participating preferred stock of $85.2 million, the proceeds of the offering of the Original Notes of $53.4 million, and the proceeds of the offering of the Initial Notes and repayment of the First Mortgage Notes and the term loan.

        On August 30, 2002, pursuant to the PBGC Agreement, we granted the PBGC a warrant for the purchase of 711,000 shares of its common stock. In June 2003, we repurchased all of the outstanding warrants held by the PBGC for a negotiated price of $1.5 million.

        Net cash consumed in financing activities was $5.0 million in the four months ended December 31, 2002 and $3.7 million in the eight months ended August 31, 2002, as compared to $10.7 million in the year ended December 31, 2001. The net financing activities in 2002 principally reflect the reorganization transactions, consisting of $80.0 million of proceeds from the issuance of capital stock, $20.0 million of proceeds from the issuance of the term loan, repayment of the principal balance of $50.0 million on the Senior Notes, payment of $20.75 million under the PBGC Agreement and repayment of the advances outstanding under the former debtor-in-possession facility of approximately $47.9 million.

  Debt and Other Contractual Obligations

        In February 2003, we completed an offering of our Initial Notes. On August 5, 2003, we sold our Original Notes. See"—Overview—Senior Secured Notes Offering".

        Under a master lease agreement entered into in December 2002, we leased equipment in an amount of $20.0 million in the aggregate. We financed $10.0 million of equipment in December 2002 and an additional $10.0 million of equipment in March 2003, each under a lease term of five years. The master lease agreement is structured as a capital lease under GAAP. For each group of equipment items we agreed to lease, we entered into an equipment schedule that applied the terms of the master lease to such equipment.

        In August 2002, in connection with our reorganization, we entered into a ten-year payment obligation under the PBGC Agreement. We are required to make monthly payments to the PBGC in the amount of $833,333.33. The balance under this obligation was approximately $61.8 million at September 30, 2003.

        On October 24, 2003, there were no advances outstanding under our revolving credit facility and our borrowing availability was approximately $81.7 million. Outstanding letters of credit on this facility were approximately $7.6 million.

        The obligations under our revolving credit facility are secured by a first priority security interest in all of our inventories, receivables, general intangibles and proceeds therefrom. In addition, our revolving credit facility contains customary negative covenants and restrictions for transactions including, without limitation, restrictions on indebtedness, liens, investments, fundamental business changes, asset dispositions outside of the ordinary course of business, certain junior payments, transactions with affiliates and changes relating to indebtedness. Our revolving credit facility requires that we meet a quarterly fixed charge coverage test, unless minimum availability declines below $10.0 million in which case we must meet a monthly fixed charge coverage test.

        Commitments for the principal payments and interest required on long-term debt (which excludes our revolving credit facility), including capital leases and other contractual obligations, are as follows:

	Last three months of 2003	2004	2005	2006	2007 and thereafter	Total
	(dollars in thousands)
Long-term debt(1)	$—	$—	$—	$—	$350,000	$350,000
Capital leases(2)	1,056	4,600	4,100	4,100	5,050	18,906
Interest on above obligations(1)(2)	360	40,100	40,100	40,100	251,800	372,460
Payments under PBGC Agreement	2,500	10,000	10,000	10,000	57,500	90,000
Operating leases	1,500	4,000	3,200	3,000	12,200	23,900

	$5,416	$58,700	$57,400	$57,200	$676,550	$855,266

(1)
Includes the obligations under the Initial Notes and the Original Notes.

(2)
Includes the capital lease obligations under the master lease discussed above.

        In addition to the above, we are obligated to pay approximately $3.9 million annually related to our post-retirement benefit plan and approximately $5.2 million annually to multiemployer plans for the future service benefits of our hourly employees.

        Our series C participating preferred stock was entitled to receive dividends, at a rate per annum equal to 12%. Dividends were payable quarterly in cash, if and when declared by the board of directors and, to the extent not declared and paid currently with respect to any quarterly period, accrued and compounded quarterly. Our series C participating preferred stock was subject to redemption at our option at any time in whole but not in part at a redemption price equal to the sum of (i) $1,000 per share plus all accrued and unpaid dividends on such share computed to the date of redemption and (ii) 15% of the fair market value of all of the outstanding shares of common stock divided by the number of outstanding shares of series C participating preferred stock. The portion of the redemption price specified in clause (ii) of the preceding sentence would have been, at our option, payable either in cash or in shares of common stock. The series C participating preferred stock was redeemed in full with a portion of the proceeds of our equity offering. The portion of the redemption price specified in clause (ii) above was paid through the issuance of 2,382,348 shares of our common stock.

  Capital Expenditures

        Capital expenditures were approximately $80.4 million in the first nine months of 2003 and are expected to total approximately $108 million and $55 million in 2003 and 2004, respectively. The capital expenditures in the remainder of 2003 include capital improvement projects at our Salem, New Jersey and Lawrenceburg, Indiana facilities. Our principal sources of liquidity for funding of the remaining 2003 and our 2004 capital expenditures are expected to be the proceeds from the offering of the Original Notes, funds derived from operations and our equity offering and borrowings under our revolving credit facility. See "Business—Our Business Strategy—Continue to reduce costs through productivity and process improvements" for a discussion of certain capital improvements we intend to make.

  Off-Balance Sheet Arrangements

        Except for operating lease commitments as disclosed in the table of contractual obligations above, we are not party to off-balance sheet arrangements.

Qualitative and Quantitative Disclosures About Market Risk

        Our revolving credit facility is subject to interest rates based on a floating benchmark rate (the prime rate or eurodollar rate), plus an applicable margin. The applicable margin was fixed through February 2003, and thereafter became a fixed spread based on our level of excess availability. A change in interest rates under the revolving credit facility could have an impact on results of operations. A change of 10.0% in the market rate of interest would impact interest expense by approximately $0.2 million based on average borrowings outstanding during 2003. Our long-term debt instruments are subject to fixed interest rates and, in addition, the amount of principal to be repaid at maturity is also fixed. Therefore, we are not subject to market risk from our long-term debt instruments. Fewer than 1.0% of our net sales are denominated in currencies other than the U.S. dollar, and we do not believe our total exposure to currency fluctuations to be significant. Through the purchase of natural gas futures, we have hedged certain of our estimated natural gas purchases, typically over a maximum of six to twelve months, although we currently have hedges in place extending through December 2004. We do not enter into such hedging transactions for speculative trading purposes but rather to lock in energy prices. Also, we have entered into put and call options for purchases of natural gas. Accounting for these derivatives may increase volatility in earnings.

Impact of Inflation

        The impact of inflation on our costs, and the ability to pass on cost increases in the form of increased sales prices, is dependent upon market conditions. While the general level of inflation in the domestic economy has been relatively low, we have experienced significant cost increases in specific materials and energy and have not been fully able to pass on these cost increases to our customers for several years, although we did realize some price increases in 2001 and 2002, primarily due to the abnormally high energy costs experienced in 2001. Since 2000, closing prices for natural gas have fluctuated significantly from a low of $1.830 per MMBTU in October 2001 to a high of $9.978 per MMBTU in January 2001, compared to an average price of $2.238 per MMBTU from 1995 through 1999. Since the 2001 price peak, natural gas prices have remained volatile. From January through October 2003, natural gas prices have closed at between $4.430 and $9.133 per MMBTU, with the high being March 2003 and the low being October 2003. See "Risk Factors—Risks Related to Our Business—Natural gas, the principal fuel we use to manufacture our products, is subject to widely fluctuating prices."

Critical Accounting Policies and Estimates

        Our significant accounting policies are disclosed in Note 1 and other notes to the annual financial statements included herein. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates. The most significant accounting estimates inherent in the preparation of our financial statements form the basis for reserves with respect to areas such as post-retirement benefits, environmental reserves, insurance reserves and valuation allowances to reduce deferred tax assets. Estimates and judgments are based on historical experience and other factors believed to be reasonable in the circumstances. Management continually reviews its accounting policies for application and disclosure in the financial statements.

        Post-retirement benefits—Post-retirement benefit obligations are based on various assumptions including, discount rate, health care cost trend rates, retirement and mortality rates and other factors. Actual results that differ from the assumptions affect future expenses and obligations. A one percentage point increase in the assumed healthcare cost trend rate would increase the accumulated post-retirement benefit obligation as of December 31, 2002 by approximately $3.5 million and the net post-retirement healthcare cost for the four months ended December 31, 2002 by approximately $0.3 million. A one percentage point decrease in the assumed healthcare cost trend rate would decrease the accumulated post-retirement benefit obligation as of December 31, 2002 by approximately $3.1 million and the net post-retirement healthcare cost for the four months ended December 31, 2002 by approximately $0.3 million.

        Environmental reserves—Reserves have been established for potential environmental liabilities, including known or projected remediation projects and projected exposure at third-party sites. These reserves require that we make significant estimates. Changes in facts and circumstances, from those upon which our estimates are based, could result in material changes to our environmental liabilities as reported.

        Insurance reserves—These reserves are determined based upon reported claims in process and actuarial estimates for losses incurred but not reported, based upon historical claims. A material change in actual reported claims would likely result in material changes to the reserves as reported.

        Deferred tax assets—We use the liability method accounting for income taxes. If, on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, an assessment is made as to whether or not a valuation allowance is required to offset deferred tax assets. Since realization is not assured as of December 31, 2002, we have deemed it appropriate to establish a valuation allowance against the net deferred tax assets. This assessment includes anticipating future taxable income and our tax planning strategies and is made on an ongoing basis. Consequently, future material changes in the valuation allowance are possible.

        Property, plant and equipment—Property, plant and equipment expenditures are capitalized and recorded at cost. For financial statement purposes, these assets are depreciated generally using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged directly to expense as incurred. We make estimates regarding the useful lives of these assets and any changes in the actual lives could result in material changes in the net book value of these assets. We evaluate the recoverability of our long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. This analysis requires us to make significant estimates and assumptions, and changes in facts and circumstances could result in material changes in the carrying value of the assets.

New Accounting Standards

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangible Assets. SFAS No. 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. SFAS No. 142 also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives will continue to be amortized over their useful lives, but those lives will no longer be limited to forty years. For the financial statements of the predecessor company, it was determined that our fair value was greater than the carrying amount of our net assets and no goodwill impairment has resulted from the adoption of SFAS No. 142.

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144—Accounting for the Impairment or Disposal of Long-Lived Assets, that addresses financial reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121 and the reporting provisions of Accounting Principles Board Opinion No. 30—Reporting the Results of

Operations, for the disposal of a segment of a business. We have determined that the impact of adopting SFAS No. 144 is not material. Assets previously held for sale have been reclassified as operating property, plant and equipment as required by SFAS No. 144.

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143—Accounting for Asset Retirement Obligations, that addresses the accounting for the recognition of liabilities associated with the retirement of long-lived assets. We adopted the requirements of SFAS No. 143 concurrent with fresh start accounting and have determined that the impact of adopting SFAS No. 143 is not material.

        In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145—Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections regarding the accounting of gains and losses from the extinguishment of debt and to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 is effective for transactions occurring after May 15, 2002. We adopted the requirements of SFAS No. 145 concurrent with fresh start reporting. As a result, $1.3 million was reclassified from extraordinary item to interest expense for the year ended December 31, 2000.

        In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146—Accounting for Exit or Disposal Activities. SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the EITF has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." We have adopted the requirements of SFAS No. 146 concurrent with fresh start accounting and have determined that the impact of adopting SFAS No. 146 is not material.

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45—Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The provisions for initial recognition and measurement for FIN 45 should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. This interpretation did not have a significant effect on our financial position or results of operations.

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148—Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of Statement No. 123. SFAS 148 amends Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have currently adopted the requirements of SFAS 148 and have adopted SFAS 123, on a prospective basis.

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46—Consolidation of Variable Interest Entities. The primary objectives of FIN 46 are to provide guidance on how to identify entities for which control is achieved through means other than through voting rights. The adoption of this interpretation did not impact our financial position or results of operations.

        In January 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150—Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of SFAS 150 will not impact our financial position or results of operations.

THE EXCHANGE OFFER

General

        We sold the Original Notes on August 5, 2003 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

        We sold the Initial Notes on February 7, 2003 in a transaction exempt from the registration requirements of the Securities Act. The initial purchaser of the Initial Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

        We consummated an exchange offer with respect to $298.8 million of the Initial Notes on August 5, 2003 and issued new Initial Notes in connection with that exchange offer.

        In connection with the sale of Original Notes to the initial purchasers, the holders of the Original Notes became entitled to the benefits of an A/B exchange registration rights agreement dated August 5, 2003 between us and the initial purchasers (the "Registration Rights Agreement").

        Under the Registration Rights Agreement, we became obligated to file a registration statement in connection with an exchange offer within 90 days after the original issue date of the Original Notes (the "Issue Date") and use our reasonable best efforts to cause the exchange offer registration statement to become effective within 150 days after the Issue Date. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us.

        Athough not contractually obligated to do so, we also have included in this exchange offer Initial Notes that were not exchanged in the that we consummated on August 5, 2003.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Exchange Notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Exchange Notes accepted in the exchange offer. Holders may tender some or all of their Exchange Notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties, we believe that holders of the New Notes issued in exchange for Exchange Notes may offer for resale, resell and otherwise transfer the New Notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer that acquired Exchange Notes directly from us cannot exchange the Exchange Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives New Notes for its own account in exchange for Exchange Notes, where Exchange Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution" for additional information.

        We will be deemed to have accepted validly tendered Exchange Notes when, as and if we have given oral or written notice of the acceptance of those notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Exchange Notes for the purposes of receiving the New Notes from the issuer and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Securities and Exchange Act of 1934, or the Exchange Act, we will promptly deliver the New Notes upon consummation of the exchange offer or return the Exchange Notes if the exchange offer is withdrawn.

        If any tendered Exchange Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "—Conditions" without waiver by us, certificates for any of those unaccepted Exchange Notes will be returned, without expense, to the tendering holder of any of those Exchange Notes as promptly as practicable after the expiration date.

        Holders of Exchange Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Exchange Notes, pursuant to the exchange offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See "—Fees and Expenses."

Shelf Registration Statement

        If (1) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer; or (2) the exchange offer is not consummated within 180 days of the Issue Date; or (3) in certain circumstances, certain holders of unregistered New Notes so request; or (4) in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the holders and the Trustee written notice thereof, and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes (the "Shelf Registration Statement") and (b) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable notes have been sold thereunder. The foregoing rights are solely for the benefit of the holders of Original Notes and do not apply to the holders of any Initial Notes.

        We will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the Original Notes, we may suspend use of the prospectus included in any Shelf Registration Statement in the event that and for a period of time (a "Blackout Period") not to exceed an aggregate of 60 days in any twelve-month period (1) our board of directors determines, in good faith, that the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on the business, operations or prospects of our company or (2) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and our board of directors determines, in good faith, that any such disclosure would jeopardize the success of the transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

        We will, if and when we file the shelf registration statement, provide to each holder of the Original Notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the Original Notes. A holder that sells Original Notes pursuant to the shelf registration statement generally must be named as a selling security-holder in the related prospectus and must deliver a prospectus to purchasers. A seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the Original Notes also will be bound by applicable provisions of the Registration Rights Agreement, including indemnification obligations. In addition, each holder of Original Notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its Original Notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the Registration Rights Agreement.

Additional Interest

        If we fail to meet the targets listed in the three paragraphs immediately following this paragraph, then additional interest ("Additional Interest") shall become payable in respect of the Original Notes as follows:

        1.     if (A) a registration statement on an appropriate registration form with respect to the exchange offer (the "Exchange Offer Registration Statement") is not filed with the SEC on or prior to 90 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Original Notes at a rate of 0.50% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

        2.     if (A) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to 150 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the Original Notes at a rate of 0.50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

        3.     if (A) we have not exchanged New Notes for all Original Notes validly tendered in accordance with the terms of the exchange offer on or prior to the 180th day after the Issue Date or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all Original Notes have been disposed of thereunder and other than during any Blackout Period relating to such Shelf Registration), then Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days commencing on (x) the 181st day after the Issue Date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided, however, (x) that the Additional Interest rate on the Original Notes may not accrue under more than one of the foregoing clauses (1) - (3) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 2.0% per annum and (y) Additional Interest shall not accrue under clause (3)(B) above during the continuation of a Blackout Period; provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a

Shelf Registration Statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (2) above), or (c) upon the exchange of New Notes for all Original Notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (3) (B) above), Additional Interest on the Original Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

        No Additional Interest shall accrue with respect to notes that are not Registrable Notes, as defined in the Registration Rights Agreement.

        Any amounts of Additional Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the Original Notes.

        The sole remedy available to the holders of the Original Notes will be that described above.

        The right to receive Additional Interest is limited solely to the holders of Original Notes and does not apply to holders of any Initial Notes.

Expiration Date; Extensions; Amendment

        The term "expiration date" means 12:00 midnight, New York City time, on January 26, 2004, which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right:

  (a)
  to delay accepting of any Exchange Notes, to extend the exchange offer or to terminate the exchange offer and not accept Exchange Notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

  (b)
  to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the Exchange Notes.

        We will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the Exchange Notes of the amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

        Without limiting the manner in which we may choose to publicly announce any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

        To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  •
  have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Exchange Notes and any other required documents.

To be validly tendered, the documents must reach the exchange agent by or before 12:00 midnight New York City time, on the expiration date. Delivery of the Exchange Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

        The tender by a holder of Exchange Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

        The method of delivery of Exchange Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 12:00 midnight New York City time, on the expiration date. No letter of transmittal or Exchange Notes should be sent to us.

        Only a holder of Exchange Notes may tender Exchange Notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name Exchange Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose Exchange Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Exchange Notes, either make appropriate arrangements to register ownership of the Exchange Notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an "eligible institution," unless the Exchange Notes are tendered: (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any Exchange Notes listed therein, those Exchange Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Exchange Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Exchange Notes.

        If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act with the letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Exchange Notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any Exchange Notes not properly tendered or any Exchange Notes our acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Exchange Notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Exchange Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Exchange Notes will not be deemed to have been made until irregularities have been cured or waived. Any Exchange Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Exchange Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the right in our sole discretion to:

  (a)
  purchase or make offers for any Exchange Notes that remain outstanding subsequent to the expiration date or, as set forth under "—Conditions," to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

  (b)
  to the extent permitted by applicable law, purchase Exchange Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering Exchange Notes pursuant to the exchange offer, each holder will represent to us that, among other things,

  (a)
  the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

  (b)
  the holder is not engaged in and does not intend to engage in a distribution of the New Notes;

  (c)
  the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

  (d)
  the holder is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Exchange Notes at the depository trust company, or DTC, for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Exchange Notes by causing DTC to transfer the Exchange Notes into the exchange agent's account with respect to the Exchange Notes in accordance with DTC's procedures for transfers. Although delivery of the Exchange Notes may be effected through book-entry transfer into the exchange agent's account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to the depository trust company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their Exchange Notes and

  (a)
  whose Exchange Notes are not immediately available or

  (b)
  who cannot deliver their Exchange Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

  (1)
  the tender is made through an eligible institution;

  (2)
  on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Exchange Notes, the certificate number or numbers of the Exchange Notes and the principal amount of Exchange Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Exchange Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  (3)
  the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Exchange Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of Exchange Notes may be withdrawn at any time by or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.

        To withdraw a tender of Exchange Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

  (a)
  specify the name of the depositor, who is the person having deposited the Exchange Notes to be withdrawn;

  (b)
  identify the Exchange Notes to be withdrawn, including the certificate number or numbers and principal amount of the Exchange Notes or, in the case of Exchange Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (c)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Exchange Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Exchange Notes register the transfer of such Exchange Notes into the name of the depositor withdrawing the tender; and

  (d)
  specify the name in which any such Exchange Notes are being registered if different from that of the depositor.

        All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any Exchange Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Exchange Notes withdrawn unless the Exchange Notes so withdrawn are validly retendered. Any Exchange Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Exchange Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time on or prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any New Notes for any Exchange Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

        If we determine in our reasonable discretion that the foregoing condition exists, we may:

  •
  refuse to accept any Exchange Notes and return all tendered Exchange Notes to the tendering holders;

  •
  extend the exchange offer and retain all Exchange Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Exchange Notes to withdraw their tendered Exchange Notes; or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Exchange Notes which have not been withdrawn.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

        Pursuant to the Registration Rights Agreement, we are required to use our reasonable best efforts to file with the SEC a shelf registration statement on or prior to the 90th day after the delivery of a Shelf Notice as required pursuant to Section 2(c) of the Registration Rights Agreement, and thereafter use our reasonable best efforts to cause the shelf registration statement declared effective on or prior to the 150th day after the filing date, if:

  (a)
  the exchange offer is not permitted by law or applicable interpretations of the staff of the SEC; or

  (b)
  the exchange offer is not consummated within 180 days of the Issue Date; or

  (c)
  certain holders of unregistered New Notes so request; or

  (d)
  in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of our) or within the meaning of the Securities Act.

        The rights referred to in the immediately preceding paragraph are solely for the benefit of the holders of the Original Notes and do not apply to holders of any Initial Notes.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to Ms. Giselle Gruadalupe, addressed as follows:

For information by Telephone:

By Mail: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street -7 East New York, New York 10286 Attn: Ms. Giselle Guadalupe	By Hand or Overnight Delivery Service: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street -7 East New York, New York 10286 Attn: Ms. Giselle Guadalupe

By Facsimile Transmission:
(212) 298-1915

(Telephone Confirmation)
(212) 815-6331

Fees and Expenses

        We have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

        The cash expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of The Bank of New York as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Original Notes or the Initial Notes, as the case may be, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Original Notes or the Initial Notes, as the case may be, will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

        Holders of Exchange Notes who are eligible to participate in the exchange offer but who do not tender their Exchange Notes will not have any further registration rights, and their Exchange Notes will continue to be restricted for transfer. Accordingly, such Exchange Notes may be resold only:

  (a)
  to us, upon redemption of the Exchange Notes or otherwise;

  (b)
  so long as the Exchange Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

  (c)
  in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

  (d)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (e)
  under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of Exchange Notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the Exchange Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

Company Overview

        We are the third largest manufacturer of glass containers in the United States. We produce a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets. In 2002, we shipped approximately 6.3 billion glass containers, which we estimate to represent approximately 18% of U.S. industry volume, as compared with approximately 43% and 31% of U.S. industry volume shipped by our two main competitors. Our largest product category, beer bottles, is the largest and fastest-growing segment of our industry and accounted for approximately 48% of our net sales in 2002.

        We focus on product segments that have demonstrated a preference for glass and that have exhibited stronger growth compared to other segments of the glass container industry. In doing so, we seek to capitalize on our ability to deliver high-quality products, our expertise in new product development and our commitment to superior customer service. Our strategy targets category leading alcoholic and nonalcoholic beverage and food companies that use glass containers to differentiate their products and emphasize their premium image to consumers. We believe that providing value-added packaging products to our customers has enabled us to profitably grow our business and develop established relationships with leading customers.

        As a result of this strategy, we recently entered into a multi-year supply agreement effective January 1, 2004 with Snapple Beverage Group, Inc. and Mott's Inc., affiliates of Cadbury Schweppes plc, to supply 100% of their requirements for 16 oz. Snapple bottles and Nantucket Nectars and Yoo-hoo bottles, as well as for several Mott's items. We believe our success in winning this contract reflects our attention to customer service and product quality, as well as our customers' confidence in our financial strength. We continue to pursue new business opportunities with other significant users of glass bottles. We believe such new contracts will form an integral part of our growth in the coming years.

        We operate nine strategically located facilities in the Eastern United States. Our recent recapitalization has provided us with the financial flexibility to fund new capital projects to substantially enhance our productivity, increase our capacity and upgrade our manufacturing facilities. From January 1, 2002 through September 30, 2003, we invested approximately $152 million in our facilities, and have secured sufficient funds for our regularly scheduled maintenance and planned capital initiatives through 2004. Following the completion of these capital improvements, we believe that we will have sufficient capacity over the next few years to meet increased customer demand and anticipated growth from our new contracts without having to undertake significant additional capital improvement projects. We believe these capital improvement initiatives will significantly increase our cash flow.

Our Industry

        The U.S. glass container industry produced approximately 35 billion glass containers in 2002. We believe that the U.S. glass container industry's fundamentals are at their strongest in more than a decade, driven primarily by growth in the sales of glass containers for beer and glass manufacturing capacity rationalization. From 1987 to 2002, the number of operating glass plants in the United States declined significantly, with only three major manufacturers remaining who accounted for over 90% of the U.S. glass container sales in 2002, based on volume. According to a February 2003 Freedonia Group industry study on beverage containers, overall demand for glass is expected to exceed U.S. capacity and grow at an annual rate of approximately 1.0% from 2002 through 2007.

        The beer segment of our industry, which comprised approximately 53% of total glass container shipments and approximately 69% of total beverage container shipments in 2002, has been a strong growth segment with compound annual volume growth of 3.2% from 1990 to 2002. We believe this trend is likely to continue and that sales growth of beer in glass bottles is significantly outpacing sales growth of beer in cans or plastic bottles.

        We believe that the major market conversion from glass to alternative forms of packaging that occurred in recent years is substantially complete. We also believe that glass containers will maintain a leading position in the high-end beverage and food segments due primarily to consumer preferences and the premium image of glass containers. Recent examples of brands that have used glass to convey a premium image include Anheuser World Select, Bacardi Silver and Michelob Ultra. In addition to their premium image, glass containers have certain other advantages over other types of containers. They provide stronger oxygen and carbon dioxide barriers for longer shelf life, better aesthetic and functional qualities, ease of reclamation and recycling and relative cost advantages in small size containers and for small-run products such as microbrews and other specialty beers. In addition, for premium beer products, liquor and wine, value added packaging is used for product differentiation.

Benefits of Our Reorganization Under Chapter 11 of the Bankruptcy Code

        On August 30, 2002, we consummated a reorganization through Chapter 11 of the Bankruptcy Code. As a result of the reorganization, we believe that we are better able to capitalize on the current market opportunities. Some of the benefits from our recent reorganization include:

  •
  Equity sponsorship from Cerberus that has provided us with $80.0 million of new equity capital. In addition, we now have a new board of directors, more effective corporate governance and a refocused and dedicated management team with appropriate incentives and a vested interest in the success of our company.

  •
  Execution of an agreement with the PBGC, which eliminated all of our past-service pension liabilities, replaced by a one-time payment of $20.75 million and a $10.0 million per year fixed payment obligation to the PBGC for ten years.

  •
  Consummation of an agreement with our union employees, which allowed us to enter into multi-employer pension plans that provide for benefits for future service only (at a current cost of approximately $5.0 million per year), so that our benefit obligation is now a fixed contribution obligation rather than a fixed benefit obligation, thereby eliminating market risk.

  •
  Reduction of our retiree medical obligations by approximately $24.4 million.

  •
  Elimination of related party and third party claims and the settlement of our shareholder derivative lawsuit and other disputes.

Our Business Strategy

        Our objective is to create and enhance shareholder value by increasing our revenues and profitability in the North American glass container packaging market. We intend to achieve this objective through significant improvements in our productivity and efficiency. Our ten senior managers average approximately 25 years of industry experience and 11 years of experience with us and have demonstrated an ability to improve our competitive position by improving productivity and operating performance. We intend to achieve our objective through the following key strategy initiatives:

Target category-leading customers in higher growth segments

        We target customers who are leaders in their respective product categories. We have long-standing relationships with many of our customers, and approximately 81% of our 2002 net sales were under multi-year contracts. We intend to seek to further expand our sales to our current customers, as well as to continue to target product segments that have exhibited stronger growth than other segments of the glass container industry.

        As a result of this strategy, we recently entered into a multi-year supply agreement effective January 1, 2004 with Snapple Beverage Group, Inc. and Mott's Inc., affiliates of Cadbury Schweppes plc, to supply 100% of their requirements for 16 oz. Snapple bottles and Nantucket Nectars and Yoo-hoo bottles, as well as for several Mott's items. We believe our success in winning this contract reflects our attention to customer service and product quality, as well as our customers' confidence in our financial strength. We continue to pursue new business opportunities with other significant users of glass bottles. We believe such new contracts will form an integral part of our growth in the coming years.

Increase profitability by continuing to improve our product mix and pricing

        We will continue to seek to increase our profitability by further improving our product mix and pricing. In 1997, we began to shift production towards glass containers for the beer industry, the largest and fastest growing industry segment. Beer bottles accounted for approximately 48% of our 2002 sales, compared to approximately 37% of our 1996 sales. We have also played a key role in product introductions for many of our customers and believe that our status as an industry leader in new product development better positions us to obtain higher margin business, target category-leading customers and serve existing customers. In addition, over the last few years, we have been successfully negotiating price increases on a customer-by-customer and product-by-product basis in order to increase our gross margins.

Continue to reduce costs through productivity and process improvements

        Over the last several years, we have reduced our operating costs and, as a result, improved our operating margins by improving both the productivity and efficiency of our existing equipment and our manufacturing processes. Since 1997, we have significantly increased overall productivity in terms of tons packed, increased comparable job speeds, reduced the number of direct labor employees and increased the ratio of tons packed per employee. In addition, we have reduced our selling, general and administrative expenses from $33.2 million in 2000 to $28.9 million in 2002.

        From January 1, 2002 through September 30, 2003, we invested approximately $152 million in our facilities, and have secured sufficient funds for our regularly scheduled maintenance and planned capital initiatives through 2004. Planned capital improvements include upgrading and modernizing selected furnaces for enhanced efficiency and replacing selected forming equipment with higher capacity, more efficient equipment. We continue to explore opportunities to improve productivity and efficiency and realize additional cost savings.

        In addition to regularly scheduled maintenance, our completed and planned capital improvement projects for 2002 through 2003 include the following:

Plant	Completion Date	Betterment Investment	Capacity Expansion	Percentage Increase In Capacity
		(in millions)	(tons pulled)
Elmira, New York	Q1 2002	$17.0	40,000	19%
Henryetta, Oklahoma	Q1 2003	13.4	32,000	13%
Warner Robins, Georgia	Q3 2003	10.7	34,000	12%
Salem, New Jersey	Q4 2003	10.5	27,000	11%
Lawrenceburg, Indiana	Q4 2003	5.0	10,000	10%

        As a result of our capital improvement projects at our Elmira and Henryetta facilities, we have already experienced, and expect to continue to benefit from, significant productivity and profitability improvements.

        In addition to regularly scheduled maintenance, we intend to invest approximately $28.0 million in a capital improvement project at our Jacksonville, Florida facility, which we estimate will increase capacity at this facility by 57,000 tons, or a 31% increase. We currently intend to begin this project in early 2005. See "—Products, Markets and Customers."

Maintain strategic focus on core glass operations

        We believe our market position has been built by our delivery of quality products, our expertise in new product development and our commitment to superior customer service to the leading users of glass containers. We have historically not operated in business lines outside of glass manufacturing.

Use anticipated future cash flows to reduce our debt

        We intend to use a significant portion of our anticipated future cash flows to reduce our outstanding debt. We believe that our completed and planned capital improvements will result in increased productivity and cash flows. Furthermore, we do not anticipate having to undertake significant additional capital improvements beyond our announced program over the next several years. We believe that our improved cash flows will enable us to repay our debt more quickly, increase our earnings and enhance shareholder value.

Products, Markets and Customers

        We produce glass containers for the beverage and food industries in the United States. Our largest customers include many well-known companies and brands. Substantially all of our glass containers are produced to customer specifications. In addition, most of our sales are pursuant to customer contracts with average terms of three to five years from inception.

        The table below provides a summary by product group of net sales and approximate percentage of net sales by product group for each of the periods indicated below.

	Years Ended December 31,								Nine Months Ended September 30,
	1999		2000		2001		2002		2003
	(dollars in millions)
Products
Beer/Flavored Alcoholic Beverages	$294.1	46.8%	$291.4	46.3%	$375.4	53.4%	$419.1	58.6%	$337.8	62.2%
Beverages	114.0	18.1	108.3	17.2	108.6	15.5	100.6	14.1	62.9	11.6
Food	93.3	14.8	87.7	13.9	90.3	12.9	79.4	11.1	61.2	11.3
Liquor	79.5	12.7	96.8	15.4	89.6	12.7	83.5	11.6	59.2	10.9
Other	47.8	7.6	45.3	7.2	38.3	5.5	33.0	4.6	21.7	4.0

Total	$628.7	100.0%	$629.5	100.0%	$702.2	100.0%	$715.6	100.0%	$542.8	100.0%

        Beer/Flavored Alcoholic Beverages.    Products in this category include beer bottles and bottles for flavored alcoholic beverages.

        Beer bottles represented approximately 81% of our sales in this category for 2002. This is our fastest growing product category, with shipments increasing by approximately 9.5% per year between 1997 and 2002. Our business strategy has been to focus on beer bottles. Overall industry demand for beer bottles, according to the U.S. Department of Commerce report on shipments, has increased by 3.2% per year from 1990 to 2002.

        Beverages.    Products in this category include bottles for non-alcoholic beverages such as iced tea and various "new age" beverages. The non-alcoholic beverage segment of our industry has been the most affected by conversions to plastics, primarily as a result of soft drink conversions, and shipments in our industry have declined overall by approximately 7.9% per year from 1990 through 2002. However, we believe that customers for many premium image products continue to prefer glass packaging.

        Food.    Products in this category include various sized glass jars for packaging food products. The food segment of our industry has declined based on shipments by approximately 6.0% per year from 1990 to 2002 as a result of numerous packaging conversions, primarily to plastics. Easy product conversions have already taken place leaving more difficult, hot-fill products such as salsa and other sauces as the major users of glass packaging.

        Liquor.    Products in this category include liquor bottles in a variety of shapes and sizes. The liquor segment of our industry has declined in overall volume by approximately 3.1% per year from 1990 to 2002, but we believe that this segment will remain fairly stable for the next few years.

        Other.    Products in this category include various household products such as candles and other consumer items.

        Our ten largest customers accounted for approximately 75.4% of our net sales for the year ended December 31, 2002. Our largest customer, Anheuser-Busch, accounted for approximately 43.6% of our net sales for the year ended December 31, 2002 and is expected to account for an even larger percentage of our net sales in 2003. We have two dedicated facilities in Florida and Georgia that provide two Anheuser-Busch breweries with glass containers. The Southeast Contract covering these facilities extends through 2005. The remainder of our sales to Anheuser-Busch are governed by a separate agreement which also extends through 2005. Performance under our recent multi-year contract with certain affiliates of Cadbury Schweppes begins on January 1, 2004.

        For certain risks relating to our customer base, see "Risk Factors—Risks Related to Our Business—Anheuser-Busch Companies is our largest customer; the loss of Anheuser- Busch as a customer would adversely impact our operating performance" and "Risks Related to Our Business—In addition to Anheuser-Busch, our customers are concentrated; the failure to maintain our relationships with our largest customers would adversely affect our operating performance."

Seasonality

        Due principally to the seasonal nature of the brewing, iced tea and some other segments of the beverage industry, in which demand is stronger during the summer months, our shipment volume is typically higher in the second and third quarters. Consequently, we have historically built inventory during the fourth and first quarters in anticipation of seasonal demands during the second and third quarters.

        In addition, although we seek to minimize downtime, we have historically scheduled shutdowns of our plants for furnace rebuilds and machine repairs in the fourth and first quarters of the year to coincide with scheduled holiday and vacation time under our labor union contracts. These shutdowns normally adversely affect profitability during the fourth and first quarters.

Customer Service

        Our sales and marketing efforts are targeted primarily to established customers with whom we enjoy long-standing relationships. As a result, an important focus of our sales and marketing is customer service, and we seek to respond quickly to customer needs. To this end, we have customer service managers responsible for scheduling, sales forecasting and coordinating the various aspects of delivering product to the customer.

        We maintain both low-capacity and high-capacity forming equipment, which allows us to be more flexible and responsive to changes in our customers' product mix and shipment location requests. Our equipment mix also enables us to produce both high-volume products and products that require shorter production runs, such as new product introductions or specialty niche products, enhancing our responsiveness and flexibility as a supplier.

Manufacturing

  Manufacturing

        Our manufacturing facilities are generally located in geographic proximity to our customers due to the significant cost of transportation and the importance of prompt delivery to customers. Most of our production is shipped by common carrier to customers generally within a 150-mile radius of the plant at which it is produced.

        The glass container manufacturing process involves a high percentage of fixed costs. Standard input costs are similar among manufacturers and include soda ash, sand, limestone and energy costs.

        As a result of our capital restrictions over the past several years, our manufacturing strategy has focused primarily on improving the productivity and efficiency of our equipment and workforce through increasing line speeds, decreasing down-time and shortening the time required for job changes.

        For a brief summary of our completed and planned capital improvement projects, see "—Our Business Strategy—Continue to reduce costs through productivity and process improvements."

  Raw Materials and Suppliers

        Sand, soda ash, limestone, cullet (reclaimed glass), corrugated packaging materials and energy, primarily natural gas, are the principal raw materials that we use in our manufacturing operations. All of these materials are available from a number of suppliers and we are not dependent upon any single supplier for any of these materials. We believe that adequate quantities of these materials are, and will continue to be, available from various suppliers. However, material increases in the cost of any of these items on an industry-wide basis could have a material adverse effect on our business, financial condition and results of operations if we are unable to pass on these costs to our customers.

        All of our glass melting furnaces are equipped to burn natural gas, which is the primary fuel used at our manufacturing facilities. Backup systems are in place at some facilities to permit the use of fuel oil or propane, to the extent cost effective and permitted by applicable laws and regulations. Electricity is used in certain instances for enhanced melting. At selected facilities, we also intend to utilize the latest oxygen fired technology, which allows us to increase production of a furnace while reducing emissions from that furnace. In addition to the increased tonnage achieved by utilizing this technology, other benefits include improved furnace operation, energy efficiency and glass quality.

        Prices for natural gas have fluctuated significantly in recent years. As such, they remain one of the largest and the most volatile cost components of our operations. See "Risk Factors—Risks Related to Our Business—Natural gas, the principal fuel we use to manufacture our products, is subject to widely fluctuating prices." Because of our previous financial constraints, we have historically participated in very limited hedging activities. Our current strategy is to enter into hedging transactions from time to time on an opportunistic basis. We have hedged certain of our estimated natural gas purchases, typically over a maximum of six to twelve months, through the purchase of natural gas futures. We do not enter into hedging transactions for speculative trading purposes, but rather to lock in energy prices. Also, we have entered from time to time into put and call options for purchases of natural gas. Certain of our contracts with our customers incorporate price adjustments based on changes in the cost of natural gas, although the change in pricing may lag behind the cost we incur to obtain natural gas.

  Quality Control

        We maintain a program of quality control with respect to suppliers, line performance and packaging integrity for glass containers. Our production lines are equipped with a variety of automatic and electronic devices that inspect containers for dimensional conformity, flaws in the glass and various other performance attributes. Additionally, products are sample inspected and tested by our employees on the production line for dimensions and performance and are also inspected and audited after packaging. Containers that do not meet quality standards are crushed and recycled as cullet. We have not experienced any significant quality control issues in recent years.

        We monitor and update our inspection programs to keep pace with technology and customer demands. Samples of glass and raw materials from our plants are routinely chemically and electronically analyzed to monitor compliance with quality standards. Laboratories are also maintained at each manufacturing facility to test various physical characteristics of products.

Environmental and Other Governmental Regulations

        Environmental Regulation and Compliance.    Our operations are subject to federal, state and local environmental laws and regulations including, but not limited to, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). Among our activities subject to environmental regulation are the disposal of checker slag (furnace residue usually removed during furnace rebuilds), the disposal of furnace bricks containing chromium, the disposal of waste, the discharge of water used to clean machines and cooling water, dust emissions produced by the batch mixing process, maintenance of underground and above ground storage tanks and air emissions produced by furnaces. In addition, we are required to obtain and maintain environmental permits in connection with our operations. Many environmental laws and regulations provide for substantial fines and criminal sanctions for violations. While there can be no assurance that material costs or liabilities will not be incurred, we believe we are in material compliance with applicable environmental laws and regulations.

        Certain environmental laws, such as CERCLA or Superfund and analogous state laws, provide for strict, and under certain circumstances, joint and several liability for investigation and remediation of releases of hazardous substances into the environment including soil and groundwater. These laws may apply to properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. We are conducting remediation of soil and groundwater at certain of our facilities, and in light of historical practices, may in the future be required to perform additional corrective actions. We are defending a limited number of legal proceedings where third parties are asserting that we are responsible for costs related to the disposal of wastes under CERCLA or analogous state laws. We do not believe that the resolution of any of these legal proceedings will have a material adverse effect on our financial condition, but we cannot assure you that our company or entities for which we may be responsible will not incur future environmental liability, as a result of these or other proceedings, that could have a material adverse effect on our financial condition or results of operations.

        Capital expenditures required for environmental compliance were approximately $0.5 million in each of 2001 and 2002 and are anticipated to be approximately the same in 2003. We anticipate that environmental compliance will continue to require increased capital expenditures over time as environmental laws or regulations or interpretations thereof or the nature of our operations may require us to make significant additional capital expenditures to ensure compliance in the future. We have established a reserve for environmental matters, including known or projected remediation projects and projected exposure at third-party sites, in the amount of approximately $10.0 million.

        We do not believe that our aggregate environmental exposure is in excess of the reserves reflected on our balance sheet. In addition to our environmental reserves, we also maintain an environmental impairment liability insurance policy to address certain potential future environmental liabilities at both identified operating and non-operating sites. However there can be no assurance that any future liability, particularly any arising from presently unknown conditions, will not exceed our reserves or available insurance coverage and have an adverse impact on our operations or financial condition. See "Risk Factors—Risks Related to Our Business—We are subject to various regulations that could impose substantial costs upon us and may adversely affect our business, results of operations and financial condition."

        Employee Health and Safety Regulations.    Our operations are also subject to a variety of worker safety laws. The Occupational Safety and Health Act of 1970, the United States Department of Labor Occupational Safety and Health Administration Regulations and analogous state laws and regulations mandate general requirements for safe workplaces for all employees. We believe that we are operating in material compliance with applicable employee health and safety laws.

        Deposit and Recycling Legislation.    Over the years, legislation has been introduced at the Federal, state and local levels requiring a deposit or tax, or imposing other restrictions, on the sale or use of certain containers, particularly beer and carbonated soft drink containers. See "Risk Factors—Risks Relating to Our Business—We are subject to various regulations that could impose substantial costs upon us and may adversely affect our business, results of operations and financial condition."

Competition

        The glass container industry in the United States is a mature industry. We and the other glass container manufacturers compete on the basis of price, quality, reliability of delivery and general customer service. The industry is highly concentrated with three producers, including our company, estimated by us to have accounted for over 90% of 2002 domestic volume.

        Our principal competitors, Owens-Illinois and Saint-Gobain, are larger and have greater financial and other resources than us. Owens-Illinois has a relatively large research and development staff and has in place numerous technology licensing agreements with other glass producers, including us.

        In addition to competing directly with Owens-Illinois and Saint-Gobain in the glass container segment of the rigid packaging industry, we also compete indirectly with manufacturers of other forms of rigid packaging, such as aluminum cans and plastic containers. These other forms of rigid packaging compete with glass containers principally on the basis of quality, price, availability and consumer preference.

Intellectual Property Rights

        We operate under a ten-year contract with Heye-Glas International, expiring December 31, 2011, that provides us with heat extraction technology for our forming machines.

        We also have a limited license with Owens-Illinois entitling us to use certain existing patents, trade secrets and other technical information of Owens-Illinois relating to glass manufacturing technology. We will have the right to use technology in place through 2005 in exchange for license fees and thereafter will have a perpetual paid-up license.

        While we hold various patents, trademarks and copyrights of our own, we believe our business is not dependent upon any one of these.

Employees

        As of September 30, 2003, we employed approximately 3,000 persons on a full-time basis. Approximately 540 of these employees are salaried office, supervisory and sales personnel. The remaining employees are represented principally by two unions, the Glass Molders, Pottery, Plastics and Allied Workers and the American Flint Glass Workers Union. Our two labor contracts with the Glass Molders, Pottery, Plastics and Allied Workers and our two labor contracts with the American Flint Glass Workers Union expire on March 31, 2005 and August 31, 2005, respectively. See "Risk Factors—Risks Related to Our Business—Organized strikes or work stoppages by unionized employees may have an adverse effect on our operations."

        We have not experienced any significant work stoppages or employee-related problems that had a material impact on our operations. We consider our relationship with our employees to be good.

Properties

        Our administrative and executive offices are located in Tampa, Florida. We own and operate nine glass container manufacturing plants. We also lease a building located in Streator, Illinois that is used as a machine shop to rebuild glass-forming and related machinery and a mold shop located in Zanesville, Ohio, as well as additional warehouses for finished products in various cities throughout the United States.

        The following table sets forth certain information concerning our manufacturing facilities. In addition to these locations, we also own plants at Keyser, West Virginia; Cliffwood, New Jersey; Royersford, Pennsylvania; Chattanooga, Tennessee; and Dayville, Connecticut that we have closed and we own land at Gas City, Indiana.

Location	Number of Furnaces	Number of Machines	Building Area (square feet)
Jacksonville, Florida	2	4	624,000
Warner Robins, Georgia	2	8	864,000
Lawrenceburg, Indiana	1	4	504,000
Winchester, Indiana	2	6	627,000
Shakopee, Minnesota	2	6	360,000
Salem, New Jersey(1)	3	6	733,000
Elmira, New York	2	6	912,000
Henryetta, Oklahoma	2	6	664,000
Connellsville, Pennsylvania	2	4	624,000

(1)
A portion of the site on which this facility is located is leased pursuant to several long-term leases.

Legal Proceedings

        In September 2001, The National Bank of Canada, acting on its own behalf and on behalf of PNC Bank, filed a complaint, in Allegheny Common Pleas Court, against Anchor, Glenshaw Glass, Consumers U.S. and certain other former affiliates of Anchor. The complaint alleged, among other things, fraudulent conveyances made by Glenshaw Glass to us and tortious interference by us with the contractual relationship between the bank and Glenshaw Glass and sought monetary damages. On May 19, 2003, we entered into an agreement under which the bank agreed to settle and discontinue the action referred to above in return for our agreement to contingently guarantee certain indebtedness of Glenshaw Glass to the bank, in an amount not to exceed $1.65 million, over a maximum term of fourteen months, with the amount of the guarantee decreasing on a monthly basis. The recording of the fair value of the guarantee did not have a material effect on our financial position or results of operations.

        In addition, we are, and from time to time may be, a party to routine legal proceedings incidental to the operation of our business. The outcome of any pending or threatened proceedings is not expected to have a material adverse effect on our financial condition, operating results or cash flows, based on our current understanding of the relevant facts. Legal expenses incurred related to these contingencies are generally expensed as incurred.

        Our operations are subject to federal, state and local requirements that are designed to protect the environment. Such requirements have resulted in our involvement in related legal proceedings, claims and remediation obligations. Based on our current understanding of the relevant facts, we do not believe that our environmental exposure is in excess of the reserves reflected on our balance sheet, although there can be no assurance that this will continue to be the case.

MANAGEMENT

        The following table sets forth certain information regarding our directors and executive officers as of September 30, 2003.

Name	Age	Position
Richard M. Deneau	57	President and Chief Executive Officer and Director
Darrin J. Campbell	38	Chief Financial Officer and Executive Vice President—Sales and Asset Management
Roger L. Erb	61	Executive Vice President—Operations and Engineering
Richard A. Kabaker	60	Vice President, General Counsel and Secretary
Joel A. Asen	52	Director
James N. Chapman	41	Director, Chairman of the Audit Committee
Jonathan Gallen	43	Director
George Hamilton	47	Director
Timothy F. Price	48	Director
Alan H. Schumacher	57	Director, Chairman of the Board of Directors
Lenard B. Tessler	51	Director

        Richard M. Deneau assumed his duties as our President and Chief Operating Officer in July 1997 and as a director in June 1998. In August 2002, he became our Chief Executive Officer. From January 1996 to June 1997, Mr. Deneau was Senior Vice President and Chief Operating Officer of Ball-Foster Glass Container Co. From October 1992 to January 1996, he was Senior Vice President and General Manager of Beverage Can Operations at American National Can Company. Prior to October 1992, Mr. Deneau was Senior Vice President of Sales at American National Can Company's Foster-Forbes Glass Company Division, a predecessor of Ball-Foster Glass Container Co.

        Darrin J. Campbell joined us as Vice President, Pricing and Business Development in September 2000, became Executive Vice President—Sales and Asset Management in September 2001 and became our Chief Financial Officer in November 2002. Mr. Campbell was Chief Operating Officer of Pabst Brewing from May 1999 to August 2000 and Chief Financial Officer from September 1996 to April 1999.

        Roger L. Erb became our Senior Vice President-Operations in October 1997 and Executive Vice President—Operations and Engineering in September 2001. From September 1995 to June 1997, Mr. Erb was Senior Vice President of Technical Services at Ball-Foster Glass Container Co. Prior thereto, he was employed at American National Can Company's Foster-Forbes Glass Company Division, serving as Senior Vice President of Technical Services from June 1994 to September 1995, Senior Vice President of Operations from January 1993 to June 1994 and, prior to this time, as Vice President of Technical Services.

        Richard A. Kabaker became our Vice President and General Counsel in December 2002 and became our Secretary in January 2003. From August 2001 to November 2002, Mr. Kabaker was in private practice. From September 2000 to August 2001, he was Vice President, Legal Affairs and General Counsel of Rexam Beverage Can Company, the successor company to American National Can Company. From 1996 to 2000, he served as Vice President, Legal Affairs of American National Can Company. Prior thereto, he held various positions in the law department of American National Can Company and its predecessor companies.

        Joel A. Asen joined us in December 2002 as a director. Mr. Asen has been the Managing Director of PLASE Capital Group LP since June 2003 and the President of Asen Advisory, which provides strategic and financial advisory services, since 1992. He was Managing Director at Whitehead Sterling from 1991 to 1992, at Paine Webber, Inc. from 1990 to 1991 and at Drexel Burnham Lambert Incorporated from 1988 to 1990. From 1985 to 1988, he was a Senior Vice President at GAF Corporation. Prior to that time, Mr. Asen was a Manager of Business Development at GE and Manager of Marketing and Business Development at GECC. Mr. Asen is also a Director of Resolution Performance Products, LLC and Compass Minerals Group, LLC.

        James N. Chapman joined us in December 2002 as a director and became our Chairman of the Audit Committee in August 2003. Mr. Chapman is associated with Regiment Capital Advisors, LLC, which he joined in January 2003. Prior to joining Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies as well as hedge funds across a range of industries. Prior to establishing an independent consulting practice, Mr. Chapman worked for The Renco Group, Inc. from December 1996 to December 2001. Prior to joining Renco, Mr. Chapman was a founding principal of Fieldstone Private Capital Group in August 1990. Prior to joining Fieldstone, Mr. Chapman worked for Bankers Trust Company from July 1985 to August 1990, most recently in the BT Securities capital markets area. Mr. Chapman serves as a member of the board of directors of Coinmach Corporation, Davel Communications, Inc., Meridian Rail LLC and Southwest Royalties, Inc.

        Jonathan Gallen joined us in August 2002 as a director. Mr. Gallen is sole managing member of Pequod LLC, the general partner of Ahab Partners, L.P., a distressed securities fund which invests in publicly traded debt, private debt, trade claims, large and middle-market bank loans, distressed real estate and public and private equity. Mr. Gallen is also the President of Ahab Capital Management, Inc. (formerly known as Pequod Capital, Inc.), the investment manager to Ahab International, Ltd., an unregistered investment corporation that develops and manages a diversified portfolio of distressed investments as well as invests and trades in a wide variety of securities. Prior to forming Ahab Capital Management, Mr. Gallen worked with Stephen A. Feinberg at the time of Cerberus' formation, developing investment strategies, techniques and procedures of distressed investing. From 1990 through 1993, Mr. Gallen founded and operated Gallen Sports Productions, Inc., a sports marketing and merchandising company, and prior thereto, he practiced law at Pircher, Nichols, & Meeks, a law firm specializing in real estate. Mr. Gallen has served as a director of Wherehouse Entertainment, Inc., Harvest Foods and Fruehauf Trailer Corporation.

        George Hamilton joined us in August 2002 as a director. Prior to establishing an independent consulting practice in 2001, Mr. Hamilton served as President of several consumer goods companies within the Newell Rubbermaid Company, including Rubbermaid Europe s.a., Lee Rowan Company and Anchor Hocking Specialty Glass, from 1996 through 2001. From 1984 to 1996, Mr. Hamilton served as Vice-President Controller at Newell Rubbermaid in a number of companies, both domestic and international, including Anchor Hocking Corp., from 1990 through 1993. From 1979 through 1984, Mr. Hamilton worked with Ernst & Young in Canada. Mr. Hamilton serves on the Board of Airway Industries Inc., Strategic Sourcing Services, Inc. and Wamnet, Inc.

        Timothy F. Price joined us in August 2002 as a director. Mr. Price is managing member of Communications Advisory Group, LLC. Mr. Price is the former President and Chief Operating Officer of MCI Communications. In his 15-year history with MCI, Mr. Price held senior staff, line, field and headquarters positions. As President, Mr. Price was responsible for all of MCI's core communications businesses, including its units serving residential and business customers, domestically and globally, as well as network operations and information systems. Mr. Price serves on the board of ICG and the advisory board of C&T Access Ventures and has served on the boards of MCI, SHL Systemhouse, the National Alliance of Business, the Woodruff Foundation and the Corporate 100 of the John F. Kennedy Center for the Performing Arts.

        Alan H. Schumacher joined us in December 2002 as a director and became our Chairman of the Board of Directors in August 2003. Mr. Schumacher is a member of the Federal Accounting Standards

Advisory Board and has 23 years experience working in various positions at American National Can Group. From 1997 to 2000, Mr. Schumacher served as Executive Vice President and Chief Financial Officer. From January 1988 through June 1997, he held the positions of Vice President, Controller and Chief Accounting Officer. Positions held prior to 1988 include Assistant Corporate Controller and Manager of Corporate Accounting. Prior to joining American National Can Group, Mr. Schumacher was employed as a Senior Auditor at Price Waterhouse and Company.

        Lenard B. Tessler joined us in August 2002 as a director. Mr. Tessler is a Managing Director of Cerberus, which he joined in May 2001. Prior to joining Cerberus, he was a founding partner of TGV Partners, a private investment partnership formed in April 1990. Mr. Tessler served as Chairman of the Board of Empire Kosher Poultry from 1994 to 1997, after serving as its President and Chief Executive Officer from 1992 to 1994. Before founding TGV Partners, Mr. Tessler was a founding partner of Levine, Tessler, Leichtman & Co., a leveraged buyout firm formed in 1987. Mr. Tessler serves as a member of the board of directors of Garfield & Marks Designs, Ltd., EXCO Resources, Fila, Opinion Research Corporation, Meridian Rail LLC, Renaissance Mark, Inc. and G+G Retail.

Summary Compensation Table

        The following table sets forth information regarding compensation awarded to, earned by or paid, during the three years ended December 31, 2002, to our Chief Executive Officer and each of the three other most highly compensated executive officers at the end of 2002.

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	All Other Compensation(3)
Richard M. Deneau	2002	$350,040	$350,000	$—	$12,000
President and Chief	2001	350,040	—	—	10,200
Executive Officer	2000	350,040	—	92,413	8,500
Dale A. Buckwalter(4)	2002	$250,080	$250,000	$—	$—
Executive Vice President	2001	217,550	—	—	—
and Chief Financial Officer,	2000	69,757	—	25,552	—
until November 2002
Darrin J. Campbell(5)	2002	$250,080	$250,000	$—	$11,000
Chief Financial Officer and	2001	210,452	—	—	49,496
Executive Vice President—	2000	—	—	—	—
Sales and Asset Management
Roger L. Erb	2002	$250,080	$250,000	$—	$12,000
Executive Vice President—	2001	250,080	—	—	9,646
Operations and Engineering	2000	242,580	—	92,413	8,500

(1)
Includes restructuring bonus paid in 2002. Does not include bonuses in the amount of $290,291, $89,464, $156,964 and $156,964 that were earned in 2002 but determined and paid in 2003 to Messrs. Deneau, Buckwalter, Campbell and Erb, respectively.

(2)
For 2000, includes (i) compensation associated with the 1999 Officer Stock Purchase Plan for: Mr. Deneau—$66,861; and Mr. Erb—$66,861 and (ii) compensation associated with the 2000 Executive Stock Purchase Plan for: Mr. Deneau—$25,552; Mr. Buckwalter—$25,552; and Mr. Erb—$25,552.

(3)
For 2002, represents our contributions under our 401(k) plan for: Mr. Deneau—$12,000, Mr. Campbell—$11,000 and Mr. Erb—$12,000. For 2001, includes (i) our contributions under our 401(k) plan for: Mr. Deneau—$10,200 and Mr. Erb—$9,646 and includes moving expenses paid by our company for: Mr. Campbell—$49,496. For 2000, represents our contributions under our 401(k) plan for: Mr. Deneau—$8,500 and Mr. Erb—$8,500.

(4)
Mr. Buckwalter joined our company in 2000 and served as our Chief Financial Officer until November 2002.

(5)
Mr. Campbell joined our company in 2000 and became our Chief Financial Officer in November 2002.

Compensation of Directors

        Our non-employee directors (other than Lenard Tessler and Jonathan Gallen) are entitled to receive an annual director's fee of $35,000. The chairman of the board, the chairman of the audit committee and the chairman of other board committees are entitled to receive an additional annual fee of $20,000, $10,000 and $5,000, respectively. In addition, a fee of $1,250 is paid to non-employee directors (other than Lenard Tessler and Jonathan Gallen) for each directors' meeting attended and $1,000 for each audit or other committee meeting attended. Directors who are also our employees or employees of Cerberus do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings.

Committees of the Board of Directors

        Our board of directors has established an audit committee and a compensation committee.

        Our audit committee consists of Messrs. Asen, Chapman and Schumacher. Duties of the audit committee include:

  •
  appointing or replacing independent accountants;

  •
  meeting with our independent accountants to discuss the planned scope of their examinations, the adequacy of our internal controls and our financial reporting;

  •
  reviewing the results of the annual examination of our financial statements and periodic internal audit examinations;

  •
  reviewing and approving the services and fees of our independent accountants;

  •
  authorizing special investigations and studies;

  •
  monitoring and reviewing our compliance with applicable legal requirements; and

  •
  performing any other duties or functions deemed appropriate by the board of directors.

        Our compensation committee consists of Messrs. Gallen, Hamilton, Price and Tessler. Mr. Tessler is a Managing Director of Cerberus. Duties of the compensation committee include administration of our stock option plans and approval of compensation arrangements for our executive officers.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        There are no compensation committee interlocks (i.e., no executive officer of ours serves as a member of the board of directors or the compensation committee of another entity which has an executive officer serving on our board of directors or our compensation committee).

Employment Agreements

General

        Messrs. Deneau, Erb and Campbell have employment agreements that extend until August 30, 2005. Their agreements provide for an annual base salary, $350,040 for Mr. Deneau and $250,080 for each of Mr. Erb and Mr. Campbell, an annual bonus pursuant to the Management Incentive Plan, as described below, eligibility for the grant of stock options and participation in all benefit plans offered to other senior executive officers. Our board of directors has approved an increase in the annual base salary for each of Messrs. Deneau, Erb and Campbell of 5.0% for 2003, effective February 1, 2003 for Mr. Deneau and effective April 1, 2003 for Messrs. Erb and Campbell.

Termination Provisions

        If Mr. Deneau is terminated by us without "cause" or terminates his employment for "good reason," in each case, as these terms are defined in the employment agreements, Mr. Deneau will receive his base salary until August 30, 2005 and the annual bonus that would have been paid had he continued his employment until August 30, 2005 (paid in a lump sum no later than 10 days after termination), continuation of medical and dental plans until August 30, 2005 (provided that such benefits will terminate if Mr. Deneau is eligible for such benefits under another employer-provided plan) and continued vesting of any outstanding stock options or other equity-based compensation awards as if Mr. Deneau had remained employed until August 30, 2005.

        If Mr. Erb or Mr. Campbell is terminated by us without "cause" or terminates his employment for "good reason," in each case, as these terms are defined in the employment agreements, he will receive his base salary for one year after termination of employment and the annual bonus that would have been paid had he continued his employment for one year after termination (paid in a lump sum no later than 10 days after termination), continuation of medical and dental plans for one year after termination (provided that such benefits will terminate if he is eligible for such benefits under another employer-provided plan) and continued vesting of any outstanding stock options or other equity-based compensation awards as if he had remained employed for one year after termination.

        The employment agreements also provide that for so long as Messrs. Deneau, Erb or Campbell (as applicable) are receiving post-termination payments or for one year after a termination with "cause", they shall not, without our written consent, participate or engage in, directly or indirectly, any business that is competitive with the glass container manufacturing business conducted by us within the United States as of the date of the termination of employment. In addition, during such period they shall not, without our consent, solicit our employees, customers or suppliers.

        Mr. Buckwalter, our Executive Vice President and Chief Financial Officer until November 2002, entered into an employment and consulting agreement that provides that, after Mr. Campbell became our Chief Financial Officer, Mr. Buckwalter will be retained by us as a consultant until December 31, 2003. As a consultant, Mr. Buckwalter receives a fee at a monthly rate of $20,840 and reimbursement of COBRA premiums if COBRA coverage is selected. With respect to 2002, Mr. Buckwalter shall receive a payment pursuant to the Management Incentive Plan. If we terminate Mr. Buckwalter's status as a consultant prior to December 31, 2003, he will be entitled to receive fees until December 31, 2003. The employment and consulting agreement also provides that for so long as Mr. Buckwalter is an employee and for one year after a termination as an employee with "cause", he shall not, without our consent, participate or engage in, directly or indirectly any business that is competitive with the glass container manufacturing business conducted by us as of the date of the termination of employment within the United States. In addition, during such period, he shall not, without our consent, solicit our employees, customers or suppliers.

Employment Plans

  Equity Incentive Plan

        The equity incentive plan is designed to motivate and retain individuals who are responsible for the attainment of our primary long-term performance goals and covers employees, directors or consultants. The plan provides for the grant of nonqualified stock options, incentive stock options and restricted stock for shares of our common stock to participants of the plan selected by our board of directors or a committee of the board (the "Administrator"). One million shares of common stock have been reserved under the plan. The terms and conditions of awards are determined by the Administrator for each grant, except that, unless otherwise determined by the Administrator, options vest and become exercisable as follows: 50.0% of an option grant vests 1/3 on the first anniversary of the grant date, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date; and the remaining 50.0% of the option grant vests in three tranches of equal amounts on the first, second and third anniversary of the grant date if we attain certain performance targets established by the board. No grants were made as of the end of 2002. As of September 30, 2003, an aggregate of 337,500 options were issued under this plan in 2003. Upon consummation of our equity offering, we granted options to purchase an additional 472,503 shares of common stock, at an exercise price equal to the initial public offering price of our equity offering.

        Upon a "Liquidity Event," all unvested awards will become immediately exercisable and the Administrator may determine the treatment of all vested awards at the time of the Liquidity Event. A "Liquidity Event" is defined as (1) an event in which any person who is not our affiliate becomes the beneficial owner, directly or indirectly, of 50.0% or more of the combined voting power of our then outstanding securities, (2) the sale, transfer or other disposition of all or substantially all of our business, whether by sale of assets, merger or otherwise to a person other than Cerberus, (3) if specified by our board of directors in an award at the time of grant, the consummation of an initial public offering of common equity securities or (4) our dissolution and liquidation.

  Management Incentive Plan

        The Anchor Glass Container Corporation Management Incentive Plan is designed to compensate our salaried employees for performance with respect to planned business objectives. Participants are compensated based on the achievement of EBITDA targets or such other goals as determined by the compensation committee. Plan participation is limited to salaried employees within the organization. Eligible participants are designated at the beginning of each year as approved by the compensation committee of our board of directors. No payments were made pursuant to this plan during the calendar year 2002. As of September 30, 2003, payments in the aggregate amount of $2.2 million were made during 2003 pursuant to the 2002 plan year.

  Employee Retention Plan

        The Anchor Glass Container Corporation Executive/Key Employee Retention Plan covers approximately 44 employees, at the vice president or director levels. Under this plan, upon a "change in control," if a participating employee is terminated by us "without cause" or terminates his or her employment with us for "good reason" (such as a reduction in base salary, a material change in position, duties or responsibilities, or a material change in job location) (in each case, as these terms are defined in the plan), we are obligated to pay a severance benefit to the employee. If all participating employees were to be terminated by us without cause and/or were to terminate their employment with us for good reason, the aggregate amount of severance benefits payable by us under this plan would be $3.6 million. This plan expires October 2004.

SECURITY OWNERSHIP

        The following table sets forth information with respect to the beneficial ownership of our common stock as of October 31, 2003 by:

  •
  each person who is known by us to beneficially own 5% or more of the common stock;

  •
  each of our directors; and

  •
  our executive officers named in the Summary Compensation Table and all of our current directors and executive officers as a group.

        Unless otherwise indicated in the footnotes to the table, each stockholder has sole voting and investment power with respect to shares beneficially owned and all addresses are in care of our company. All primary share amounts and percentages reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act and assume, on a stockholder by stockholder basis, that each stockholder has converted all securities owned by such stockholder that are convertible into common stock at the option of the holder currently or within 60 days of October 31, 2003 and that no other stockholder so converts.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Total Common Stock (%)(7)
Stephen Feinberg(1)(2)(6)	14,679,752	59.90%
Jonathan Gallen(3)(4)(6)	473,591	1.93
Richard M. Deneau(5)	374,250	1.53
Roger L. Erb(5)	204,750	0.83
Darrin J. Campbell(5)	204,750	0.83
Dale A. Buckwalter	20,250	0.08
Joel A. Asen(5)	7,500	0.03
James N. Chapman(5)	7,500	0.03
George Hamilton(5)	7,500	0.03
Timothy F. Price(5)	7,500	0.03
Alan H. Schumacher(5)	7,500	0.03
Lenard B. Tessler	—	—
Directors and executive officers as a group (11 persons, including those listed above)	1,315,091	5.34%

(1)
Cerberus International, Ltd. owns approximately 5,698,060 shares of our common stock. Cerberus Institutional Partners, L.P. owns approximately 6,737,988 shares of our common stock. Cerberus Institutional Partners (America), L.P. owns approximately 879,298 shares of our common stock. Stephen Feinberg exercises sole voting and investment authority over all securities of our company owned by Cerberus International, Ltd., Cerberus Institutional Partners, L.P. and Cerberus Institutional Partners (America), L.P. In addition, certain private investment funds and managed accounts, for which Stephen Feinberg exercises voting and investment authority, own in the aggregate approximately 1,364,406 shares of our common stock. Thus, pursuant to Rule 13d-3 under the Exchange Act, Stephen Feinberg is deemed to beneficially own approximately 14,679,752 shares of our common stock.

(2)
The address for Stephen Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, Floors 21-23, New York, New York 10171.

(3)
Ahab Partners, L.P. owns approximately 317,209 shares of our common stock. Ahab International, Ltd. owns approximately 156,382 shares of our common stock. Jonathan Gallen exercises sole voting and investment authority over all securities of our company owned by Ahab Partners, L.P. and Ahab International, Ltd. Thus, pursuant to Rule 13d-3 under the Exchange Act, Jonathan Gallen is deemed to beneficially own approximately 473,591 shares of our common stock.

(4)
The address for Jonathan Gallen is 299 Park Avenue, Floors 21-23, New York, New York 10171.

(5)
Includes options granted pursuant to our Equity Incentive Plan in 2003 that vested upon consummation of our equity offering.

(6)
The information set forth herein gives effect to the dissolution of Anchor Glass Container Holding LLC, our former controlling stockholder, and the distribution of the securities of our company held by Anchor Glass Container Holding LLC to its members, which occurred on September 18, 2003.

(7)
Reflects the issuance of 2,382,348 shares of our common stock to the then holders of our series C participating preferred stock in connection with the redemption of the series C participating preferred stock for cash upon the consummation of our equity offering and the issuance of 1,125,000 additional shares of common stock pursuant to the exercise of the underwriters' over-allotment option.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following discussion of our related party transactions should be read in conjunction with Note 9 to our audited financial statements on page F-32.

Issuance and Redemption of Capital Stock

        As part of our restructuring, certain Cerberus-affiliated funds and managed accounts invested $80.0 million of new equity capital into our company, acquiring 100% of our series C participating preferred stock for $75.0 million and 100% of our outstanding common stock for $5.0 million. We used a portion of the proceeds of our equity offering to redeem all of the outstanding series C participating preferred stock for cash and to issue an additional 2,382,348 shares of our common stock to holders of our outstanding shares of the series C participating preferred stock in connection with the redemption upon the closing of our equity offering. This premium represented 15.0% of the fair market value of all of the outstanding shares of common stock divided by the number of outstanding shares of series C participating preferred stock, in each case, outstanding prior to the consummation of our equity offering. See "Security Ownership."

        Also as part of our restructuring, we arranged for a $20.0 million term loan facility from Ableco Finance LLC, an affiliate of Cerberus, which was paid off with a portion of the proceeds of the issuance of the Initial Notes. Our majority stockholders are affiliates of Cerberus. See "—Agreement with Ableco."

Stockholders' Agreement

        On August 30, 2002, we entered into a Stockholders' Agreement with Anchor Glass Container Holding, our then majority stockholder, the PBGC, Mr. Deneau, our chief executive officer and one of our directors, Mr. Campbell, our then executive vice president of sales and asset management, and Mr. Erb, our executive vice president of operations and engineering. Subsequently, Mr. Buckwalter, our former executive vice president and chief financial officer, became party to the agreement. On September 18, 2003, Anchor Glass Container Holding was dissolved and the equity holders of Anchor Glass Container Holding became parties to the agreement.

        Demand Registration Rights.    Our majority stockholders have certain demand registration rights, subject to the following limitations: (i) in no event are we required to effect a demand registration until the earlier of (a) an initial public offering of equity securities and (b) the first anniversary of the Stockholders' Agreement; (ii) in no event are we required to effect a demand registration unless the aggregate offering price, net of underwriting discounts and commissions, is at least $1,000,000; provided, however, that we are required to effect a demand registration regardless of the aggregate offering price in the event that our majority stockholders disposing of all of the registrable securities held by it; and (iii) subject to certain requirements pursuant to the Stockholders' Agreement, in no event are we required to effect, in the aggregate, more than four demand registrations. In addition, if our majority stockholders request that we file a registration statement on Form S-3 for a public offering of all or any portion of its shares of registrable securities, the reasonably anticipated aggregate price to the public of which would exceed $1,000,000, we are required to use our best efforts to register for public sale the registrable securities specified in such request.

        Incidental Registration Rights.    If, after an initial public offering of equity securities, we propose to register any of our securities under the Securities Act (other than in a registration on Form S-4 or S-8 and other than pursuant to the preceding paragraph), we will notify all holders of registrable securities of our intention and upon the request of any holder, subject to certain restrictions, effect the registration of all securities requested by holders to be so registered.

        Subject to the Stockholders' Agreement, we will pay all registration expenses and indemnify each holder of registrable securities with respect to each registration which has been effected.

        Restrictions on Transfers.    Subject to the Stockholders' Agreement, if the other stockholders party to the Stockholders' Agreement wish to transfer all or any portion of their shares of our common stock pursuant to the terms of a bona fide offer received from a third party, such other stockholders must first submit to our majority stockholders such offer to sell such shares on the same terms and conditions. If our majority stockholders wish to transfer any shares owned by them to any other person or entity in one or more transactions and, immediately after giving effect to such transaction(s), our majority stockholders and their transferees, successors and assigns in the aggregate will own less than 51% of the outstanding shares of our common stock, pursuant to the terms of a bona fide offer received from a third party, our majority stockholders must first submit to the other stockholders such offer to sell such shares on the same terms and conditions.

        Waiver.    All holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of the final prospectus prepared in connection with our equity offering without the prior written consent of Credit Suisse First Boston LLC and Merrill Lynch & Co.

Agreement with Ableco

        On August 30, 2002, we entered into a term loan agreement with Ableco Finance LLC, as agent for the lenders, to provide for a senior secured term loan in the amount of $20.0 million. Ableco is an affiliate of Cerberus. The full amount of the loan was drawn on August 30, 2002, and bore interest at 14.0% per annum, payable monthly in arrears. The term loan was scheduled to mature on March 31, 2005. An annual fee equal to $0.2 million was to be payable on each anniversary date until maturity, beginning on August 30, 2003. This term loan was repaid in full with part of the proceeds of the issuance of the Initial Notes.

Intercompany Agreements

        Prior to our reorganization, we were a party to several agreements with our former affiliates. These agreements included (i) an agreement pursuant to which we filled orders for customers of affiliated glass manufacturers and affiliated glass manufacturers filled orders for our customers and (ii) a management agreement pursuant to which our former affiliate provided specified managerial services for us. In conjunction with our reorganization, all of our intercompany agreements, with the exception of the agreement with Glenshaw Glass discussed below, were either canceled or terminated.

Agreement with Glenshaw Glass

        In February 2002, prior to our reorganization, Mr. J. Ghaznavi, our former chief executive officer and director, purchased Glenshaw Glass, our former affiliate, from Consumers Packaging, our former majority stockholder. In connection with a proposed settlement of litigation commenced by the National Bank of Canada against us and certain other affiliates, we and Glenshaw Glass have entered into a services agreement, whereby we will assist Glenshaw Glass in certain functions, including information systems, through 2004. Glenshaw Glass will pay a fee to us of $0.5 million, plus a percentage of Glenshaw Glass' cash flows, as determined in accordance with the services agreement, for each year of the agreement, payable in three annual installments commencing on April 30, 2005.

Other

        Prior to our restructuring, we and certain of our former affiliates from time to time engaged the law firm of Eckert Seamans Cherin and Mellot, LLC to represent us on a variety of matters. C. Kent May, one of our former executive officers and directors, and Jonathan K. Hergert, one of our former directors, are members of such law firm.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.10 per share, of which, as of October 31, 2003, 24,507,343 shares were issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        As of October 31, 2003, we had 24,507,343 shares of common stock outstanding. All outstanding shares of common stock are fully paid and nonassessable.

        The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors. Commencing in 2004, we intend to pay an annual cash dividend per share on our common stock. We have yet to determine the amount of the dividend and the timing of when such dividend will be payable. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        Our board of directors has the authority, by adopting resolutions, to issue shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions. Our certificate of incorporation authorizes our board of directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock. As of October 31, 2003, no shares of preferred stock were outstanding.

Limitations on Directors' Liability

        Our certificate of incorporation and by-laws indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). The DGCL permits a corporation to limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which were (i) in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders' derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

        Pursuant to indemnification agreements entered into between us and each of our directors and officers, we have agreed to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

DESCRIPTION OF MATERIAL INDEBTEDNESS

        The following is a summary of the material provisions of the instruments evidencing our material indebtedness. It does not include all of the provisions of our material indebtedness, copies of which have been filed as exhibits to our registration statement filed in connection with this exchange offer.

        See "Description of the New Notes" for a description of the terms of the Initial Notes and the Original Notes, which have substantially identical terms to the New Notes, except as indicated therein.

Revolving Credit Agreement

        On August 30, 2002, we entered into a revolving credit agreement with Congress Financial Corporation (Central), as administrative agent and collateral agent for the lenders, Bank of America, N.A., as documentation agent for the lenders, and various financial institutions from time to time party thereto as lenders.

        Availability.    Availability under the revolving credit facility is restricted to the lesser of (i) $100.0 million and (ii) the borrowing base amount. The revolving credit facility includes a $15.0 million subfacility for letters of credit. The borrowing base amount is defined as the amount equal to (A) the lesser of (i) the amount equal to (a) 85.0% of the net amount of eligible accounts plus (b) the lesser of (1) $60.0 million or (2) 60.0% of the value of the eligible inventory or (ii) $100.0 million minus (B) reserves, in such amounts as the agent may from time to time establish.

        Maturity and Security.    The revolving credit facility matures on August 30, 2006. Loans made pursuant to the revolving credit facility are secured by a first priority security interest in all our inventory, receivables and intangible assets.

        Interest Rates.    Advances under the revolving credit facility may be made as prime rate loans or eurodollar rate loans at our election. Interest rates payable upon such advances are based upon the prime rate or eurodollar depending on the type of loan we choose, plus an applicable margin. The prime rate is defined as the rate of interest then most recently established by Wachovia Bank, National Association, as its prime rate for dollars loaned in the United States. The eurodollar rate is calculated based upon the average of rates of interest per annum at which Wachovia Bank, National Association is offered deposits of United States dollars in the London interbank market adjusted by the reserve percentage prescribed by governmental authorities. The applicable margin is adjusted on a monthly basis to correspond to the amount of excess availability as follows:

Excess Availability	Applicable Margin for Prime Rate Loans	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Letters of Credit
$20,000,000 or more	0.50%	2.25%	2.00%
$10,000,000 to $19,999,999	0.75%	2.50%	2.25%
less than $10,000,000	1.00%	2.75%	2.50%

        Fees.    The revolving credit agreement contains certain fees, including closing fees, servicing fees, unused line fees and early termination fees.

        Covenants.    The revolving credit agreement contains customary negative covenants and restrictions for transactions of this nature on actions by us including, without limitation, restrictions on indebtedness, liens, investments, fundamental business changes, asset dispositions outside of the ordinary course of business, restricted junior payments, transactions with affiliates, bankruptcy, insolvency, change of control and changes relating to indebtedness. In addition, the revolving credit facility requires that we meet a quarterly fixed charge coverage test unless minimum availability declines below $10.0 million, in which case we must meet a monthly fixed charge coverage test. The fixed charge coverage ratio is generally defined as the ratio of EBITDA (as defined in the revolving credit agreement) to fixed charges measured on a trailing four quarter or twelve month basis, as applicable. Fixed charges include, without limitation, interest expense, capital expenditures, cash paid in respect of capital stock, regularly scheduled principal payments of indebtedness for borrowed money and indebtedness with respect to capital leases, taxes and management fees. We are required to maintain a fixed charge coverage ratio of 0.9:1.0 through September 30, 2003 and 1.0:1.0 thereafter. Our actual fixed charge coverage ratio for each of the four quarters ended December 31, 2002 and September 30, 2003 was 1.06 and 1.04, respectively.

        Events of Default.    The revolving credit agreement contains customary events of default, including, without limitation, non-payment of principal, interest or fees, violation of certain covenants, inaccuracy of representations and warranties in any material respect, and cross defaults with certain other indebtedness and agreements, including, without limitation, the indenture governing the Notes, the equipment financing agreements (discussed below) and the PBGC Agreement.

Equipment Leases

        On December 26, 2002, we entered into a master lease agreement with a major lessor, under which we were able to lease equipment from time to time until March 31, 2003. The master lease agreement is structured as a capital lease under GAAP. Equipment leased pursuant to the master lease agreement is secured by a first priority lien on such assets.

        Under the lease, we undertake customary lessee obligations of (i) paying taxes associated with the equipment (other than lessor's income tax on lease payables), (ii) obtaining casualty and liability insurance for the equipment and (iii) maintaining the equipment in good working order. The lease contains customary events of default including, without limitation, non-payment of rent, failure to maintain insurance, inaccuracy of representations and warranties in any material respect, bankruptcy or insolvency events and change of control.

        We financed $10.0 million worth of equipment under the lease in December 2002, and another $10.0 million in late March 2003.

        Rent will be payable under the lease in an amount equal to (a) the monthly LIBOR rate plus 5.25% on the outstanding unamortized lease balance plus (b) monthly amortization payments.

        The term of the lease commenced on December 26, 2002 and ends on March 25, 2008. At the end of the lease term, we have the option to purchase the equipment from the lessor for $1.

        During the lease term, we can purchase the equipment and terminate the lease on any monthly rent payment date for a purchase price equal to the then unamortized principal balance remaining under the lease (calculated as if the lease was structured as a loan), plus a customary prepayment premium.

Payments Pursuant to Our PBGC Settlement

        For a period of 120 months, commencing on September 2002, we are required to make monthly payments to the PBGC in the amount of $833,333.33, all of which is tax deductible. The outstanding amount of this obligation was approximately $61.8 million at September 30, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Pension Plan."

DESCRIPTION OF THE NEW NOTES

        We previously issued $300.0 million aggregate principal amount of the Initial Notes on February 7, 2003 pursuant to an indenture dated February 7, 2003 between us and The Bank of New York, as trustee (the "Trustee"). We issued the Original Notes on August 5, 2003 pursuant to the same indenture as supplemented by the First Supplemental Indenture dated August 5, 2003 between us and the Trustee. We refer to the indenture, as supplemented, as the "Indenture." The New Notes also will be issued under the Indenture.

        We consummated an exchange offer with respect to $298.8 million of the Initial Notes on August 5, 2003 and issued new Initial Notes in connection with that exchange offer. $1.2 million of the Initial Notes were not exchanged in that exchange offer. The New Notes offered hereby are part of a single class of securities together with the Original Notes and the Initial Notes. The terms of the New Notes are identical in all material respects to the terms of the new Initial Notes and substantially similar to the Original Notes, except for transfer restrictions and registration rights relating to the Original Notes.

        The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the Indenture may be obtained from the Company. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its Subsidiaries. The Company does not presently have any Subsidiaries.

        The New Notes will be senior secured obligations of the Company.

        The Company will issue the New Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the New Notes (the "Holders") and the Company or any of its Subsidiaries may act as Paying Agent or Registrar. The Company will pay principal (and premium, if any) on the New Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Original Notes and Initial Notes that remain outstanding after the completion of this exchange offer, together with the New Notes issued in connection with this exchange offer and the new Initial Notes, will be treated as a single class of securities under the Indenture.

        References to "Notes" in this prospectus refers to the Initial Notes, the Original Notes and the New Notes.

Principal, Maturity and Interest

        The Notes are not limited in aggregate principal amount. As of September 30, 2003, the total aggregate principal amount of the Notes was $350.0 million. Additional Notes constituting indebtedness that is pari passu with the Notes and that are subject to the provisions of the Indenture but may have an interest rate and other economic terms different from the Notes may be issued from time to time under the Indenture, subject to the limitation set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The Notes will mature on February 15, 2013. Interest on the Notes will accrue at the rate of 11% per annum and will be payable semiannually in cash on each February 15 and August 15 to the persons who are registered Holders at the close of business on February 1 and August 1 immediately preceding the applicable interest payment date. Interest on the

New Notes will accrue from August 15, 2003, and the first interest payment date on the New Notes will be on February 15, 2004.

        The Notes will not be entitled to the benefit of any mandatory sinking fund.

Collateral

        Pursuant to the Security Documents entered into simultaneously with the issuance of the Initial Notes, the Company has granted to the Trustee for the benefit of the Trustee and the Holders a Lien on substantially all of the existing real property, equipment (excluding certain equipment, leases and other assets that are subject to existing liens or as to which the granting of a new lien is prohibited) and other fixed assets relating to the Company's nine currently operational manufacturing plants and all additions and improvements thereto and replacements thereof, together with the proceeds therefrom (together, the "Collateral"), but such Lien does not extend to any other property or assets of the Company or its Subsidiaries, whether now owned or hereafter acquired, including any existing plants that are not currently operational (whether or not they become operational in the future), inventory or accounts receivable and other current assets and intellectual property and other intangible assets of the Company. The Lien on the Collateral is a first priority perfected security interest (to the extent attainable by filing, recording or possession), subject to certain permitted encumbrances, including Permitted Liens.

        The net book value of the Collateral as of September 30, 2003 was approximately $401.7 million. There can be no assurances that the proceeds of any sale of the Collateral in whole pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy payments due on the Notes. To the extent that Liens granted to third parties as permitted by the definition of "Permitted Liens" are on property located at one or more of the Company's plants that constitute Collateral, such Liens shall rank ahead of the Lien in favor of the Trustee and such third parties may have, or may exercise, rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral located at such sites and the ability of the Trustee or the Holders to realize or foreclose on Collateral at such sites. The Company may also issue additional Notes as described above, which will be secured by the Collateral, the effect of which will be to increase the amount of Indebtedness secured by the Collateral. In addition, the ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "—Certain Bankruptcy Limitations."

        The Liens granted on Collateral consisting of personal property were granted pursuant to a security agreement between the Company and the Trustee (the "Security Agreement"). The Liens granted on Collateral consisting of real property and fixtures were granted pursuant to mortgages, deeds of trust or deeds to secure debt (the "Mortgages").

Collateral Release Provisions

        The Indenture and the Security Documents permit or require the release of Collateral in connection with Asset Sales of Collateral and new collateral generally need not be substituted therefor. As described under "—Certain Covenants—Limitation on Asset Sales," the Net Cash Proceeds of such Asset Sales, subject to certain exceptions, are required to be deposited in the Collateral Account prior to investment in new Collateral or the making of an offer to purchase Notes. If the Company acquires additional plants or reactivates currently closed plants other than with the Net Cash Proceeds of an Asset Sale of Collateral that have not been the subject of a Net Proceeds Offer, such plants (and related personal property) would not constitute Collateral.

Certain Bankruptcy Limitations

        Bankruptcy law could prevent the Trustee from repossessing and disposing of, or otherwise exercising remedies in respect of, the Collateral upon the occurrence of an Event of Default if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral. The court may find "adequate protection" if the debtor pays cash or grants additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

        In addition, the Trustee may need to evaluate the impact of potential liabilities before determining to foreclose on the Collateral, because lenders that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the Trustee may decline to foreclose on the secured property or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders. Finally, the Trustee's ability to foreclose on the Collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Trustee's Lien on the Collateral.

Redemption

        Optional Redemption. Except as described below, the Notes are not redeemable before February 15,
2008. Thereafter, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 15 of the year set forth below:

Year	Percentage
2008	105.500%
2009	103.667%
2010	101.833%
2011 and thereafter	100.000%

        In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

        Optional Redemption upon Public Equity Offerings.    At any time, or from time to time, on or prior to February 15, 2006, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 111% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

          (1)   at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

          (2)   the Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

        "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the SEC in accordance with the Securities Act.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

          (2)   on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Guarantees

        The Company currently has no Subsidiaries; if the Company acquires or creates a Restricted Subsidiary that is not a Foreign Restricted Subsidiary, such Restricted Subsidiary shall be required to issue a Guarantee of the Company's obligations under the Indenture and the Notes on a senior basis. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or may consolidate with or merge into or sell its assets to other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants—Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold and the sale complies with the provisions set forth in "Certain Covenants—Limitation on Asset Sales," or a Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture, the Guarantor's Guarantee will be released.

Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer to the Company, a Depositary, if appointed by the Company, or Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. See "Risk Factors—Risks Related to the New Notes—We may be unable to purchase the New Notes upon a change of control."

        Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) or permit any Restricted Subsidiary to issue any Preferred Stock; provided, however, that the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), and any Restricted Subsidiary may issue Preferred Stock, if on the date of the incurrence of such Indebtedness or the issuance of such Preferred Stock, after giving effect to the incurrence or issuance thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.25 to 1.0.

        Neither the Company nor any Guarantor shall incur, directly or indirectly, any Indebtedness which is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or any Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness.

        In addition to the limitation imposed by the first paragraph of this covenant, any issuance of Notes in excess of $300 million shall be subject to the further requirements that (a) at least 75% of the net proceeds of such issuance shall be applied to either (i) finance improvements to the Collateral or (ii) refinance Indebtedness incurred by the Company to finance improvements to the Collateral, (b) the Mortgages shall be amended prior to or contemporaneously with such additional issuance to increase the maximum amount secured by the Mortgages by an amount equal to the aggregate principal amount of the additional issuance of Notes less the aggregate principal amount of Notes theretofore redeemed, discharged, defeased or repurchased and (c) the Company shall, at its sole cost and expense, have performed all acts and executed any and all documents (including, without limitation, the authorization of any financing statement and continuation statement) for filing under the provisions of the Uniform Commercial Code or under any other statute, rule or regulation of any applicable federal, state or local jurisdiction, including any filings in local real estate land record offices, which are necessary or reasonably requested by the Trustee in order to grant and confirm the validity, perfection and first priority (subject to Permitted Liens) of the Liens in favor of the Trustee for the benefit of the Holders on such additional Collateral.

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

          (3)   make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

          (4)   make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto,

              (i)  a Default or an Event of Default shall have occurred and be continuing; or

             (ii)  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

            (iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

              (u)   50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

              (v)   100% of the aggregate net cash proceeds and 100% of the fair market value of non-cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock of the Company); plus

              (w)  without duplication of any amounts included in clause (iii)(v) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(v) and (w), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "Redemption—Optional Redemption upon Public Equity Offerings"); plus

              (x)   100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale (subsequent to the Issue Date) of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange and the amount of any accrued interest then outstanding on any such debt securities; plus

              (y)   $7.5 million; plus

              (z)   without duplication, the sum of:

                (1)   the aggregate amount returned in cash or Cash Equivalents to the Company or any Restricted Subsidiary on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

                (2)   the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

                (3)   upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

          (2)   the acquisition of any shares of Capital Stock of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

          (3)   the acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

          (4)   repurchases by the Company of Common Stock of the Company from current or former officers, directors, employees and consultants of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, or pursuant to the terms of any agreement under which such Common Stock was issued or any agreement with respect to such consulting arrangement, in an aggregate amount not to exceed in any calendar year $2.0 million plus any unused amount (not in excess of $1.0 million) permitted under this clause (4) for the immediately preceding year;

          (5)   the repurchase or redemption of any Indebtedness in the event of a change of control in accordance with provisions similar to the "Change of Control" covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

          (6)   payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or a Restricted Subsidiary; and

          (7)   the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock of up to 6.00% per annum of the net cash proceeds received by the Company in all Public Equity Offerings;

provided that, except in the case of clauses (1) and (2), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2) and (4) through (7) shall be included in such calculation.

        Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

          (2)   at least 75% (or 100% in the case of an Asset Sale of Collateral) of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition (provided that (A) the amount of any liabilities of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets and (B) any securities or other obligations received by the Company or any such Restricted Subsidiary in exchange for any such assets (other than assets which constitute Collateral) that are converted into cash within 180 days after the consummation of such Asset Sale (to the extent of the cash received) shall be deemed to be cash for purposes of this provision); and

          (3)   upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

            (a)   in the case of an Asset Sale that does not involve Collateral only, to prepay any Secured Indebtedness and, in the case of any Secured Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

            (b)   to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets") or, in the case of Asset Sales which do not comprise Collateral, to make a Permitted Investment; provided that any Replacement Assets acquired with any Net Cash Proceeds of an Asset Sale of Collateral shall be owned by the Company or a Guarantor and shall not be subject to any Liens other than Permitted Liens and the Company or such Guarantor, as the case may be, shall execute and deliver to the Trustee such Security Documents or other instruments as shall be reasonably necessary to cause such property or assets to become subject to the Lien of the applicable Security Documents; and/or

            (c)   a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

        On the 361st day after an Asset Sale (a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale which does not involve Collateral is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Pending application of the Net Cash Proceeds, the Net Cash Proceeds from Asset Sales of Collateral shall be deposited in the Collateral Account. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may apply any remaining Net Cash Proceeds to any purpose consistent with the Indenture and, following the consummation of each Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero.

        The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10 million, shall be applied as required pursuant to the preceding paragraph).

        Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

          (1)   the consideration for such Asset Sale constitutes Replacement Assets; and

          (2)   such Asset Sale is for fair market value; provided that to the extent such Asset Sale consists of Collateral, the Replacement Assets shall be owned by the Company or a Guarantor and shall not be subject to any Liens other than Permitted Liens and the Company or such Guarantor shall execute and deliver to the Trustee such Security Documents or other instruments as shall be reasonably necessary to cause such property or assets to become subject to the Lien of the applicable Security Documents.

        Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        Events of Loss.    In the event of an Event of Loss with respect to any Collateral, the Company or the affected Subsidiary Guarantor, as the case may be, will apply the Net Loss Proceeds from such Event of Loss, within 360 days after receipt, at its option:

          (1)   to the rebuilding, repair, replacement or construction of improvements to the affected property (the "Subject Property"); or

          (2)   to make capital expenditures with respect to Collateral or to acquire properties or assets that will constitute Collateral and be used or useful in the Permitted Business of the Company or any of its Restricted Subsidiaries;

provided that if during such 360-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Loss Proceeds in accordance with the requirements of clause (1) or (2) or if the application of such Net Loss Proceeds is part of a project authorized by the Board of Directors in good faith that will take longer than 360 days to complete, and such project has begun, such 360-day period will be extended with respect to the amount of Net Loss Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement) or until completion of such project, as the case may be. Pending the final application of any Net Loss Proceeds, the Company or any Restricted Subsidiary shall deposit such Net Loss Proceeds in the Collateral Account.

        Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the first sentence of the preceding paragraph will be deemed to constitute "Excess Loss Proceeds." When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, the Company will make an offer to all Holders (a "Loss Proceeds Offer") to purchase the maximum principal amount of Notes that may be purchased out of such Excess Loss Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the Indenture).

        If the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Loss Proceeds to be used to purchase Notes, the Trustee shall select the Notes to be purchased on a pro rata basis. Notwithstanding anything to the contrary in the foregoing, the Company may commence a Loss Proceeds Offer prior to the expiration of 360 days after the occurrence of an Event of Loss.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Loss Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with such securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

          (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)   make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

          (3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of:

            (a)   applicable law;

            (b)   the Indenture, the Notes, the Guarantees and the Security Documents;

            (c)   the Credit Agreement and the security agreements and other collateral documents relating thereto;

            (d)   any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

            (e)   agreements existing on the Issue Date to the extent and in the manner such encumbrances or restrictions are in effect on the Issue Date;

            (f)    restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

            (g)   restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

            (h)   provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

            (i)    (A) agreements or instruments that restrict the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) provisions arising or agreed to in the ordinary course of business not relating to any Indebtedness that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any of its Restricted Subsidiaries;

            (j)    restrictions contained in the terms of Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Indenture, provided that such restrictions relate only to the property financed with such Indebtedness, and restrictions contained in the terms of any other Indebtedness not incurred in violation of the Indenture;

            (k)   provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis; and

            (l)    an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b) through (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b) through (f).

        Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any of its Restricted Subsidiaries from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant.

        Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than a preferred return granted to a joint venture partner in a joint venture), in each case other than Permitted Liens, except that the Company and its Restricted Subsidiaries may incur Liens on property or assets that are not Collateral if (i) in the case of any such Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property or assets that is senior in priority to such Liens and (ii) in the case of all other such Liens, the Notes are equally and ratably secured. In the event that the Lien the existence of which gives rise to a Lien securing the Notes or a Guarantee pursuant to the foregoing exception ceases to exist, the Lien securing the Notes or a Guarantee required by the foregoing exception shall automatically be released and the Trustee shall execute appropriate documentation as requested by the Company.

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1)   either:

            (a)   the Company shall be the surviving or continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

              (x)   shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

              (y)   shall expressly assume, by supplemental indenture (in form satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed, and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

          (2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (3)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and

  Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4)   the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing: (i) the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company; (ii) the Company, if surviving, shall be automatically discharged from all its obligations under the Indenture, the Notes and the Security Documents; and (iii) any Collateral transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Trustee for the benefit of the Holders, and (c) not be subject to any Lien other than Permitted Liens.

        The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia;

          (2)   such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee, and shall cause such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the surviving entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4)   immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant. The Collateral owned by such Guarantor or surviving Person, as the case may be, (a) shall be subject to a Lien in favor of the Trustee for the benefit of the Holders; and (b) shall not be subject to any Lien, other than Permitted Liens.

        Limitations on Transactions with Affiliates.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $15.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

        (b) The restrictions set forth in the first paragraph of this covenant shall not apply to:

          (1)   fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

          (2)   transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

          (3)   any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

          (4)   Restricted Payments permitted by the Indenture;

          (5)   loans or advances in the ordinary course of business to officers, directors or employees of the Company or any Restricted Subsidiary of the Company, including advances for travel and moving expenses;

          (6)   any employment, severance or termination agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (7)   transactions with customers, suppliers or purchasers or sellers of goods or services which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors of the Company;

          (8)   issuance of Qualified Capital Stock of the Company and the granting of registration rights with respect to that Qualified Capital Stock; and

          (9)   payments or other transactions pursuant to any tax sharing arrangement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes but only to the extent that amounts payable from time to time by the Company under any such agreement do not exceed the corresponding tax payments that the Company would have been required to make to any relevant taxing authority had the Company not joined in such consolidated or combined return, but instead had filed returns including only the Company.

        Guarantees by Restricted Subsidiaries.    Each Restricted Subsidiary of the Company (other than a Foreign Restricted Subsidiary) shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior basis all obligations of the Company under the Notes.

        Conduct of Business.    The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

        Payments for Consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Reports to Holders.    The Indenture will provide that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish the Holders of Notes:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

        In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

          (1)   the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay the principal of any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

          (3)   a default in the observance or performance of any other covenant or agreement contained in the Indenture or in the Security Documents which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a "Notice of Default") from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company (other than a Foreign Restricted Subsidiary that is not a Significant Subsidiary), or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $15.0 million or more at any time;

          (5)   one or more judgments (not covered by insurance as to which the carrier has assumed the defense or acknowledged coverage) in an aggregate amount in excess of $15.0 million shall have been rendered against the Company or any Restricted Subsidiary of the Company (other than a Foreign Restricted Subsidiary that is not a Significant Subsidiary) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

          (7)   any Security Document shall cease to be in full force and effect, or cease to be effective in all material respects to grant a perfected Lien on the Collateral with the priority purported to be created thereby for 30 days after notice by the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes to the Company; or

          (8)   any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describing such Default or Event of Default and the status thereof.

Limitations on Suits

        A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (1) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6)   the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (7)   the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture (and all Liens on Collateral granted in connection with the issuance of the Notes) will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

          (1)   either:

            (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, with respect to the Notes, concurrent or other irrevocable notice of redemption has been given to the Trustee or the Holders fixing a date of redemption within 30 to 60 days of the giving of such notice and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the Indenture by the Company; and

          (3)   the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including providing for the issuance of additional Notes in accordance with the terms of the Indenture and curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other amendments and waivers and modifications of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment, waiver or modification may:

          (1)   reduce the amount of Notes whose Holders must consent to an amendment;

          (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

          (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

          (4)   make any Notes payable in money other than that stated in the Notes;

          (5)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Holder's Note or Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

          (6)   after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

          (7)   subordinate the Notes or any Guarantee to any other Indebtedness; or

          (8)   except as permitted by the Indenture, release any Guarantee or substantially all of the Collateral.

Governing Law

        The Indenture will provide that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture and the TIA. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

        "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction but excluding any Lien granted in accordance with the "Limitation on Liens" covenant) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets"; (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenant or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of obsolete or worn out equipment; (f) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind; and (g) the sale or other disposal of property or assets pursuant to the exercise of remedies pursuant to the Credit Agreement or the Security Documents.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

          (1)   any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than to the Permitted Holder;

          (2)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

          (3)   any Person or Group (other than the Permitted Holders and any entity formed for the purpose of owning Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

          (4)   the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        "Collateral Account" means the collateral account to be established pursuant to the Indenture.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar arrangement or agreement entered into by the Company or any of its Restricted Subsidiaries designed to protect the Company or its Restricted Subsidiaries against fluctuations in the price of commodities and in the ordinary course of business of the Company and its Restricted Subsidiaries.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income; and

          (2)   to the extent Consolidated Net Income has been reduced thereby:

            (a)   all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

            (b)   Consolidated Interest Expense; and

            (c)   Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries, or the issuance or redemption or other repayment of any Preferred Stock by such Person or any of its Restricted Subsidiaries (and, in each case, the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness, or any issuance or redemption or other repayment of any Preferred Stock (and, in each case, the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (2)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense; plus

          (2)   the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid during such period in cash to any Person other than such Person or any of its Restricted Subsidiaries times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1)   the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; (d) the interest portion of any deferred payment obligation; and (e) the interest component of the Company's obligation to the Pension Benefit Guaranty Corporation; and

          (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

provided that there shall be excluded therefrom any non-cash amortization or write-off of fees and expenses incurred in connection with the offering of the Notes.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom without duplication:

          (1)   after-tax gains and losses from Asset Sales (without regard to the $1 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

          (2)   after-tax items classified as extraordinary or nonrecurring gains;

          (3)   the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

          (4)   for purposes of the "Limitation on Restricted Payments" covenant only, the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (5)   the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

          (6)   any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

          (7)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

          (8)   in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Credit Agreement" means, collectively, the Loan and Security Agreement dated as of August 30, 2002, by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Congress Financial Corporation (Central), as administrative and collateral agent, and Bank of America, N.A., as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or to the extent such Capital Stock is only so redeemable or exchangeable into Qualified Capital Stock) on or prior to the final maturity date of the Notes; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an asset sale or change of control occurring prior to the stated maturity of the Notes shall not constitute Disqualified Capital Stock if the asset sale or change of control provisions applicable to such Capital Stock (i) are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to such covenants and (ii) provide that the Company may not repurchase or redeem any such Capital Stock unless such repurchase or redemption complies with the "Limitation on Restricted Payments" covenant.

        "Event of Loss" means, with respect to any Collateral, any (1) loss, destruction or damage of such Collateral, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Collateral, or confiscation of such Collateral or the requisition of the use of such Collateral or (3) settlement in lieu of clause (2) above.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall (1) be determined by the Board of Directors of the Company acting reasonably and in good faith, (2) in the case of determinations of fair market value of assets that are the subject of an Asset Sale or determinations under clause (iii)(v) of the "Limitation on Restricted Payments" covenant, in each case involving consideration or non-cash proceeds in excess of $5.0 million, be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee and (3) solely in the case of determinations under clause (iii)(v) of the "Limitation on Restricted Payments" covenant involving non-cash proceeds in excess of $50.0 million, be evidenced by an appraisal from an Independent Financial Advisor delivered to the Trustee.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company of which substantially all its assets are located, and substantially all its operations are conducted, outside the United States.

        "Guarantor" means each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   all Obligations of such Person for borrowed money;

          (2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith);

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)   guarantees and other contingent obligations in respect of Indebtedness of other Persons of the type referred to in clauses (1) through (5) above and clause (8) below but, in the case of a guarantee, only to the extent so guaranteed;

          (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

          (8)   all Obligations under commodity agreements and interest swap agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of or, if less, the value of the Investment when made by the Company and its Restricted Subsidiaries in the portion of such Restricted Subsidiary represented by such Common Stock.

        "Issue Date" means the date of original issuance of the Notes.

        "Lien" means any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1)   reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2)   taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3)   in the case of an Asset Sale of Collateral, repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Asset Sale, and, in the case of any other Asset Sale, repayment of Indebtedness that is required to be repaid in connection therewith; and

          (4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Net Loss Proceeds" means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Cash Equivalents and (b) insurance proceeds from condemnation awards or damages awarded by any judgment, in each case received by the Company or any of its Restricted Subsidiaries from such Event of Loss net of:

          (1)   reasonable out-of-pocket expenses and fees relating to such Event of Loss (including, without limitation, legal, accounting and appraisal and insurance adjuster fees);

          (2)   taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3)   any repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss; and

          (4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Company or any Restricted Subsidiary, as the case may be, after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Holder" means Cerberus Capital Management, L.P. or any affiliate thereof or any fund or account managed by Cerberus Capital Management, L.P. or any affiliate thereof.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   Indebtedness under the Notes issued in the offering, in an aggregate principal amount not to exceed $300 million, the Indenture and the Guarantees;

          (2)   Indebtedness incurred pursuant to the Credit Agreement (including other credit facilities) in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $100 million and (b) the sum of 60% of inventory and 85% of receivables, in each case as shown on the most recent consolidated balance sheet of the Company;

          (3)   other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (4)   Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (5)   Indebtedness under Commodity Agreements;

          (6)   Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

          (7)   Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company;

          (8)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (9)   Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

          (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed, at any one time outstanding, the greater of $50 million and 5% of Tangible Assets;

          (11) Refinancing Indebtedness;

          (12) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

          (13) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

          (14) Indebtedness of the Company to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case in accordance with the Indenture; and

          (15) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $20 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

          (1)   Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

          (2)   Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

          (3)   investments in cash and Cash Equivalents;

          (4)   loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not to exceed $2.0 million at any one time outstanding;

          (5)   Commodity Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

          (6)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

          (7)   Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (8)   Investments represented by guarantees that are otherwise permitted under the Indenture;

          (9)   Investments the payment for which is Qualified Capital Stock of the Company;

          (10) advances to suppliers and customers in the ordinary course of business;

          (11) Investments existing on the Issue Date; and

          (12) additional Investments not to exceed $30.0 million at any one time outstanding.

        "Permitted Liens" means the following types of Liens:

          (1)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (5)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (6)   (A) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation or operating lease; and (B) Liens securing Purchase Money Indebtedness incurred or in the ordinary course of business; provided, however, that (i) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of or investment in the property subject thereto and shall not be secured by any property of the Company or any Restricted Subsidiary of the Company other than the property subject thereto and (ii) the Lien securing such Purchase Money Indebtedness shall be created prior to or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property; provided, however, that up to $35 million in the aggregate outstanding at any one time of Capitalized Lease Obligations or Purchase Money Indebtedness which is designated in writing by the Company as "Priming Indebtedness" may be secured by a Lien on some or all of the Collateral which Lien shall rank ahead of, and be senior to, the Liens on the Collateral in favor of the Trustee for the benefit of the Holders of the Notes;

          (7)   Liens (not on Collateral) securing Indebtedness under the Credit Agreement or other Indebtedness not incurred in violation of the Indenture;

          (8)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Commodity Agreements;

          (13) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

    (a)
    such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

    (b)
    such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.

          (14) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

          (15) banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

          (16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

          (18) Liens existing on the Issue Date;

          (19) Liens securing obligations with respect to operating leases and guarantees thereof, provided that such Liens do not extend to or cover any property of the Company or any of its Restricted Subsidiaries other than the property subject to such leases, any property or rights (including rights under subleases) relating to such leased property and the equity interests of the lessee in any such lease;

          (20) Liens securing the Notes;

          (21) Liens securing Refinancing Indebtedness incurred to Refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such Refinanced Indebtedness, provided that the Indebtedness secured is not increased other than as contemplated by the definition of "Refinancing Indebtedness" and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness Refinanced;

          (22) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (23) rights of a licensor of intellectual property; and

          (24) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

        Notwithstanding the foregoing, with respect to Collateral, "Permitted Liens" shall not include the Liens described in clauses (3), (10) through (12), (17), and (22) through (24). The Liens described in clauses (1), (2), (4), (5), (6), (13) through (16), (18), (19), (20) and (21) with respect to Collateral may be subject to other qualifications and limitations identified in the Security Documents and the Indenture.

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of design, development, installation, construction or improvement, of property or equipment.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) or (15) of the definition of "Permitted Indebtedness"), in each case that does not:

          (1)   result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus accrued interest thereon and plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of fees, expenses and other amounts payable by the Company in connection with such Refinancing); or

          (2)   create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Related Business" means an entity whose principal business is the same, similar, ancillary or reasonably related to the businesses in which the Company is engaged on the Issue Date.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Secured Indebtedness" means any Indebtedness of the Company or a Guarantor secured by a Lien (other than a Lien that is subordinated to the Lien on the Collateral in favor of the Trustee).

        "Security Documents" means, collectively, the intercreditor agreement, the security agreement and the mortgages applicable to the Collateral, each as in effect on the Issue Date, and as amended, amended and restated, modified, renewed or replaced from time to time.

        "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

        "Subsidiary", with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof); or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or one or more Subsidiaries of such Person (or a combination thereof).

        "Tangible Assets" means the total consolidated assets, less goodwill and intangibles, of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company prepared in accordance with GAAP.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

          (1)   the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "Limitation on Restricted Payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, or, if less, the amount of the value of the Investment in such Subsidiary when made, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "Limitation on Restricted Payments" covenant.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

General

        The following is a general discussion of the material United States federal income and estate tax considerations relating to the exchange of Exchange Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Exchange Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of Exchange Notes for New Notes or from holding or disposing of the New Notes. Reference to "Notes" in this section of the prospectus refers to both the "Exchange Notes" and the "New Notes."

        In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion is limited to initial holders who purchase the Exchange Notes for cash at the initial offering at the original offering price and who hold the Exchange Notes, and will hold the New Notes, as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF EXCHANGE NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

U.S. Holders

        As used herein, the term "U.S. holder" means a beneficial owner of a Note that is for United States federal income tax purposes:

        (1) a citizen or resident of the United States;

        (2) a corporation or an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

        (3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

        (4) a trust that either is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        As used herein, the term "non-U.S. holder" means a beneficial owner of a Note that is not a U.S. holder or a partnership.

  Payments of Interest

        Interest on an Exchange Note or a New Note will generally be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

  Exchange Pursuant to Exercise of Registration Rights

        Neither an exchange of an Exchange Note for a New Note nor the filing of a registration statement with respect to the resale of the New Notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing. We are obligated to pay Additional Interest on the Original Notes to you under certain circumstances described under "Exchange Offer; Registration Rights." We intend to take the position that such payments should be treated for tax purposes as additional interest, although we cannot assure you that the IRS will not propose a different method of taxing the Additional Interest payments.

  Payments Upon Registration Default

        Because the Original Notes provide for the payment of Additional Interest, they could be subject to certain rules relating to debt instruments that provide for one or more contingent payments, referred to as the "Contingent Payment Regulations." Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is "remote." We intend to take the position that, for purposes of the Contingent Payment Regulations, the payment of Additional Interest is a "remote" contingency as of the issue date. Accordingly, the Contingent Payment Regulations should not apply to the Original Notes unless payments are actually made.

        If payments of Additional Interest are actually made, then they likely would be includible in your gross income in the taxable year in which such payments were actually made, regardless of the tax accounting method you use. If such payments were actually made the Original Notes would probably be treated as reissued for purposes of applying the original issue discount rules under the Code and the Treasury Regulations.

        Our position for purposes of the Contingent Payment Regulations that the payment of such Additional Interest is a remote contingency as of the issue date is binding on you for U.S. federal income tax purposes unless you disclose in the proper manner to the IRS that you are taking a different position.

  Optional Redemption

        The Notes may be redeemed prior to their stated maturity at our option or at the option of the holders under certain circumstances. We do not believe that either our or the holders' ability to redeem or cause the redemption of the Notes prior to the stated maturity thereof would affect the yield of the Notes for U.S. federal income tax purposes.

  Sale, Exchange or Redemption of the Notes

        Upon the disposition of a Note by sale, exchange or redemption (other than an exchange pursuant to this exchange offer), you will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest) and (ii) your adjusted federal income tax basis in the Note. Your adjusted federal income tax basis in a Note generally will equal the cost of the Note.

        Any gain or loss you recognize on a disposition of a Note will generally constitute capital gain or loss and will be long-term capital gain or loss if you have held the Note for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 20% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

  Backup Withholding and Information Reporting

        Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to cash payments in respect of the Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. The backup withholding tax rate equals the fourth lowest rate of tax applicable under section 1(c) of the Code. That rate is currently 28%. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

  U.S. Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the Notes provided that:

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

  •
  you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the Notes is pursuant to a loan agreement entered into in the ordinary course of business; and

  •
  you have fulfilled the statement requirements set forth in section 871(h) or section 881(c) of the Code, as discussed below.

        The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a Note held on your behalf by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

        If you cannot satisfy the requirements described above, payments of principal and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that payments on the Note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States, as discussed below.

        The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale, exchange, or other disposition of the Notes.

  U.S. Federal Estate Tax

        Your estate will not be subject to U.S. federal estate tax on Notes beneficially owned by you at the time of your death, provided that (1) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on those Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

  U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment in the United States, you will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In that case, you would not be subject to the 30% U.S. federal withholding tax. See "U.S. Holders" above. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on Notes will be included in earnings and profits if so effectively connected.

        Any gain realized on the sale, exchange, or redemption of Notes generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business in the United States by you and, if a tax treaty applies, is attributable to a permanent establishment in the United States;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  you are subject to tax under tax laws applicable to certain U.S. expatriates.

  Information Reporting and Backup Withholding

        In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "U.S. Federal Withholding Tax."

        Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        A broker-dealer that is the holder of Exchange Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Exchange Notes acquired directly from us or any of our affiliates, may exchange those Exchange Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Exchange Notes, where the Exchange Notes were acquired by the broker-dealer as a result of market-marking or other trading activities, acknowledges that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Exchange Notes where the Exchange Notes were acquired as a result of market-making activities for other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the period may be suspended for a period if we determine, upon the advice of counsel, that the amended or supplemented prospectus would require disclosure of confidential information or interfere with any of our financing, acquisition, reorganization or other material transactions. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commisions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemd to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will idemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Whether the New Notes offered hereby will be our binding obligations will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

        The reorganized company financial statements as of December 31, 2002 and for the four-month period ended December 31, 2002 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph related to the restatement of the financial statements as of and for the four months ended December 31, 2002 as described in Note 16 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The predecessor company financial statements as of December 31, 2001 and for the year ended December 31, 2001 and for the eight-month period ended August 31, 2002 included in this prospectus have been so included in reliance on the report (which contained explanatory paragraphs regarding (i) the impact of fresh-start adjustments to the predecessor company financial statements as described in Notes 2 and 3 to the financial statements and (ii) the adoption of FASB Statement No. 142 as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The report covering our financial statements for the 2000 fiscal year was previously issued by Arthur Andersen, and has not been reissued by them. Because Arthur Andersen has not reissued their report and because we are unable to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen under the Securities Act for material misstatements or omissions, if any, in this prospectus, including the financial statements covered by their previously issued report. We believe that it is unlikely that you would be able to recover damages from Arthur Andersen for any claim against them.

        We changed certifying accountants from Arthur Andersen to PricewaterhouseCoopers LLP effective April 11, 2002. On April 11, 2002, Arthur Andersen was dismissed as our principal accountant. Arthur Andersen's report on our financial statements for 2000 contained a qualified opinion regarding our ability to continue as a going concern. The decision to change accountants was approved by our board of directors. During the two most recent fiscal years and the subsequent interim period prior to such change in accountants, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During the two most recent fiscal years and the subsequent interim period prior to such change in accountants, there have occurred none of the "reportable events" listed in Item 304(a)(1)(v)(A-D) of Regulation S-K. We requested and received from Arthur Andersen the letter required by Item 304(a)(3) of Regulation S-K (and filed the same as Exhibit 16.1 to our report on Form 8-K filed on April 15, 2002), and we state that Arthur Andersen previously agreed with the statements made by us in response to Item 304(a)(1) of Regulation S-K, which we included in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports with the SEC. We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. Our SEC filings and the registration statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Juduciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains our SEC filings. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

ANCHOR GLASS CONTAINER CORPORATION

INDEX TO FINANCIAL STATEMENTS

Page
Reports of Independent Certified Public Accountants	F-2

Statements of Operations and Comprehensive Income (Loss)—
        Four Months Ended December 31, 2002 (Reorganized Company),
        Eight Months Ended August 31, 2002 and
Two Years Ended December 31, 2001 and 2000 (Predecessor Company)	F-5
Balance Sheets— December 31, 2002 (Reorganized Company) (restated) and December 31, 2001 (Predecessor Company)	F-6
Statements of Cash Flows— Four Months Ended December 31, 2002 (Reorganized Company), Eight Months Ended August 31, 2002 and Two Years Ended December 31, 2001 and 2000 (Predecessor Company)	F-8

Statements of Stockholders' Equity (Deficit)—
        Four Months Ended December 31, 2002 (Reorganized Company) (restated),
        Eight Months Ended August 31, 2002 and
Two Years Ended December 31, 2001 and 2000 (Predecessor Company)	F-10
Notes to Financial Statements	F-12
Unaudited Financial Statements:
Condensed Statements of Operations and Comprehensive Income (Loss)—
        Nine Months Ended September 30, 2003,
        One Month Ended September 30, 2002 (Reorganized Company) and
Eight Months Ended August 31, 2002 (Predecessor Company)	F-48
Condensed Balance Sheets— September 30, 2003 and December 31, 2002—restated (Reorganized Company)	F-49
Condensed Statements of Cash Flows— Nine Months Ended September 30, 2003, One Month Ended September 30, 2002 (Reorganized Company) and Eight Months Ended August 31, 2002 (Predecessor Company)	F-50
Condensed Statement of Stockholders' Equity— Nine Months Ended September 30, 2003 (Reorganized Company)	F-51
Notes to Condensed Financial Statements	F-52

THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

Report of Independent Certified Public Accountants

To Anchor Glass Container Corporation:

        We have audited the accompanying balance sheets of Anchor Glass Container Corporation (a Delaware corporation) as of December 31, 2001* and 2000*, and the related statements of operations and other comprehensive loss, cash flows and stockholders' equity (deficit) for each of the three years in the period ended December 31, 2001*. These financial statements and Schedule II** are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anchor Glass Container Corporation as of December 31, 2001* and 2000*, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001*, in conformity with accounting principles generally accepted in the United States.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15* to the financial statements, the Company is currently facing significant uncertainties regarding the acceleration provisions in its financing agreements that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15*. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II** listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. Schedule II** has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Tampa, Florida,
March 15, 2002

*
Subsequent to the date of this report, the balance sheet as of December 31, 2001 and the related statements of operations and other comprehensive loss, stockholders' equity and cash flows and financial statement schedule information for the year then ended were audited by PricewaterhouseCoopers LLP whose report appears on page F-3 of this Registration Statement.

  See Note 1 to the financial statements under the sub-headings Goodwill and New Accounting Standards for a discussion of changes made to the original 2000 financial statements, with respect to which Arthur Andersen LLP did not audit the changes. Note 15 to the original notes to financial statements, which discussed a going concern qualification and management's plans with respect thereto, has not been reproduced as a result of the Company's reorganization discussed in Note 3 to the financial statements. The financial statements and financial statement schedule information as of December 31, 2000 and for the year ended December 31, 1999 are not presented in this Registration Statement.

**
This is a reference to our annual report on Form 10-K for the year ended December 31, 2001. This schedule has not been reproduced in this Registration Statement.

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of Anchor Glass Container Corporation:

        In our opinion, the accompanying balance sheet as of December 31, 2001 and the related statements of operations and comprehensive income (loss), stockholders' equity and cash flows present fairly, in all material respects, the financial position of Anchor Glass Container Corporation at December 31, 2001, and the results of its operations and cash flows for the eight-month period ended August 31, 2002 and the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The financial statements of the Company for the year ended December 31, 2000, before the revisions described in Note 1, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated March 15, 2002, which contained an explanatory paragraph surrounding the Company's ability to continue as a going concern.

        The Company's plan of reorganization became effective on August 30, 2002. As discussed in Notes 2 and 3 to the financial statements, the Company adopted "Fresh-Start Reporting" principles in accordance with the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." As a result of the reorganization and the adoption of Fresh-Start Reporting, the Company's August 31, 2002 statements of operations and comprehensive income, of stockholders' equity and of cash flows are not comparable to the Company's December 31, 2001 statements of operations and comprehensive loss, of stockholders' equity and of cash flows.

        As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards (FASB Statement) No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002.

        As discussed above, the financial statements of Anchor Glass Container Corporation for the year ended December 31, 2000 were audited by other independent accountants who have ceased operations. As described in Note 1, these financial statements have been revised to reflect the adoption of FASB Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which was adopted by the Company upon adoption of Fresh-Start Reporting. Additionally, as described in Note 1, these financial statements have been revised to include the transitional disclosures required by FASB Statement No. 142. We audited the adjustments that were applied to revise the 2000 financial statements for the adoption of FASB Statement No. 145 and the transitional disclosures required by FASB Statement No. 142, both of which are described in Note 1. In our opinion, the adjustments for the adoption of FASB Statement No. 145 are appropriate and have been properly applied, and the transitional disclosures for 2000 related to the adoption of FASB Statement No. 142 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2000 financial statements of the Company other than with respect to such adjustments and transitional disclosures, and, accordingly, we do not express an opinion or any other form of assurance on the 2000 financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

Tampa, Florida
November 22, 2002

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of Anchor Glass Container Corporation:

        In our opinion, the accompanying balance sheet and the related statements of operations and comprehensive income (loss), stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Anchor Glass Container Corporation at December 31, 2002, and the results of its operations and cash flows for the four months ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 16, the Company restated the financial statements as of and for the four months ended December 31, 2002, to classify the Company's Series C Preferred Stock as temporary equity rather than as a component of stockholders' equity.

PRICEWATERHOUSECOOPERS LLP

Tampa, Florida
February 28, 2003, except for the last paragraph of Note 15, for which the date is September 23, 2003, and Note 16, for which the date is October 30, 2003

ANCHOR GLASS CONTAINER CORPORATION

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(dollars in thousands, except per share data)

	Reorganized Company	Predecessor Company
			Years Ended December 31,
	Four Months Ended December 31, 2002	Eight Months Ended August 31, 2002
			2001	2000
Net sales	$211,379	$504,195	$702,209	$629,548
Costs and expenses:
Cost of products sold	192,434	451,619	658,641	603,061
Selling and administrative expenses	9,683	19,262	28,462	33,222
Restructuring, net	—	(395)	—	—
Related party provisions and charges	—	—	35,668	—

Income (loss) from operations	9,262	33,709	(20,562)	(6,735)
Reorganization items, net	—	47,389	—	—
Other income, net	450	673	106	5,504
Interest expense (eight months ended August 31, 2002 contractual interest of $19,800)	(10,381)	(17,948)	(30,612)	(31,035)

Net income (loss)	$(669)	$63,823	$(51,068)	$(32,266)

Series A and B preferred stock dividends (eight months ended August 31, 2002 contractual dividends of $9,371)		$(4,100)	$(14,057)	$(14,057)
Income (loss) applicable to common stock	$(3,691)	$59,723	$(65,125)	$(46,323)

Basic net income (loss) per share applicable to common stock	$(0.27)	$11.37	$(12.40)	$(8.82)

Basic weighted average number of common shares outstanding	13,499,995	5,251,356	5,251,356	5,251,356

Diluted net income (loss) per share applicable to common stock	$(0.27)	$1.89	$(12.40)	$(8.82)

Diluted weighted average number of common shares outstanding	13,499,995	33,805,651	5,251,356	5,251,356

Comprehensive income (loss):
Net income (loss)	$(669)	$63,823	$(51,068)	$(32,266)
Other comprehensive income (loss):
Minimum pension liability adjustment	—	—	(62,468)	(13,000)
Derivative income (loss)	190	531	(531)	—

Comprehensive income (loss)	$(479)	$64,354	$(114,067)	$(45,266)

See Notes to Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

BALANCE SHEETS

(dollars in thousands, except per share data)

	Reorganized Company	Predecessor Company
Assets	December 31, 2002	December 31, 2001
	(restated)
Current assets:
Cash and cash equivalents	$351	$416
Restricted cash	4,387	—
Accounts receivable, less allowance for doubtful accounts of $561 and $1,000, respectively	42,070	43,182
Related party receivables, less allowance for doubtful accounts of $24,979 in 2001	—	1,020
Inventories	102,149	105,573
Other current assets	8,603	7,087

Total current assets	157,560	157,278
Property, plant and equipment:
Land and land improvements	11,694	6,622
Buildings	67,004	62,995
Machinery, equipment and molds	322,565	430,185
Less accumulated depreciation and amortization	(16,877)	(219,949)

	384,386	279,853
Other assets	6,815	26,042
Intangible assets, net of accumulated amortization of $264	7,636	—
Intangible pension asset	—	22,559
Goodwill, net of accumulated amortization of $14,553 in 2001	—	44,852

	$556,397	$530,584

See Notes to Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

BALANCE SHEETS

(dollars in thousands, except per share data)

	Reorganized Company	Predecessor Company
Liabilities and Stockholders' Equity (Deficit)	December 31, 2002	December 31, 2001
	(restated)
Current liabilities:
Borrowings under revolving credit facility	$47,413	$50,981
Current maturities of long-term debt	8,315	822
Long-term debt classified as current	—	206,091
Accounts payable	46,969	44,673
Related party payables	—	4,943
Accrued expenses	35,314	20,836
Accrued interest	5,167	5,686
Accrued compensation and employee benefits	26,331	24,581

Total current liabilities	169,509	358,613
Bonds and long-term capital leases	182,433	1,541
Long-term obligation to PBGC	60,640	—

Long-term debt	243,073	1,541
Long-term pension liabilities	—	122,541
Long-term post-retirement liabilities	40,342	63,255
Other long-term liabilities	23,952	26,649

	307,367	213,986
Commitments and contingencies
Mandatorily redeemable preferred stock, Series A, $0.01 par value; 2001—authorized, issued and outstanding 2,239,320 shares	—	82,026
Redeemable preferred stock, Series C, $0.01 par value; 100,000 shares authorized; 75,000 shares issued and outstanding ($78,022 liquidation preference)	78,022	—

Stockholders' equity (deficit):
Redeemable preferred stock, Series B, $0.01 par value; 2001—5,000,000 shares authorized; 3,360,000 shares issued and outstanding	—	34
Issuable preferred stock; 2001—869,235 shares at $25 per share	—	21,731
Common stock, $0.10 par value; 31,500,000 shares authorized; 13,499,995 shares issued and outstanding	1,350	—
Common stock, $0.10 par value; (2001—authorized 50,000,000 shares; shares issued and outstanding 3,357,825)	—	336
Warrants; issued and outstanding (2001—1,893,531)	—	9,446
Capital in excess of par value	3,650	104,520
Accumulated deficit	(3,691)	(184,109)
Accumulated other comprehensive income (loss):
Derivative income (loss)	190	(531)
Additional minimum pension liability	—	(75,468)

	1,499	(124,041)

	$556,397	$530,584

See Notes to Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Reorganized Company	Predecessor Company
	Four Months Ended December 31, 2002	Eight Months Ended August 31, 2002	Years Ended December 31,
			2001	2000
Cash flows from operating activities:
Net income (loss)	$(669)	$63,823	$(51,068)	$(32,266)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	17,747	35,721	50,748	49,651
Other amortization	887	1,609	5,665	7,608
Restructuring, net	—	(395)	—	—
Reorganization items, net	—	(47,389)	—	—
Restructuring and reorganization payments	(3,644)	(4,835)	—	—
Related party provisions and charges	—	—	35,668	—
(Gain) loss on sale of property and equipment	(7)	90	(495)	(4,161)
Other	(125)	(329)	(118)	2,164
Increase (decrease) in cash resulting from changes in assets and liabilities	8,936	4,819	(2,919)	(12,953)

	23,125	53,114	37,481	10,043

Cash flows from investing activities:
Expenditures for property, plant and equipment	(28,666)	(42,654)	(41,952)	(39,805)
Proceeds from sale of property and equipment	10,026	47	14,812	12,382
Deposit of sale proceeds into escrow account	(10,000)	—	(13,379)	(14,205)
Withdrawal of funds from escrow account	10,000	—	13,348	22,463
Change in restricted cash	1,548	(5,935)	—	—
Payments of strategic alliances with customers	—	(1,266)	(1,824)	(1,800)
Other	(996)	265	(1,879)	(2,757)

	(18,088)	(49,543)	(30,874)	(23,722)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	20,000	—	—
Principal payments of long-term debt	(736)	(51,416)	(1,937)	(2,058)
Net draws on Revolving Credit Facility	15,817	31,596	—	—
Net draws (repayments) on prior revolving credit facilities	—	(50,981)	(7,976)	18,062
Proceeds from issuance of preferred stock	—	75,000	—	—
Proceeds form issuance of common stock	—	5,000	—	—
Payments made under the PBGC Agreement	(1,038)	(20,750)	—	—
Restructuring and reorganization payments	(1,056)	(10,727)	—	—
Plan distributions to Series A preferred stock	(17,409)	—	—	—
Other, primarily financing fees	(573)	(1,400)	(810)	(3,071)

	(4,995)	(3,678)	(10,723)	12,933

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	42	(107)	(4,116)	(746)
Balance, beginning of period	309	416	4,532	5,278

Balance, end of period	$351	$309	$416	$4,532

See Notes to Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Four Months Ended December 31, 2002
		Eight Months Ended August 31, 2002	Years Ended December 31,
			2001	2000
	Reorganized Company
		Predecessor Company
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$11,638	$12,081	$28,223	$27,657

Increase (decrease) in cash resulting from changes in assets and liabilities:
Accounts receivable	$5,976	$(2,342)	$(2,084)	$10,607
Accounts receivable, related party	—	—	(5,441)	(13,203)
Inventories	(14,914)	18,338	19,948	(18,544)
Other current assets	1,230	533	974	(2,455)
Accounts payable, accrued expenses and other current liabilities	11,359	(6,956)	(25,199)	(1,783)
Other, net	5,285	(4,754)	8,883	12,425

	$8,936	$4,819	$(2,919)	$(12,953)

Supplemental noncash activities:
Non-cash equipment financing	$10,000	$—	$—	$—

Non-cash compensation	$—	$—	$—	$828

        The Company considers short-term investments with original maturities of ninety days or less at the date of purchase to be cash equivalents.

See Notes to Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(dollars in thousands)

	Series B preferred stock	Issuable preferred stock	Common stock	Warrants	Capital in excess of par value	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders' equity (deficit)
Balance, January 1, 2000	$34	$21,731	$216	$15,445	$98,340	$(89,579)	$—	$46,187
Warrants exercised	—	—	—	(12)	12	—	—	—
Contribution from shareholder related to profit on intercompany sales	—	—	—	—	51	—	—	51
Dividends accrued on Series A Preferred Stock	—	—	—	—	—	(5,598)	—	(5,598)
Net loss	—	—	—	—	—	(32,266)	—	(32,266)
Amount related to minimum pension liability	—	—	—	—	—	—	(13,000)	(13,000)

Balance, December 31, 2000	34	21,731	216	15,433	98,403	(127,443)	(13,000)	(4,626)
Warrants exercised	—	—	120	(5,987)	5,867	—	—	—
Contribution from shareholder related to profit on intercompany sales	—	—	—	—	250	—	—	250
Dividends accrued on Series A Preferred Stock	—	—	—	—	—	(5,598)	—	(5,598)
Net loss	—	—	—	—	—	(51,068)	—	(51,068)
Derivative loss	—	—	—	—	—	—	(531)	(531)
Amount related to minimum pension liability	—	—	—	—	—	—	(62,468)	(62,468)

Balance, December 31, 2001	$34	$21,731	$336	$9,446	$104,520	$(184,109)	$(75,999)	$(124,041)

See Notes to Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(dollars in thousands)

	Series B preferred stock	Common stock	Warrants	Capital in excess of par value	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders' equity (deficit)
Predecessor Company
Balance, January 1, 2002	$21,765	$336	$9,446	$104,520	$(184,109)	$(75,999)	$(124,041)
Dividends accrued on Series A preferred stock	—	—	—	—	(1,633)	—	(1,633)
Net income	—	—	—	—	63,823	—	63,823
Derivative income	—	—	—	—	—	531	531
Reorganization adjustments, net	(21,765)	(336)	(9,446)	(104,520)	121,919	75,468	61,320
Issuance of 13,499,995 shares of common stock.	—	1,350	—	3,650	—	—	5,000

Reorganized Company
Balance, August 31, 2002 (restated)	—	1,350	—	3,650	—	—	5,000
Dividends accrued on Series C preferred stock	—	—	—	—	(3,022)	—	(3,022)
Net loss	—	—	—	—	(669)	—	(669)
Derivative income	—	—	—	—	—	190	190

Balance, December 31, 2002 (restated)	$—	$1,350	$—	$3,650	$(3,691)	$190	$1,499

See Notes to Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

NOTES TO FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

NOTE 1—Basis of Presentation and Significant Accounting Policies

  Organization of the Company

        On August 30, 2002, Anchor Glass Container Corporation (the "Company" or "Anchor"), a Delaware corporation, completed a restructuring of its existing debt and equity securities pursuant to a plan of reorganization (the "Plan") under Chapter 11 of the United States Bankruptcy Code. Certain investment funds and managed accounts affiliated with Cerberus Capital Management, L.P. ("Cerberus"), acquired all of the outstanding capital stock of Anchor through their investment in Anchor Glass Container Holding L.L.C. ("AGC Holding"), a Delaware limited liability company formed in August 2002 and the parent company of Anchor. As of December 31, 2002, AGC Holding owns approximately 95% of the outstanding common stock and 100% of the outstanding Series C Participating Preferred Stock of Anchor. The remaining outstanding shares of common stock of Anchor are held by certain officers of Anchor.

        The financial statements of the Company as of and for periods subsequent to August 31, 2002 are referred to as the "Reorganized Company" statements. All financial statements prior to that date are referred to as the "Predecessor Company" statements. The financial statements for the eight months ended August 31, 2002 give effect to the restructuring and reorganization adjustments and the implementation of fresh start accounting. The effective date of the Company's Plan was August 30, 2002 (the "Effective Date"); however, for accounting purposes, the Company has accounted for the reorganization and fresh start adjustments on August 31, 2002, to coincide with the Company's normal financial closing for the month of August.

  Business Segment

        The Company owns and operates nine glass container manufacturing facilities, aggregated as one reportable segment. The Company is engaged in the manufacture and sale of a diverse line of clear, amber, green and other color glass containers of various types, designs and sizes to customers principally in the beer, beverage, food, and liquor industries. The Company markets its products throughout the United States. The Company's international and export sales are insignificant. Sales to Anheuser-Busch Companies, Inc. ("Anheuser-Busch") represented approximately 46.1%, 42.5%, 36.3% and 32.7%, respectively, of net sales for the four months ended December 31, 2002, the eight months ended August 31, 2002 and the two years ended December 31, 2001 and 2000. The loss of Anheuser-Busch or another significant customer, unless replaced, could have a material adverse effect on the Company's business.

  Revenue Recognition

        Revenues are recognized as product is shipped to customers, net of applicable rebates and discounts. The Company may invoice customers to recover certain cost increases, recognizing these amounts as revenue in net sales.

  Accounting for Derivative Instruments and Hedging Activities

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133—Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137 and

SFAS 138 ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative fair values that are designated effective and qualify as cash flow hedges will be deferred and recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. For derivative instruments that do not qualify as cash flow hedges, SFAS 133 requires that changes in the derivative fair values be recognized in earnings in the period of change.

  Inventories

        Inventories are stated at the lower of cost or market. The cost of substantially all inventories of raw materials and finished products is determined on the first-in, first-out method. Manufacturing supplies and certain other inventories are valued at weighted average costs. Freight costs of delivery of inventories to customers are included in cost of products sold on the statement of operations. Inventories are comprised of:

	Reorganized Company	Predecessor Company
	December 31, 2002	December 31, 2001
Raw materials and manufacturing supplies	$22,796	$22,171
Finished products	79,353	83,402

	$102,149	$105,573

  Property, Plant and Equipment

        Property, plant and equipment expenditures, including furnace rebuilds which extend useful lives and expenditures for glass forming machine molds, are capitalized and recorded at cost. For financial statement purposes, these assets are depreciated using the straight-line method over the estimated useful lives of the assets, except for molds which are depreciated on a unit of production method based on units of glass produced, supplemented by a net realizable formula to cover technical obsolescence. Generally, annual depreciation lives are 40 years for buildings and range from 5 to 12 years for machinery and equipment. Furnace and machine rebuilds, which are recurring in nature and which extend the lives of the related assets, are capitalized and depreciated over the period of extension, generally 4 to 5 years, based on the type and extent of these rebuilds. Depreciation of leased property recorded as capital assets is computed on a straight-line basis over the estimated useful lives of the assets or the life of the lease, if shorter. Maintenance and repairs are charged directly to expense as incurred. Construction in progress, included in machinery and equipment, at December 31, 2002 and 2001, was approximately $12,750 and $26,300, respectively. Interest costs on construction projects are not capitalized due to the short duration and recurring nature of the projects.

        We have historically scheduled temporary shutdowns of our plants for furnace rebuilds and machine repairs in the fourth and first quarters of the year to coincide with scheduled holiday and vacation time under our labor union contracts. Costs related to the shutdown activities are expensed as incurred.

  Goodwill

        Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangible Assets ("SFAS 142"), that addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. SFAS 142 also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS 142 provides that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives will continue to be amortized over their useful lives, but those lives will no longer be limited to forty years. For the financial statements of the Predecessor Company, it was determined that the fair value of the Company was greater than the carrying amount of the net assets and no goodwill impairment resulted from the adoption SFAS 142.

        The following table reconciles the Company's net loss in the years ended December 31, 2001 and 2000, adjusted to exclude goodwill amortization, to amounts previously reported:

	Years Ended December 31,
	2001	2000
Net loss, as reported	$(51,068)	$(32,266)
Goodwill amortization	2,976	2,976

Net loss, as adjusted	$(48,092)	$(29,290)

Basic and diluted net income (loss) per share applicable to common stock, as reported	$(12.40)	$(8.82)

Basic and diluted net income (loss) per share applicable to common stock, as adjusted.	$(11.83)	$(8.25)

        Goodwill represented the excess of the 1997 purchase price over the estimated fair value of net assets then acquired and was amortized on a straight-line basis over a twenty-year period. Amortization expense was $2,976 in each of the two years ended December 31, 2001 and 2000.

  Intangible assets

        Intangible assets at August 31, 2002 have been valued at fair market value by independent appraisers. These assets are attributable to long-term customer relationships and are being amortized on a straight-line basis over a period of ten years, which represents the estimated economic useful lives of these relationships. Amortization expense was $264 in the four months ended December 31, 2002. The Company estimates annual amortization expense of $790 in each of the next five years.

  Impairment of Long-Lived Assets

        Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144—Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), that addresses financial reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes Statement of Financial Accounting Standards No. 121—Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121") and the reporting provisions of Accounting Principles Board Opinion No. 30—Reporting the Results of Operations, for the disposal of a segment of a business. SFAS 121 established the recognition and measurement standards related to the impairment of long-lived assets. The Company evaluates the recoverability of its long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. The Company concluded that no impairment exists as of December 31, 2002. SFAS 121 did not have a material effect on the Company's results of operations or financial position for the two years ended December 31, 2001. Assets previously held for sale have been reclassified as operating property, plant and equipment because they had been held for sale for greater than one year. The net book values of these assets (approximately $6,650) are equivalent to their estimated salvage values; therefore, no future depreciation expense will be recorded.

  Strategic Alliances with Customers

        The Company had entered into long-term agreements with several customers. Payments made to these customers are being amortized as a component of net sales on the statement of operations over the term of the related supply contract, which range between 3 and 5 years. The Company reviews the recoverability of unamortized balances throughout the term of the contract through its monitoring of contract provisions. The remaining unamortized balances of these agreements are not material and have been reclassified into other assets.

  Income Taxes

        The Company applied Statement of Financial Accounting Standards No. 109—Accounting for Income Taxes ("SFAS 109") which establishes financial accounting and reporting standards for the effects of income taxes which result from a company's activities during the current and preceding years. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets also are recognized for credit carryforwards. Deferred tax assets and liabilities are measured using the enacted rates applicable to taxable income in the years in which the temporary differences are expected to reverse and the credits are expected to be used. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. An assessment is made as to whether or not a valuation allowance is required to offset deferred tax assets. This assessment includes anticipating future taxable income and the Company's tax planning strategies and is made on an ongoing basis. Consequently, future material changes in the valuation allowance are possible.

  Accounts Payable

        Accounts payable includes checks issued and outstanding of approximately $13,683 and $13,000, respectively, at December 31, 2002 and 2001.

  Fair Value of Financial Instruments

        Statement of Financial Accounting Standards No. 107—Disclosures about Fair Value of Financial Instruments requires disclosure of the estimated fair values of certain financial instruments. The estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies that require considerable judgment in interpreting market data and developing estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Long-term debt is estimated to have a fair value equal to its carrying value at December 31, 2002. Long-term debt was estimated to have a fair value of approximately $163,000 at December 31, 2001 based on the then available market information. The carrying amount of other financial instruments, except for the natural gas futures discussed in Note 6, approximate their estimated fair values.

        The fair value information presented herein is based on information available to management as of December 31, 2002. Although management is not aware of any factors that would significantly affect the estimated value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, the current estimates of fair value may differ significantly from the amounts presented herein.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

  Income (Loss) per Share

        Basic and diluted net income (loss) per common share was computed by dividing income (loss) applicable to common stock by the weighted-average number of common shares and contingently issuable shares outstanding during the period. Warrants outstanding were contingently issuable shares as the stock underlying the warrants were issuable for no additional consideration and the conditions necessary for share exercise had been met. As applicable, there was no effect given for the assumed conversion of 6,468,555 shares of preferred stock for the two years ended December 31, 2001 and 2000, as the conversion would have been anti-dilutive.

        The computation of basic and diluted net income (loss) per share is as follows (dollars in thousands, except per share data):

	Four Months Ended December 31, 2002	Eight Months Ended August 31, 2002	Years Ended December 31,
			2001	2000
Basic net income (loss) per share:
Income (loss) applicable to common stock	$(3,691)	$59,723	$(65,125)	$(46,323)
Divided by the sum of:
Weighted average shares outstanding	13,499,995	3,357,825	2,772,212	2,158,431
Weighted average warrants outstanding	—	1,893,531	2,479,144	3,092,925

	13,499,995	5,251,356	5,251,356	5,251,356

Basic net income (loss) per share applicable to common stock	$(0.27)	$11.37	$(12.40)	$(8.82)

Diluted net income (loss) per share:
Income (loss) applicable to common stock	$(3,691)	$59,723	$(65,125)	$(46,323)
Effect of dilutive securities—Dividends on Series A and B preferred stock	—	4,100	—	—

	(3,691)	63,823	(65,125)	(46,323)

Divided by the sum of:
Weighted average shares outstanding	13,499,995	3,357,825	2,772,212	2,158,431
Weighted average warrants outstanding	—	1,893,531	2,479,144	3,092,925
Dilutive potential common shares—Series A and B preferred stock	—	28,554,295	—	—

	13,499,995	33,805,651	5,251,356	5,251,356

Diluted net income (loss) per share applicable to common stock	$(0.27)	$1.89	$(12.40)	$(8.82)

  Stock Option Plan—Consumers Plan

        Salaried employees of the Company participated in the Director and Employee Incentive Stock Option Plan, 1996 of Consumers Packaging Inc. ("Consumers"), Anchor's former indirect parent. Consumers requested the Toronto Stock Exchange (the "TSE") to suspend trading of Consumers common stock and effective December 31, 2001, the TSE issued a trading halt. The closing price at the time of the trading halt was Cdn.$0.015 per share.

        These options, which have been cancelled, generally had a life of 10 years and vested ratably over three years. The Company elected to follow Accounting Principles Board Opinion No. 25—Accounting for Stock Issued to Employees ("APB 25"). Under APB 25, because the exercise price of employee stock options equals or exceeds the market price of the stock on the date of the grant, no compensation expense is recorded. The Company adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123—Accounting for Stock-Based Compensation ("SFAS 123").

        The Company applied APB 25 in accounting for these stock options and accordingly, no compensation cost had been reported in the financial statements for the eight months ended August 31, 2002 and the two years ended December 31, 2001. In accordance with SFAS 123, the fair value of option grants was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for pro forma footnote purposes: (i) risk-free interest rate ranging from 5.50% to 5.99%, (ii) expected option life of 4 years, (iii) expected volatility of 41.51% and (iv) no expected dividend yield.

        Had the Company determined compensation cost based on the fair value at the grant date for these options under SFAS 123, the Company's net income (loss) would have increased to the pro forma amounts indicated below:

	Eight Months Ended August 31, 2002	Years Ended December 31,
		2001	2000
Net income (loss)
As reported	$63,823	$(51,068)	$(32,266)
Pro forma	63,767	(51,575)	(33,131)
Income (loss) applicable to common stock
As reported	$59,723	$(65,125)	$(46,323)
Pro forma	59,667	(65,632)	(47,188)
Basic net income (loss) per share applicable to common stock
As reported	$11.37	$(12.40)	$(8.82)
Pro forma	11.36	(12.50)	(8.99)
Diluted net income (loss) per share applicable to common stock
As reported	$1.89	$(12.40)	$(8.82)
Pro forma	1.89	(12.50)	(8.99)

  New Accounting Standards

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143—Accounting for Asset Retirement Obligation ("SFAS 143"), that addresses the accounting for the recognition of liabilities associated with the retirement of long-lived assets. The Company has adopted the requirements of SFAS 143 concurrent with fresh start reporting (see Note 3) and has determined that the impact of adopting SFAS 143 was not material.

        In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145—Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145") regarding the accounting for gains and losses from the extinguishment of debt and to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 is effective for transactions occurring after May 15, 2002. The Company has adopted the requirements of SFAS 145 concurrent with fresh start reporting (see Note 3). As a result, $1,285 was reclassified from extraordinary item to interest expense for the year ended December 31, 2000.

        In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146—Accounting for Exit or Disposal Activities ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring". The Company has adopted the requirements of SFAS 146 concurrent with fresh start reporting and has determined that the impact of adopting SFAS 146 was not material.

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148—Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of Statement No. 123 ("SFAS 148"). SFAS 148 amends SFAS 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statement about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has currently adopted the disclosure requirements of SFAS 148.

  Reclassifications

        Certain reclassifications, not considered material individually or in the aggregate, were made to the balance sheet as of December 31, 2001. These reclassifications had no effect on amounts reported in the statements of operations, stockholders' equity or cash flows for the year ended December 31, 2001. These items include reclassifying (i) pallet assets from other assets to property, plant and equipment, (ii) strategic alliances with customers to other assets and (iii) lock box cash receipts from cash to borrowings under revolving credit facility.

NOTE 2—Plan of Reorganization and Liquidity

        On August 30, 2002, Anchor consummated a significant restructuring of its existing debt and equity securities through a Chapter 11 reorganization (the "Reorganization") and a voluntary bankruptcy petition had been filed on April 15, 2002 (the "Petition Date"). As part of this restructuring, AGC Holding acquired 75,000 shares of newly authorized Series C Participating Preferred Stock for $75,000

and 13,499,995 shares of newly authorized common stock for $5,000 (see Note 7). Ableco Finance LLC, an affiliate of Cerberus, provided Anchor with a new $20,000 term loan (see Note 5). In connection with the Reorganization, Anchor entered into a new $100,000 credit facility (the "Revolving Credit Facility") (see Note 4).

        Under the terms of the Plan, the holders of Anchor's 11.25% First Mortgage Notes due 2005, aggregate principal amount of $150,000 (the "First Mortgage Notes"), retained their outstanding $150,000 of First Mortgage Notes and received a consent fee of $5,625 for the waiver of the change-in-control provisions, the elimination of the pre-payment provisions and other non-financial changes to the terms of the First Mortgage Notes (including the release of Consumers U.S., Inc. ("Consumers U.S.") as a guarantor). Consumers U.S. was the former parent company of Anchor. The holders of Anchor's 9.875% Senior Notes due 2008, aggregate principal amount of $50,000 (the "Senior Notes"), were repaid in cash at 100% of their principal amount. Holders of Anchor's mandatorily redeemable 10% cumulative convertible preferred stock ("Series A Preferred Stock") (having an accrued liquidation value of approximately $83,600) are entitled to receive a cash distribution of $22,500 in exchange for their shares and the Series A Preferred Stock was cancelled. Of this amount, $17,409 has been paid through December 31, 2002 and the remaining liability is included in accrued expenses on the balance sheet. Anchor's redeemable 8% cumulative convertible preferred stock (the "Series B Preferred Stock") (having an accrued liquidation value of approximately $105,700) and common stock and warrants were cancelled and the holders received no distribution under the Plan.

        In connection with the Reorganization, Anchor settled a shareholder derivative action that had been pending in Delaware Chancery Court. The litigation was settled for total consideration to the Company of approximately $9,000, of which approximately $6,300 was in cash, with the balance of the consideration to Anchor being an assignment to Anchor by Consumers U.S. of the funds it would otherwise have been entitled to receive under the Plan. The settlement also included the exchange of mutual releases by the parties and payment by Anchor of certain legal fees. The settlement of the shareholder derivative action was approved by the Delaware Chancery Court and was recorded in August 2002 as a component of restructuring, net, in the accompanying financial statements of Anchor. Implementation of the settlement was completed in the fourth quarter of 2002 with Anchor receiving approximately $6,300 in cash.

        Anchor also entered into an agreement with the Pension Benefit Guaranty Corporation ("PBGC"). At the Effective Date, Anchor paid $20,750 to the PBGC and entered into a ten-year payment obligation (see Note 10).

        All of Anchor's other unaffiliated creditors, including trade creditors, were unimpaired and have been or will be paid in the ordinary course.

        In connection with the Reorganization, Anchor did not make the interest payment on its Senior Notes due March 15, 2002 or a timely interest payment on its First Mortgage Notes due April 1, 2002. In July 2002, Anchor paid the interest payment on its First Mortgage Notes that was due April 1, 2002 and has paid subsequent interest payments when due. Because of the Chapter 11 proceedings, there was no accrual of interest on the unsecured Senior Notes after the Petition Date. If accrued through the Effective Date, interest expense would have increased by $1,852 during the eight months ended August 31, 2002. In addition, effective as of the Petition Date, Anchor ceased accruing dividends on the Series A and Series B preferred stock. The filing of the voluntary petition and the nonpayment of interest was a default under the indentures governing the First Mortgage Notes and the Senior Notes (the "Indentures") and certain equipment related leases, for which leases the Company received waivers.

        During the course of the bankruptcy proceeding, including the events leading up to the preparation and execution of the prearranged plan, the Company incurred several costs that directly resulted from the Company's restructuring through the Plan. Reorganization items were items that met the definition of reorganization items per the provisions of American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which included costs and gains that were incurred after the Chapter 11 filing and were a direct result of the bankruptcy proceeding and gains and losses resulting from the application of fresh-start reporting. Restructuring items included costs and gains that directly related to the restructuring of the Company through the Plan and were either incurred prior to the filing of Chapter 11 or were not incurred as a direct result of the bankruptcy itself. The costs and gains are summarized as follows (dollars in thousands):

Reorganization items, net:
Fresh start adjustments to reflect the impact of fresh-start reporting in accordance with the provisions of SOP 90-7, which included increasing property, plant and equipment ($86,860), recognizing identifiable intangible assets for customer relationships ($7,900) and writing off goodwill ($44,852).	$(49,908)

DIP facility fees charged by the bank to execute the Company's debtor-in-possession financing arrangement during the course of the bankruptcy proceeding.	$2,450
Attorneys' fees incurred for legal services performed, claims processor fees and printing fees incurred for the bankruptcy proceeding.	1,687
Write-off of the unamortized balance of deferred financing costs related to Senior Notes. The Senior Notes were repaid with proceeds obtained when the Plan became effective.	1,276
Write-off of interest accrued on the Senior Notes prior to the filing of Chapter 11. Interest ceased to accrue under the bankruptcy proceedings and accrued interest was forgiven when the plan became effective.	(2,894)

$2,519

$(47,389)

Restructuring, net:
Consulting fees and attorneys' fees incurred with respect to the preparation of the Plan. These costs were not considered reorganization expenses because certain costs were incurred prior to the filing for bankruptcy and such costs were not directly related to the bankruptcy proceeding.	$10,068

Direct costs of the restructuring, which include an accrual for claims under the Plan ($2,400), the cost of employee restructuring bonuses paid upon the successful implementation of the Plan ($2,110), purchase of certain director/officer liability and environmental liability insurance policies mandated by the Plan ($1,550), the write-off of deferred financing fees of the revolving credit facility upon entering into the DIP facility ($1,165) and severance charges ($728 for 12 employees). At December 31, 2002, remaining liabilities were $2,398 for the accrual for claims and $460 for severance charges.	7,953
Consent fee paid to the holders of the First Mortgage Notes under the terms of the Plan, which was negotiated prior to the Chapter 11 filing and was directly stipulated by the Plan.	5,625
Write-down of a customer notes receivable of $10,000, due to a negotiated early collection of the balance. The notes were originally entered into in 1999 in satisfaction of accounts receivable and a strategic alliance commitment and were scheduled to mature in 2004. Cerberus, through certain Cerberus-affiliated funds and managed accounts invested $80.0 million of new equity capital into the Company, directed the settlement of the notes, as part of the restructuring, in order to fund other costs incurred with respect to the restructuring.	4,473
Other fees, which include a consent fee of $2,500 paid for settlement of change-in-control issues related to the Plan and reimbursement of professional fees of $1,400 incurred by Cerberus.	3,900
Gain on cash settlement of a shareholders' derivative action offset by legal fees related to the settlement.	251
Modifications to the Company's post-retirement benefits program, implemented as part of the Reorganization, resulting in a reduction of long-term post retirement liabilities.	(24,432)
Adjustment of previously recorded pension liabilities to reflect amounts agreed upon under the PBGC Agreement.	(8,233)

$(395)

        Restructuring and reorganization payments included as financing activities in the statements of cash flows were comprised of attorneys' and professional fees, financial institution fees incurred in obtaining DIP financing and consent fees paid to First Mortgage Note holders. All other restructuring and reorganization payments were classified as operating activities.

NOTE 3—Fresh Start Reporting

        Upon the Effective Date, Anchor adopted fresh start reporting pursuant to SOP 90-7. The adoption of fresh start reporting results in Anchor revaluing its balance sheet to fair value based on the reorganization value of the Company. The reorganization value of an entity approximates the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets immediately after restructuring. The reorganization value was determined by the negotiated total enterprise value for Anchor reflected in the Plan and the Reorganization, which was the product of a six month solicitation of proposals conducted by the prior Board of Directors and a nationally recognized investment banking firm. The reorganization value of the entity was allocated to assets based on the relative fair values of the assets. Liabilities at plan consummation date are stated at the present value of amounts to be paid. The fair values of substantially all of the property, plant and equipment, identifiable intangible assets and outstanding debt and equity securities of the Company were determined by independent appraisers.

        The Reorganization and adoption of fresh start reporting resulted in the following adjustments to the condensed balance sheet of Anchor as of August 31, 2002:

	Predecessor Company at August 31, 2002	Reorganization Adjustments		Fresh Start Adjustments		Reorganized Company at August 31, 2002
Current assets	$118,438	$34,810	(a),(b),(c)	$—		$153,248
Property, plant and equipment	285,630	—		86,860	(e)	372,490
Other asset	11,189	1,408	(a),(c)	—		12,597
Goodwill and intangible assets	44,852	—		(36,952	)(e)	7,900

	$460,109	$36,218		$49,908		$546,235

Current liabilities	$155,656	$8,718	(b),(c)	$93		$164,467
Long-term debt	266,886	(30,000	)(a),(b)	—		236,886
Long-term post-retirement liabilities	39,910	—		—		39,910
Other long-term liabilities.	24,972	—		—		24,972

	487,424	(21,282)		93	(d)	466,235
Redeemable preferred stock	83,659	(22,500	)(b)	(61,159	)(d)	75,000
		75,000	(a)
Stockholders' equity (deficit)	(110,974)	5,000	(a),(b)	110,974	(d)	5,000

	$460,109	$36,218		$49,908		$546,235

(a)
Reflects the proceeds from the issuance of 75,000 shares of Series C Preferred Stock ($75,000), 13,499,995 shares of Common Stock ($5,000), proceeds from the issuance of the Term Loan ($20,000) and payment of financing fees.

(b)
Reflects the distributions under the Plan to repay the Senior Notes ($50,000) and the accrual of the final distribution to the holders of the Series A preferred stock ($22,500).

(c)
Reflects the payoff of the DIP Facility, the proceeds under the Revolving Credit Facility and the payment of financing fees. (See Note 3.)

(d)
Reflects the cancellation of the remaining value of the Series A preferred stock ($61,159), the cancellation of the Series B preferred stock ($105,731), the cancellation of the common stock ($20,890) and warrants ($9,446) and other accumulated deficit items ($247,041) of the Predecessor Company.

(e)
Reflects the write off of goodwill ($44,852) and the revaluation of Company's property, plant and equipment ($86,860) and identifiable intangible assets ($7,900) based upon an independent appraisal.

NOTE 4—Revolving Credit Facility

        On August 30, 2002, Anchor entered into a loan and security agreement with various financial institutions as lenders, Congress Financial Corporation (Central), as administrative agent and collateral agent for the lenders, and Bank of America, N.A., as documentation agent, to provide the Revolving Credit Facility. The Revolving Credit Facility permits drawings of up to $100,000 in the aggregate and includes a $15,000 subfacility for letters of credit. The Revolving Credit Facility matures on August 30, 2006.

        Availability under the Revolving Credit Facility is restricted to the lesser of (i) $100,000 and (ii) the borrowing base amount. The borrowing base amount is defined as the amount equal to (A) the lesser of (i) the amount equal to (a) eighty-five (85%) percent of the net amount of eligible accounts plus (b) the lesser of (1) $60,000 or (2) sixty (60%) percent multiplied by the value of the eligible inventory or (ii) $100,000; minus (B) reserves in such amounts as the agent may from time to time establish. Advances under the Revolving Credit Facility may be made as prime rate loans or eurodollar rate loans at the Company's election. Interest rates payable upon such advances are based upon the prime rate or eurodollar rate depending on the type of loan, plus an applicable margin. The applicable margin for all loans for the first six months following August 30, 2002 is 0.50% for prime rate loans, 2.25% for eurodollar rate loans and 2.00% for letters of credit. Thereafter, these rates can increase up to 1.00% for prime rate loans, 2.75% for eurodollar rate loans and 2.50% for letters of credit if availability is less than $20,000. The loan and security agreement contains certain fees, including closing fees, servicing fees, unused line fees and early termination fees.

        Loans made pursuant to the Revolving Credit Facility are secured by a first priority security interest in, a lien upon, and a right of set off against all of the Company's inventories, receivables, general intangibles and proceeds therefrom. All cash collections are accounted for as reductions of advances outstanding under the Revolving Credit Facility.

        The Revolving Credit Facility contains customary negative covenants and restrictions for transactions, including, without limitation, restrictions on indebtedness, liens, investments, fundamental business changes, asset dispositions outside of the ordinary course of business, subsidiary stock dispositions, restricted junior payments, transactions with affiliates and changes relating to indebtedness. In addition, the Revolving Credit Facility requires that the Company meet a quarterly fixed charge coverage test unless minimum availability declines below $10,000, in which case the Company must meet a monthly fixed charge coverage test. The Revolving Credit Facility contains customary events of default, including, without limitation, non-payment of principal, interest or fees, violation of certain covenants, inaccuracy of representations and warranties in any material respect, and cross defaults with certain other indebtedness and agreements, including, without limitation, the First Mortgage Note indenture and the PBGC settlement agreement.

        At December 31, 2002, advances outstanding under the Revolving Credit Facility were $47,413, borrowing availability was $28,129 and outstanding letters of credit on this facility were $1,000. At December 31, 2002, the weighted average interest rate on borrowings outstanding was 4.09%. During the four months ended December 31, 2002, average advances outstanding were approximately $53,486, the average interest rate was 5.04% and the highest month-end advance was $56,939. At August 31, 2002, the weighted average interest rate on borrowings outstanding was 3.78%. During the eight months ended August 31, 2002, average advances outstanding were approximately $57,554, the average interest rate was 6.01% and the highest month-end advance was $62,108.

        In connection with the Plan, Anchor entered into an agreement with Bank of America, N.A., Congress Financial Corporation and Ableco Finance LLC, who together provided a $100,00 debtor-in-possession secured financing facility under a new loan agreement (the "DIP Facility"), with Bank of America, N.A., as agent. The DIP Facility consisted of an $80,000 revolving credit facility, including a letter of credit sub-facility, and a $20,000 term loan facility. Advances under the DIP facility bore interest at an average rate of 7.0%. Borrowings under the DIP Facility were repaid with proceeds from the Revolving Credit Facility and the DIP Facility was cancelled.

        The letters of credit outstanding under the DIP Facility are currently in the process of being transitioned to the Revolving Credit Facility. As a result, outstanding letters of credit under the DIP Facility, which were approximately $3,998 at December 31, 2002, are collateralized by a cash deposit, recorded as restricted cash on the balance sheet. The transition of the letters of credit to the Revolving Credit Facility and the return of the cash deposit are expected to occur in the first quarter of 2003.

        In conjunction with the 1997 acquisition of Anchor, the Company entered into a credit agreement providing for a $110,000 revolving credit facility (the "Original Credit Facility"). In October 2000, the Company replaced the Original Credit Facility with a credit facility under a Loan and Security Agreement dated as of October 16, 2000, with Bank of America, National Association, as agent (the "Loan and Security Agreement"), to provide a $100,000 senior secured revolving credit facility (the "Replacement Credit Facility"). Borrowings under the Replacement Credit Facility were repaid with proceeds of the DIP Facility and the Loan and Security Agreement and the Replacement Credit Facility were cancelled.

        The Company's obligations under the Loan and Security Agreement were secured by a first priority lien on all of the Company's inventories and accounts receivable and related collateral and a second priority pledge of all of the issued and issuable Series B Preferred Stock of the Company and 902,615 shares of the Company's Common Stock. In addition, the Company's obligations under the Loan and Security Agreement were guaranteed by Consumers U.S., the holder of the outstanding Series B Preferred Stock of the Company and 902,615 shares of the Company's Common Stock.

        At December 31, 2001, advances outstanding under the Replacement Credit Facility were $50,981 and the borrowing availability was $20,669. The total outstanding letters of credit on this facility were $6,720. At December 31, 2001, the weighted average interest rate on borrowings outstanding was 4.75%. During 2001, average advances outstanding were approximately $62,323, the average interest rate was 7.16% and the highest month-end advance was $77,341.

        The Company capitalizes financing fees related to obtaining its debt commitments and amortizes these costs over the term of the related debt. As a result of the refinancing of the Original Credit Facility, deferred financing fees of $1,285 were written off in the fourth quarter of 2000.

NOTE 5—Long-Term Debt

        Long-term debt consists of the following:

	Reorganized Company	Predecessor Company
	December 31, 2002	December 31, 2001
$150,000 First Mortgage Notes, interest at 11 1/4% due 2005	$150,000	$150,000
$20,000 Term Loan, interest at 14% due 2005	20,000	—
$50,000 Senior Notes, interest at 9 7/8% due 2008	—	50,000
Capital lease obligations	16,359	8,454

	186,359	208,454
PBGC obligation	65,029	—

	251,388	208,454
Less:
Long-term debt classified as current	—	(206,091)
Current maturities	(8,315)	(822)

	$243,073	$1,541

        On December 26, 2002, Anchor entered in a master lease agreement with a major lessor. The master lease agreement is structured as a capital lease. Equipment leases pursuant to the master lease will be secured by a first priority lien on such assets. Under this agreement, in December 2002, the Company financed approximately $10,000 of equipment. The lease agreement has a term of five years and contains, among other things, a fixed charge coverage test.

        On August 30, 2002, Anchor entered into a term loan agreement with Ableco Finance LLC, as agent for the lenders, to provide for a senior secured term loan in the amount of $20,000 (the "Term Loan"). The full amount of the loan was drawn down on August 30, 2002, and bears interest at 14% per annum, payable monthly in arrears. The Term Loan matures on March 31, 2005. An anniversary fee equal to $200 will be payable on each anniversary date until maturity, beginning on August 30, 2003.

        The Term Loan is secured by a second priority security interest in, a lien upon, and a right of set off against the collateral that secures the Revolving Credit Facility. In addition, AGC Holding has pledged its ownership interests in Anchor to Ableco Finance LLC as additional security for the obligations created under the agreement.

        Anchor may prepay the Term Loan, in full or in part, on the following terms: (i) if paid within the first 18 months, upon payment of a fee equal to 1.5% of the amount of principal so prepaid and (ii) thereafter, without premium or penalty. In addition, Anchor must prepay all or a portion of the outstanding principal amount of the Term Loan, with the proceeds received, in the event that (i) the Revolving Credit Facility obligations becoming due and payable or the revolving commitments are terminated or the loan and security agreement is terminated, (ii) the receipt of cash outside of the ordinary course of business if more than $100, (iii) any disposition by Anchor not used to repay or redeem the First Mortgage Notes, or (iv) any indebtedness or sale or issuance of capital stock by Anchor.

        The Term Loan contains customary negative covenants and restrictions on transactions, including, without limitation, restrictions on indebtedness, liens, investments, fundamental business changes, asset dispositions outside of the ordinary course of business, subsidiary stock dispositions, restricted junior payments, transactions with affiliates and changes relating to indebtedness. In addition, the Term Loan requires that Anchor meet a fixed charge coverage test and maintain minimum EBITDA (earnings before interest, taxes, depreciation and amortization), for any four consecutive quarters, of $70,000. The Term Loan contains customary events of default, including, without limitation, non-payment of principal, interest or fees, violation of certain covenants, inaccuracy of representations and warranties in any material respect and cross defaults under certain other indebtedness and agreements.

        Effective April 17, 1997, the Company completed an offering of the First Mortgage Notes, issued under an indenture dated as of April 17, 1997, among the Company, Consumers U.S. and The Bank of New York, as Trustee. The First Mortgage Notes are senior secured obligations of the Company, ranking senior in right of payment to all existing and future subordinate indebtedness of the Company and equal with all existing and future senior indebtedness of the Company.

        Effective August 30, 2002, Anchor entered into a supplemental indenture with the holders of the First Mortgage Notes to provide for the waiver of the change-in-control provisions, the elimination of pre-payment provisions and other non-financial changes to the terms of the First Mortgage Notes. Additionally, Consumers U.S. was released as a guarantor of the First Mortgage Notes.

        The Company entered into a Registration Rights Agreement on April 17, 1997. Following the issuance of the First Mortgage Notes, the Company filed with the Securities and Exchange Commission an exchange offer registration statement, declared effective on February 12, 1998, with respect to an issue of 11 1/4% First Mortgage Notes, due 2005, identical in all material respects to the First Mortgage Notes, except that the new First Mortgage Notes would not bear legends restricting the transfer thereof. In March 1998, the Company completed an offer to the holders of the First Mortgage Notes to exchange their First Mortgage Notes for a like principal amount of new First Mortgage Notes.

        Interest on the First Mortgage Notes accrues at 11 1/4% per annum and is payable semiannually on each April 1 and October 1 to registered holders of the First Mortgage Notes at the close of business on the March 15 and September 15 immediately preceding the applicable interest payment date.

        The First Mortgage Notes are redeemable, in whole or in part, at the Company's option on or after April 1, 2001, at par. The indenture provides that upon the occurrence of a change in control, the Company will be required to offer to repurchase all of the First Mortgage Notes at a purchase price in cash equal to 101% of the principal amount plus interest accrued to the date of purchase.

        All of the obligations of the Company under the First Mortgage Notes and the indenture are secured by a first priority perfected security interest in substantially all of the existing and future real property, personal property and other assets of the Company other than inventories and receivables.

        Effective March 16, 1998, the Company completed an offering of the Senior Notes issued under an indenture dated as of March 16, 1998, among the Company, Consumers U.S. and The Bank of New York, as Trustee. The Senior Notes were unsecured obligations of the Company ranking equal in right of payment with all existing and future senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. Under the terms of the Plan, the holders of the Senior Notes were repaid in cash at 100% of their principal amount.

        The indenture governing the First Mortgage Notes, subject to certain exceptions, restricts the Company from taking various actions, including, but not limited to, subject to specified exceptions, the incurrence of additional indebtedness, the granting of additional liens, the payment of dividends and other restricted payments, mergers, acquisitions and transactions with affiliates.

        All of the Company's debt agreements contain cross-default provisions.

        Other long-term debt includes capital leases, which have imputed interest rates ranging from 6.0% to 9.0%. Imputed interest on capital leases as of December 31, 2002 and 2001 was $4,854 and $2,596, respectively. Property, plant and equipment under capital lease obligations approximated $20,300 at December 31, 2002.

        The Company capitalizes financing fees related to obtaining its debt commitments and amortizes these costs over the term of the related debt.

        As a result of the matters discussed below, the Company classified its long-term debt as current liabilities in the balance sheet at December 31, 2001.

        On May 23, 2001, Consumers filed for protection under the Canadian Companies' Creditors Arrangement Act ("CCAA"). On August 3, 2001, Consumers and Owens-Brockway Glass Container Inc. (together with its affiliates "O-I") announced an agreement whereby O-I would acquire Consumers' Canadian glass producing assets as well as the stock of Consumers U.S. Management of Anchor believed that the Reorganization or the acquisition of the stock of Consumers U.S. by O-I would have triggered a "change in control" as defined in the Indentures. Upon a "change in control" as defined in the Indentures, Anchor would have been required to make an offer to repurchase all of the First Mortgage Notes and the Senior Notes at 101% of the outstanding principal amount plus accrued and unpaid interest. Anchor did not have the cash or liquidity available to make this repurchase offer. The failure to make the offer would have resulted in an event of default under the Indentures that would have given the noteholders the right to accelerate the debt and would also have been a default under Anchor's credit facility at the time and would have been an event of default under various equipment leases.

NOTE 6—Accounting For Derivative Instruments And Hedging Activities

        The Company hedges certain of its estimated natural gas purchases, typically over a maximum of six to twelve months, through the purchase of natural gas futures and options. At August 31, 2002, the Company acquired futures to hedge gas purchases from September 2002 through December 2002 that qualify for cash flow hedge treatment under SFAS 133. During the four months ended December 31, 2002, income of $617 was recognized in cost of products sold related to gas futures. During the eight months ended August 31, 2002, a loss of $2,159 was recognized in cost of products sold related to gas futures. There were no outstanding futures as of December 31, 2002.

        In the four months ended December 31, 2002 and the eight months ended August 31, 2002, the Company entered into put and call options for purchases of natural gas. The fair value of these options at December 31, 2002 was $680 and is recorded in other current assets. These options do not qualify as an effective cash flow hedge for natural gas purchases. As a result of these contracts, the Company recognized derivative income of $71 and $562, respectively, in the four months ended December 31, 2002 and the eight months ended August 31, 2002.

        The Company had no gas futures or options outstanding at January 1, 2001. During the year ended December 31, 2001, a loss of $3,950 was recognized in cost of products sold related to futures. Futures outstanding at December 31, 2001 were acquired to hedge gas purchases from January 2002 through March 2002. The Company recorded the fair market value of the outstanding futures, approximately $531, in accrued expenses and accumulated comprehensive income on the balance sheet as of December 31, 2001.

        In the year ended December 31, 2001, the Company entered into put and call options for purchases of natural gas. The fair value of these options at December 31, 2001 was $536 and is recorded in accrued expenses. These options do not qualify as an effective cash flow hedge for natural gas purchases. As a result of these contracts, the Company recognized a derivative loss of $334 in the year ended December 31, 2001.

        In August 2001, Anchor entered into an interest rate cap instrument with Bank of America, National Association. The fair value of this interest rate cap, approximately $72, was recorded in other assets on the accompanying balance sheet at December 31, 2001. During the eight months ended August 31, 2002 and the year ended December 31, 2001, losses of $72 and $253, respectively, were recognized in other income, net related to this instrument.

NOTE 7—Capital Stock

        At August 31, 2002, the authorized capital stock of Anchor consists of 31,500,000 shares of common stock, par value $0.10 per share, of which 13,499,995 shares are issued and outstanding, and 100,000 shares of preferred stock, par value $0.01 per share. Of the amount of authorized preferred stock, 75,000 shares of preferred stock are designated Series C Participating Preferred Stock, of which 75,000 shares are issued and outstanding.

  Redeemable Preferred Stock

        The Anchor Board of Directors has the authority, by adopting resolutions, to issue shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions. The certificate of incorporation authorizes the Board of Directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock.

        The holders of the Series C Participating Preferred Stock are entitled to vote as a single class on all actions to be taken by Anchor stockholders, together with all other classes and series of Anchor's stock. The holders of the Series C Participating Preferred Stock will have full voting rights and powers equal to the voting rights and powers of the holders of Anchor's common stock. The votes of the holders of Series C Participating Preferred Stock, in the aggregate, will constitute 15% of the total aggregate votes entitled to vote on any such action.

        The Series C Participating Preferred Stock is entitled to receive dividends, at a rate per annum equal to 12%, prior to and in preference to any declaration or payment of any dividend on any junior securities. Dividends are payable quarterly in cash, if and when declared by the Board of Directors and, to the extent not paid currently with respect to any quarterly period, will accrue and compound quarterly. Unpaid dividends of $3,022 ($40.29 per share) as of December 31, 2002 were accrued and included in redeemable preferred stock in the accompanying balance sheet. In addition, the Series C Participating Preferred Stock is entitled to receive dividends and distributions equal to 15% of the amount of dividends paid on the outstanding shares of common stock.

        The Series C Participating Preferred Stock is subject to redemption at the Company's option at any time in whole but not in part at a redemption price equal to the sum of (i) $1,000 per share plus all accrued and unpaid dividends on such share computed to the date of redemption and (ii) 15% of the fair market value of all of the outstanding shares of common stock divided by the number of outstanding shares of Series C Participating Preferred Stock. The portion of the redemption price specified in clause (ii) of the preceding sentence will, at the option of the Company, be payable either in cash or in shares of common stock.

        In the event of Anchor's liquidation, dissolution or winding up (or certain other circumstances which shall be deemed a liquidation), the holders of the Series C Participating Preferred Stock will be entitled to receive, prior to and in preference to the holders of the common stock, an amount equal to $1,000 per share plus all accrued and unpaid dividends on such share computed to the date of redemption. If upon the liquidation event the available assets are insufficient to permit the payment of those amounts, then the entire assets and funds will be distributed to the holders of the Series C Participating Preferred Stock. After the liquidation preference has been paid to the holders of the Series C Participating Preferred Stock, remaining assets will be distributed 85% to holders of the common stock and 15% to the holders of the Series C Participating Preferred Stock.

  Capital Stock of the Predecessor Company

        Prior to the Reorganization, the Company had designated 2,239,320 shares as Series A Preferred Stock and 5,000,000 shares as Series B Preferred Stock. The holders of Series A Preferred Stock were entitled to receive, when and as declared by the Board of Directors of the Company, cumulative dividends, payable quarterly in cash, at an annual rate of 10%. Unpaid dividends of $26,043 ($11.63 per share) as of December 31, 2001 were accrued and included with the value of the related preferred stock on the balance sheet. The Company paid one quarterly dividend in 1999 of approximately $1,411. The Series A Preferred Stock had a liquidation and redemption value of $25.00 per share, plus accrued dividends. The Company would have been required to redeem all outstanding shares of the Series A Preferred Stock on January 31, 2009 and, on or after February 5, 2000, could have, at its option, redeemed outstanding shares of Series A

Preferred Stock at a price of $25.00 per share, if the trading price of the common stock equaled or exceeded $6.00 per share. Shares of Series A Preferred Stock were convertible into shares of common stock, at the option of the holder, at a ratio determined by dividing the liquidation value of the Series A Preferred Stock of $25.00 by $6.00 and such ratio was subject to adjustment from time to time.

        The holders of Series B Preferred Stock were entitled to receive cumulative dividends, payable quarterly at an annual rate of 8%. Cumulative and unpaid dividends at December 31, 2001 were approximately $16,900 ($4.00 per share). During the period from February 5, 1997 through and including December 31, 1999, the dividend was payable in additional shares of Series B Preferred Stock. The Series B Preferred Stock had a liquidation and redemption value of $25.00 per share, plus accrued dividends. Shares of Series B Preferred Stock were not subject to mandatory redemption. On or after February 5, 2000, the Company could have, at its option, redeemed outstanding shares of Series B Preferred Stock at a price of $25.00 per share, if the trading price of the common stock equaled or exceeded $5.50 per share. Shares of Series B Preferred Stock were convertible into shares of common stock, at the option of the holder, at a ratio determined by dividing the liquidation value of the Series B Preferred Stock of $25.00 by $5.50 and such ratio was subject to adjustment from time to time.

        For the period from February 5, 1997 to February 5, 2000, the common stock of Anchor was divided into three classes, Class A and Class B, which were voting, and Class C, which was non-voting. On February 5, 2000, the three classes of common stock were consolidated into one single class of common stock with identical rights. At December 31, 2001, the Company had outstanding warrants exercisable for 1,893,531 shares of common stock. None of the warrants required any payment upon exercise. During 2001, certain Anchor warrant holders exercised 1,197,338 warrants and acquired 1,197,338 shares of common stock of Anchor. Until the Reorganization, Consumers U.S. owned approximately 59.5% of Anchor's equity on a fully diluted basis (approximately 26.9% of the outstanding common stock at December 31, 2001), giving effect to the exercise of all warrants and the conversion of Anchor's convertible preferred stock.

        On September 26, 2001, the former Board of Directors of Anchor adopted a Stockholder Rights Plan (the "Rights Plan"). Under the Rights Plan, stock purchase rights ("Rights") would have been distributed as a dividend to all stockholders at the rate of one Right for each share of Anchor common stock held of record as of the close of business on September 26, 2001. Each Right had entitled the registered holder, upon the occurrence of certain events, to purchase from Anchor one one-thousandth of a share of Series C Junior Participating Preferred Stock, at a price of $0.01 per one one-thousandth of a share, subject to adjustment. The Rights were not exercisable until the distribution date, as defined. The Rights Plan terminated upon the Reorganization.

        On October 5, 2001, an action was filed by Consumers U.S., against Anchor and certain members of its former Board of Directors. The action alleged, among other things, that the Rights Plan adopted by the Anchor Board of Directors was unlawful. On October 11, 2001 O-I filed a similar action, which alleged, among other things, that the Rights Plan adopted by the former Anchor Board of Directors was unlawful. The actions were dismissed.

        Under the terms of the Plan, Series A Preferred Stock, the Series B Preferred Stock, common stock and warrants of Anchor outstanding at August 30, 2002 were cancelled.

NOTE 8—Equity Incentive Plan

        In October 2002, the Board of Directors of Anchor approved the equity incentive plan, designed to motivate and retain individuals who are responsible for the attainment of the Company's primary long-term performance goals and covers employees, directors or consultants. The plan provides for the grant of nonqualified stock options, incentive stock options and restricted stock for shares of Anchor common stock to participants of the plan selected by the board or a committee of the board (the "Administrator"). One million shares of common stock have been reserved under the plan. The terms and conditions of awards are determined by the Administrator for each grant, except that, unless otherwise determined by the Administrator, options vest and become exercisable as follows: 50% of an option grant vests 1/3 on the first anniversary of the grant date, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date; and the remaining 50% of the option grant vests in three tranches of equal amount if the Company attains certain performance targets established by the Board of Directors. There were no grants under this plan in 2002.

        Upon a "Liquidity Event," all unvested awards will become immediately exercisable and the Administrator may determine the treatment of all vested awards at the time of the Liquidity Event. A "Liquidity Event" is defined as an event in which (1) any person who is not an affiliate becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of Anchor's then outstanding securities, (2) the sale, transfer or other disposition of all or substantially all of Anchor's business and, whether by sale of assets, merger or otherwise to a person other than Cerberus, (3) if specified by our Board of Directors in an award at the time of grant, the consummation of an initial public offering of common equity securities or (4) dissolution and liquidation of the Company.

NOTE 9—Related Party Information

        On February 5, 1997, pursuant to an asset purchase agreement dated December 18, 1996, Consumers acquired substantially all of the assets, and assumed certain liabilities, of the former Anchor Glass Container Corporation.

        From 1997 until the latter part of 2001, the Company was part of a group of glass manufacturing companies with Consumers and GGC, L.L.C. ("GGC") each of which was controlled through G&G Investments, Inc. ("G&G").

        The Company had, in the past, engaged in a variety of transactions (including joint purchasing, engineering, utilization of the Company's mold and repair shops and management information systems) with Consumers and GGC. On October 1, 2001, Consumers completed the sale of its Canadian glass producing assets to a subsidiary of O-I. In February 2002, Mr. J. Ghaznavi, one of the Company's former directors, purchased GGC from Consumers. Following these events, Anchor separated activities related to these functions, with Consumers as of October 1, 2001, and with GGC as of February 2002, with Anchor and GGC entering into the agreement described below. GGC is currently a competitor of Anchor.

        In connection with a proposed settlement of litigation commenced by The National Bank of Canada against Anchor and certain other former affiliates, Anchor and GGC entered into a services agreement, as amended to delineate the transitional nature of the services to be provided by Anchor, whereby Anchor assists GGC in certain functions, including information systems, through 2004. GGC will pay a fee to Anchor of $500 for each year of the agreement, plus a percentage of GGC's cash flows, as determined in accordance with the services agreement, payable in three annual installments commencing on April 30, 2005. This agreement is subject to termination by Anchor or GGC, with notice, after June 30, 2002. Anchor has fully reserved the $439 of receivables under the agreement as of December 31, 2002.

        In 2000, the Company had entered into a Restated Intercompany Agreement (the "Intercompany Agreement") with G&G, Consumers, Consumers U.S., Consumers International Inc., GGC, Hillsboro Glass Company ("Hillsboro"), I.M.T.E.C. Enterprises, Inc., a machinery manufacturer majority-owned by G&G, and certain related companies, which established standards for certain intercompany transactions. With the events described above, transactions carried out under the Intercompany Agreement were significantly reduced in the latter part of 2001 and eliminated in 2002.

        Historically, pursuant to the Intercompany Agreement, the Company may have, from time to time, filled orders for customers of affiliated glass manufacturers and affiliated glass manufacturers may have, from time to time filled orders for customers of the Company. Through 2000, in such case where the customer was not a common customer, the manufacturing company paid a market commission, up to 5% of the invoiced amount, to the company that referred the customer. In the event of a transfer of a customer to the Company by an affiliated glass manufacturer or to an affiliated glass manufacturer by the Company, the transfer was treated as though the transferee had filled the orders for the transferred customer. The commission program was replaced with a cost sharing arrangement in 2001 that was subsequently discontinued as a result of the sale of Consumers' Canadian glass producing assets and the service agreement entered into with GGC.

        Historically, pursuant to the Intercompany Agreement, in connection with any bulk purchasing of raw materials, packaging materials, machinery, insurance, maintenance services, environmental services, design and implementation of certain software systems and other items and services used in this business, each of the affiliated glass manufacturers shared out-of-pocket costs of the purchasing activities without payment of commissions. Similarly, in connection with the provision of technical, engineering or mold design services, the company providing the services received reasonable per diem fees and costs for the employees provided. For services such as the provision of molds, the company providing the service received cost plus a reasonable market mark-up.

  G&G Investments, Inc.

        The Company was party to a management agreement with G&G, in which G&G was to provide specified managerial services for the Company. The Company notified G&G that the agreement was terminated as of the beginning of January 2001. In the fourth quarter of 2001, the Company reversed fees previously accrued of $1,875 to selling and administrative expenses in the statement of operations.

        For these services, G&G was entitled to receive an annual management fee of up to $3,000, subject to limitations, and reimbursement of its out-of-pocket costs. The Company recorded a management fee expense of $1,500, for this agreement for the year ended December 31, 2000. Out-of-pocket costs for the year ended December 31, 2000 were approximately $250. No costs were accrued in 2001.

        In September 1998, G&G entered into an agreement to purchase a controlling interest in a European glass manufacturer and advanced approximately $17,300 toward that end. This amount was funded by G&G through a loan from the Company of approximately $17,300 in September 1998 (the "G&G Loan"). The funds for the G&G Loan were obtained through a borrowing under the Original Credit Facility. The G&G Loan was evidenced by a promissory note that originally matured in January 1999. The transaction did not close and, in March 2000, G&G commenced an arbitration proceeding against the principal owners of the European glass manufacturer in accordance with the terms of the agreement to secure are turn of the advance. Arbitration hearings were held in 2001. A decision was rendered in the fourth quarter of 2001 in favor of the principal owners of the European glass manufacturer. As a result of the decision and questions regarding the collectibility of the G&G Loan, Anchor recorded a provision of $17,447 (the advance of $17,330 and other costs of $117), as a related party provision on the statement of operations in 2001. Anchor pursued collection of these amounts and filed an action in the Federal District Court for the Indiana Fort Wayne Division, against certain principal owners of the European glass manufacturer. Pursuant to the settlement with Mr. J. Ghaznavi and G&G, all rights, title and interest to the claim have been assigned to a designate of Mr. J. Ghaznavi.

        In connection with the pledge by Anchor of the note issued pursuant to the G&G Loan to Bank of America, National Association, as agent under the Loan and Security Agreement, the original promissory note issued pursuant to the G&G Loan was replaced by a new promissory note (the "Replacement Note"). G&G provided security against the Replacement Note to Bank of America, National Association, as agent under the Loan and Security Agreement. The maturity date of the Replacement Note was October 31, 2003. Interest on the Replacement Note was payable at the interest rate payable by the Company on advances under the Loan and Security Agreement plus 0.5% and was paid through September 2000. As a result of the arbitration ruling, in the fourth quarter of 2001, Anchor reversed the accrual for the unpaid interest receivable of $1,766, for the period October 1, 2000 through December 31, 2001, through a charge to interest expense.

        During the years 1997, 1998, 1999 and 2000, the Company participated in bulk purchases of supplies for the Company and certain of its affiliates, including Consumers, with vendors that were unrelated to the Company and Consumers. The bulk purchases were negotiated by a sister company to G&G. The sister company received rebates from these unrelated vendors. The rebates attributable to purchases by the Company totaled no less than $711 over the four-year period. When this practice became known, the Company took steps to ensure that the practice was discontinued.

        During the year 1997, the Company participated in bulk purchases of soda ash for the Company and certain of its affiliates, including Consumers, with vendors that were unrelated to the Company and Consumers. The bulk purchases were negotiated by a subsidiary of G&G. The subsidiary received rebates from the unrelated vendors. The rebates attributable to purchases by the Company totaled no less than $547. This practice was discontinued at the end of 1997.

        A special committee of the former Board of Anchor was appointed to review these transactions. The special committee had issued a demand letter to G&G and certain affiliates of G&G, requesting reimbursement to Anchor of the amounts paid as rebates.

        In September 1997, Hillsboro, a glass-manufacturing plant owned by G&G, discontinued manufacturing. All of Hillsboro's rights and obligations to fill orders under a supply contract between Consumers and one of its major customers was purchased by Consumers and the Company effective December 31, 1997. The purchase price of the Company's portion of this contract was $12,525, of which $11,725 had been paid through 2001. The outstanding balance was eliminated in the Reorganization.

        Related party transactions with affiliates of G&G, including Interstate Express for freight purchases, are summarized as follows:

		Years Ended December 31,
	Eight Months Ended August 31, 2002
		2001	2000
Purchases of freight	$1,009	$2,228	$3,078
Payable for freight	—	66	456
Purchases of inventory and other	—	31	89
Payable for inventory and other	—	173	27
Allocation of aircraft charges	—	189	797
Interest income on advance to affiliate	—	—	1,829
Interest receivable on advance to affiliate	—	—	457
Sales of inventory and allocation of expenses	—	—	—
Receivable from sales of inventory and allocations	—	—	342
Advance to affiliate	—	—	17,330

        In connection with the Reorganization, the Company entered into a settlement agreement with Mr. J. Ghaznavi and G&G, concluding the issues noted above.

  Consumers and affiliates

        At December 31, 2001, before the provision noted below, G&G, Consumers and their affiliates owed Anchor approximately $17,400, (including an offset of approximately $8,600 related to the allocation of the write-off of certain software costs) in addition to the advance to affiliate receivable of approximately $17,300, while Anchor owed G&G, Consumers and their affiliates approximately $4,900. Additionally, Anchor held an investment in 1,842,000 common shares of Consumers.

        In 1999, management approved the purchase of 1,842,000 shares of Consumers common stock for $3,000. These shares were held pending government approval for contribution into the Company's defined benefit pension plan. As of December 31, 2000, the Company recorded a write down for a non-temporary decline in market value, of approximately $1,158, to reflect the investment at then fair value. During 2001, the remaining balance of $1,842 was recorded as a related party provision.

        As a result of Consumers' announcement of its intention to sell its Canadian glass producing assets to O-I and Consumers' filing under the Canadian Companies' Creditors Arrangement Act ("CCAA"), Anchor recorded a charge to earnings during 2001 of $18,221 ($24,979 receivables and $1,842 investment in common shares of Consumers, net of $8,600 payables). This amount was recorded as a related party provision on the statement of operations.

        Of the total of approximately $6,300 cash settlement of the shareholder derivative action, as discussed in Note 2, the Company received approximately $2,000 in cash from Consumers in the fourth quarter of 2002.

        The Company recorded a write-off in 1999 of its allocable share of parent company software costs. Consumers implemented the SAP based software system with the intention that all affiliated companies would adopt that system and share ratably in the initial design, reengineering and implementation originated by Consumers. The SAP based system had proven to be a complicated system requiring extensive and expensive maintenance. With the objective of having one operating system, Consumers converted to a JDEdwards based system, currently in place at Anchor. As authorized by the Intercompany Agreement, Consumers allocated $9,600 to Anchor (of which $1,000 had been paid) representing Anchor's pro rata share of the original implementation costs based upon number of plants, number of licensed users and sales.

        Related party transactions with Consumers and its affiliates are summarized as follows (there were no comparable transactions in 2002):

	Years Ended December 31,
	2001	2000
Purchases of inventory and other	$348	$1,811
Payable for inventory and other	3,948	1,402
Sales of molds and inventory	4,828	12,038
Receivable from sales of molds and inventory	1,020	6,413
Allocation of expenses and other	6,878	14,133
Receivable from allocation of expenses and other	—	13,346
Payable for allocable portion of software	—	9,315

        The sale of molds to Consumers was invoiced at cost plus a profit mark-up. The amounts of these mark-ups, $250 and $51, respectively, for the years ended December 31, 2001 and 2000, have been recorded as contributions from shareholder and included in capital in excess of par value.

  Stock Purchase Plans

        Under the 2000 Executive Stock Purchase Plan, executives of Anchor participated in the purchase of shares of Consumers common stock. Anchor made loans to plan participants to finance the purchase of an aggregate of 332,998 shares. The loans had a term of ten years, were secured by a pledge of the shares purchased with the loan proceeds and required that a percentage of future management incentive awards be applied against outstanding loan balances. The plan terminated on December 28, 2000. The Board approved bonus compensation repaying aggregate indebtedness of approximately $476. Under the 1999 Officer Stock Purchase Plan, certain officers of Anchor participated in the purchase of shares of Consumers common stock. Anchor made loans to plan participants to finance the purchase of an aggregate of 183,250 shares. The loans had a term of ten years and were secured by a pledge of the shares purchased with the loan proceeds. On June 30, 2000, management authorized bonus compensation repaying aggregate indebtedness of approximately $280. There were no loans outstanding under these plans at December 31, 2002 and 2001.

  Other

        The Company has employee receivables of $30 and $115 outstanding, as of December 31, 2002 and 2001, respectively.

  Stock Option Plan—Consumers Plan

        Salaried employees of the Company participated in the Director and Employee Incentive Stock Option Plan, 1996 of Consumers. Consumers requested the Toronto Stock Exchange (the "TSE") to suspend trading of Consumers common stock and effective December 31, 2001, the TSE issued a trading halt. The closing price at the time of the trading halt was Cdn.$0.015 per share.

        At the Annual Shareholders Meeting of Consumers in June 1999, the Director and Employee Incentive Stock Option Plan was amended where by the exercise price of certain outstanding stock options issued under the plan for which the current exercise price exceeded Cdn.$8.00 was reduced to an exercise price of Cdn.$8.00. Pursuant to SFAS 123, incremental compensation expense was to be recognized on a pro forma basis between 1999 and 2003 in the amount of $961, related to the amended exercise price.

        Information related to stock options for the eight months ended August 31, 2002 and the two years ended December 31, 2001 is as follows:

	Number of Shares	Weighted Average Exercise Price (Cdn$)	Weighted Average Fair Value (Cdn$)
Options outstanding, January 1, 2000	1,101,500	7.78
Granted	144,500	5.00	$4.47
Forfeited	(162,500)	8.00	$4.91

Options outstanding, December 31, 2000	1,083,500	7.33
Granted	—	—	$—
Forfeited	(275,000)	7.77	$4.80

Options outstanding, December 31, 2001	808,500	7.18
Cancelled	(808,500)	(7.18)

Options outstanding, August 31, 2002	—	—

        Approximately 680,000 of the options were exercisable at December 31, 2001 and the weighted average remaining contractual life of the options was 6.6 years.

NOTE 10—Pension Plans and Other Post-Retirement Benefits

        Effective December 31, 2001, Anchor entered the Glass Companies Multiemployer Pension Plan (the "MEPP"), created from the merger of the Anchor defined benefit pension plan and the GGC defined benefit plan for hourly employees. Anchor, GGC, the Board of Trustees of the MEPP and the unions representing certain employees at Anchor and GGC considered the MEPP to be a multiemployer pension plan.

        In July 2002, the United States Department of Labor notified Anchor that it determined that the MEPP did not meet the definition of a multiemployer plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        Effective July 31, 2002, Anchor and the PBGC entered into an agreement to govern the dissolution of the Anchor portion of the MEPP (the "PBGC Agreement"). Pursuant to the PBGC Agreement and collective bargaining agreements with the unions representing participants under the MEPP, Anchor withdrew from the MEPP on July 31, 2002. The PBGC has proceeded in accordance with procedures under ERISA to partition the assets and liabilities of the MEPP into two parts, one part attributable to Anchor employees and former employees and one part attributable to GGC employees and former employees and terminate the Anchor portion. The termination was effective as of July 31, 2002.

        In accordance with the PBGC Agreement, on the Effective Date, Anchor paid $20,750 to the PBGC (with proceeds from the Reorganization). Additionally, Anchor granted the PBGC a warrant for the purchase of 711,000 of the common stock of Anchor, with an exercise price of $3.51 per share and term of ten years. No value has been attributed to this warrant as of August 31, 2002 because the exercise price is in excess of the fair value of common stock. Anchor renegotiated its labor union contracts and, effective August 1, 2002, began contributing to other multiemployer plans for the future service benefits of its hourly employees. These contributions are expensed monthly.

        In accordance with the PBGC Agreement, Anchor has begun making monthly payments to the PBGC of $833 for a period of one hundred twenty (120) months. The present value of this obligation at August 31, 2002, $66,066 recorded as long-term debt (less current maturities), was determined by applying a discount rate of 8.9%. The rate was determined by management and reviewed by independent appraisers. The Company adjusted previously recorded pension liabilities to amounts required under the PBGC Agreement, resulting in a gain of $8,233, included as a reduction of the cost of the restructuring.

        The Anchor defined benefit plan covered salaried and hourly-paid employees. Benefits were calculated on a service-based formula for hourly participants. Benefits were calculated on a salary-based formula for salaried participants and were frozen in 1994.

        The Company provides other post-retirement benefits to substantially certain salaried and hourly employees and former employees. The Company accrues post-retirement benefits (such as healthcare benefits) during the years an employee provides services. Currently, the Company funds these healthcare benefits on a pay-as-you-go basis. As part of the Reorganization, the Company implemented modifications to its current post-retirement benefits program, resulting in a reduction of long-term post retirement liabilities of $24,432.

        Statement of Financial Accounting Standards No. 87—Employers' Accounting for Pensions defines a multiemployer plan to be a pension plan to which two or more unrelated employers contribute. Since Anchor and Glenshaw were defined as related parties at December 31, 2001, the MEPP did not meet the definition of a multiemployer plan for generally accepted accounting principles, and the accounting followed by Anchor, and the disclosures here, reflected the plan as if it were a single employer plan. The components of net periodic benefit costs follows:

	Pensions		Post-retirement
	Years Ended December 31,			Eight Months Ended August 31, 2002	Years Ended December 31,
			Four Months Ended December 31, 2002
	2001	2000			2001	2000
Service cost-benefits earned during the year	$4,600	$4,414	$134	$671	$910	$1,110
Interest cost on projected benefit obligation	33,706	33,521	1,002	2,700	4,297	4,087
Return on plan assets	(35,460)	(39,145)	—	—	—	—
Amortization of:
Actuarial gains	—	—	—	(511)	(378)	(758)
Prior service cost	3,263	3,263	—	292	438	438

Total periodic benefit cost	$6,109	$2,053	$1,136	$3,152	$5,267	$4,877

        Significant assumptions used in determining net periodic benefit cost and related obligations for the plans are as follows:

	Pensions		Post-retirement
	Years Ended December 31,			Eight Months Ended August 31, 2002	Years Ended December 31,
			Four Months Ended December 31, 2002
	2001	2000			2001	2000
Discount rate	7.25%	7.625%	6.75%	7.00%	7.25%	7.625%
Expected long-term rate of return on plan assets	9.50	9.50	—	—	—	—

        During the four months ended December 31, 2002, the Company contributed $1,615 to the multiemployer pension plans in which it participates. During the eight months ended August 31, 2002, the Company contributed $6,001 to the MEPP and the other multiemployer plans. These amounts are expensed as incurred.

        The funded status of the Company's pension and post-retirement plans are as follows:

	Pensions	Post-retirement
	Year 2001	December 31, 2002	August 31, 2002	Year 2001
Change in benefit obligation:
Benefit obligation at beginning of period	$455,187	$43,510	$61,449	$55,497
Service cost	4,600	134	671	910
Interest cost	33,706	1,002	2,700	4,297
Plan modifications	—	—	(24,432)	—
Plan participants' contributions	—	140	334	577
Actuarial (gain) loss	16,215	621	5,188	3,664
Benefits paid	(34,745)	(1,044)	(2,400)	(3,496)

Benefit obligation at end of period	474,963	44,363	43,510	61,449

Change in plan assets:
Fair value of plan assets at beginning of period	390,154	—	—	—
Actual return on plan assets	(8,188)	—	—	—
Employer contributions	7,801	904	2,066	2,919
Plan participants' contributions	—	140	334	577
Benefits and expenses paid	(37,345)	(1,044)	(2,400)	(3,496)

Fair value of plan assets at end of period	352,422	—	—	—

Funded status	(122,541)	(44,363)	(43,510)	(61,449)
Unrecognized actuarial (gain) loss	75,468	621	—	(7,812)
Unrecognized prior service cost	22,559	—	—	2,406

Net amount recognized	(24,514)	(43,742)	(43,510)	(66,855)

Amounts recognized in the balance sheet consists of:
Accrued benefit liability	(24,514)	(43,742)	(43,510)	(66,855)
Additional minimum pension liability	(98,027)	—	—	—
Intangible pension asset	22,559	—	—	—
Accumulated other comprehensive loss	75,468	—	—	—

Net amount recognized	$(24,514)	$(43,742)	$(43,510)	$(66,855)

        The Company recognized an additional minimum liability that was equal to the difference between the accumulated benefit obligation over plan assets in excess of accrued pension cost. A corresponding amount is recognized as either an intangible asset or a reduction of equity. Pursuant to this requirement, the Company recorded, as of December 31, 2001, an additional liability of $98,027, an intangible asset of $22,559 and accumulated other comprehensive loss of $75,468.

        Pension plan assets were held by an independent trustee and consisted primarily of investments in equities, fixed income, government securities and 360,000 shares of Series A Preferred Stock.

        Prior to the PBGC Agreement, the Company had unfunded obligations related to its employee pension plans. The Retirement Protection Act of 1994 required the Company to make significant additional funding contributions into its underfunded defined benefit retirement plans, under certain conditions, and increased the premiums paid to the PBGC. There were no required pension contributions in the three years ended December 31, 2001 with respect to either current funding or past underfundings. Excluding payments made as part of the 1997 acquisition of Anchor, the Company funded contributions of approximately $7,400, $10,800, $10,900 and $20,000, respectively, in 2001, 1999, 1998 and 1997. The 2001 and 1999 contributions of $7,400 and $10,800, respectively, represented voluntary contributions, the effect of which was to limit contributions in the immediate future.

        As part of the 1997 acquisition of Anchor, the PBGC reached an agreement with Vitro, S.A., the parent of Old Anchor, in which Vitro, S.A. agreed to provide a limited guaranty to the PBGC with respect to the unfunded benefit liabilities of the Company's defined benefit plans, if the plans, or any one of them, are terminated before August 1, 2006.

        The assumed healthcare cost trend used in measuring the accumulated post-retirement benefit obligation as of December 31, 2002 was 10.0% declining gradually to 4.0% by the year 2008, after which it remains constant. A one percentage point increase in the assumed healthcare cost trend rate for each year would increase the accumulated post-retirement benefit obligation as of December 31, 2002 by approximately $3,545 and the net post-retirement healthcare cost for the four months ended December 31, 2002 by approximately $294. A one percentage point decrease in the assumed healthcare cost trend rate for each year would decrease the accumulated post-retirement benefit obligation as of December 31, 2002 by approximately $3,107 and the net post-retirement healthcare cost for the four months ended December 31, 2002 by approximately $255.

        The Company also contributes to a multi-employer trust that provides certain other post-retirement benefits to retired hourly employees, recognizing the required annual contribution as an additional benefit cost. Expenses under this program for the four months ended December 31, 2002, the eight months ended August 31, 2002 and the years ended December 31, 2001 and 2000 were $1,283, $2,631, $3,906 and $4,035, respectively.

        The Company continues to maintain a separate non-qualified benefit plan covering certain former salaried employees of the former Anchor Glass. The benefit obligation at December 31, 2002 was $4,268 and periodic benefit cost for the four months ended December 31, 2002 and the eight months ended August 31, 2002 was $100 and $200, respectively. The benefit obligation is recorded in other long-term liabilities at December 31, 2002. Amounts related to this plan for 2001 and prior periods are included in the table above.

        The Company also sponsors two defined contribution plans covering substantially all salaried and hourly employees. The Company matches 100% of employee contributions, not to exceed 6% of participant eligible compensation or 25% of employee contributions, not to exceed 10% of participant eligible compensation. Expenses under the savings programs for the four months ended December 31, 2002, the eight months ended August 31, 2002 and the years ended December 31, 2001 and 2000 were approximately $874, $1,759, $2,572 and $2,318, respectively.

        In the 1987 acquisition of Diamond-Bathurst, Inc., Anchor assumed the liabilities under a deferred compensation arrangement with certain employees of the acquired company. Under this plan, Anchor funds certain benefits to the participants and will be reimbursed through proceeds received on life insurance policies carried on all participants. Plan assets of approximately $1,427 are included in other assets and plan liabilities of approximately $2,419 are included in liabilities.

NOTE 11—Income Taxes

        The Company applies SFAS 109 under which the liability method issued in accounting for income taxes. Under SFAS 109, if on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, the asset must be reduced by a valuation allowance. Since realization is not assured as of December 31, 2002, management has deemed it appropriate to establish a valuation allowance against the net deferred tax assets.

        The significant components of the deferred tax assets and liabilities are as follows:

	Reorganized Company	Predecessor Company
	December 31, 2002	December 31, 2001
Deferred tax assets:
Reserves and allowances	$14,600	$23,900
Pension and post-retirement liabilities	41,900	9,600
Inventory uniform capitalization	400	1,900
Tax loss carryforwards	51,300	58,200

	108,200	93,600
Deferred tax liabilities:
Accumulated depreciation and amortization	57,100	17,700
Other current assets	900	1,200

	58,000	18,900

Net deferred tax assets	50,200	74,700
Valuation allowance	(50,200)	(74,700)

Net deferred tax assets after valuation allowance	$—	$—

        The effective tax rate reconciliation is as follows:

			Years Ended December 31,
	Reorganized Company	Predecessor Company
	Four Months Ended December 31, 2002	Eight Months Ended August 31, 2002	2001	2000
Federal rate	(34)%	34%	(34)%	(34)%
State rate	(5)	5	(5)	(5)
Non-deductible goodwill write-off	—	27	—	—
Non-deductible professional fees	—	6	—	—
Other permanent differences	15	1	3	5

	(24)	73	(36)	(34)
Valuation allowance	24	(73)	36	34

Effective rate	—%	—%	—%	—%

        For tax reporting purposes, the consummation of the Company's Plan did not create a new tax reporting entity. However, as a result of the consummation of the Plan, the Company has undergone a change in ownership. Due to this change in ownership, Section 382 of the Internal Revenue Code will significantly limit the Company's net operating loss carryforwards. In accordance with SOP 90-7, these net operating loss carryforwards and related valuation allowances have been revalued. Any tax benefit derived from the release of the valuation allowances will be accounted for as a credit to intangible assets, and then additional paid in capital.

        The Company has approximately $131,500 of unused net operating loss carryforwards expiring at various dates between 2013 through 2022; however, due to the Section 382 limitations, the Company believes only $75,900 can be utilized.

NOTE 12—Manufacturing Facilities

        In March 2000, Anheuser-Busch purchased the Company's previously closed Houston, Texas glass container manufacturing facility and certain related operating rights. The Company received proceeds of $10,000 from the sale. Under an agreement with Anheuser-Busch, the Company provides engineering and production consulting services, relating to the Houston Facility, for a fee.

        In 1998, formal plans were approved to remove from service one furnace and one machine at the Jacksonville, Florida manufacturing facility. Of the total charge, $3,640 related to operating lease exit costs and closing and other costs. As of December 31, 2002, the spending against this liability was completed.

NOTE 13—Leases

        The Company leases distribution and office facilities (including its headquarters facility), machinery, transportation, data processing and office equipment under non-cancelable leases that expire at various dates through 2008. These leases generally provide for fixed rental payments and include renewal and purchase options at amounts that are generally based on fair market value at expiration of the lease. The Company includes capital leases in other long-term debt (see Note 5).

        Future minimum lease payments under non-cancelable operating leases, after giving effect to the termination of certain leases by purchasing from the lessors the equipment leased thereunder (see Note 15), are as follows:

2003	$9,476
2004	4,005
2005	3,232
2006	3,015
2007	2,967
After 2007	9,198

$31,893

        Rental expense for all operating leases for the four months ended December 31, 2002, the eight months ended August 31, 2002 and the years ended December 31, 2001 and 2000 were $5,429, $11,060, $15,400 and $13,000, respectively.

NOTE 14—Commitments and Contingencies

        On October 13, 2000, certain former stockholders of the Company, consisting of CoMac Partners, L.P., CoMac Endowment Fund, L.P., CoMac Opportunities Fund, L.P., CoMac International, N.V., Carl Marks Strategic Investments, LP, Carl Marks Strategic Investments II, LP, Varde Partners, L.P., Varde Fund (Cayman) Ltd., Pequod Investments, L.P., Pequod International Ltd., Cerberus Partners L.P. and Cerberus International Ltd. (collectively, the "Plaintiffs"), commenced a shareholder derivative action against certain of the Company's directors and officers and related entities in The Court of Chancery of the State of Delaware. The litigation was settled for total consideration to the Company of approximately $9,000, of which approximately $6,300 was in cash, the exchange of mutual releases by the parties and payment by Anchor of certain legal fees. The settlement of the shareholder derivative action was approved by the Bankruptcy Court and the Delaware Chancery Court. Implementation of the settlement was completed in the fourth quarter of 2002.

        In September 2001, The National Bank of Canada, acting on its own behalf and on behalf of PNC Bank, filed a complaint, in Allegheny Common Pleas Court, against Anchor, GGC, Consumers U.S. and certain other former affiliates of Anchor. The complaint alleged, among other things, fraudulent conveyances made by GGC to Anchor and tortious interference with the contractual relationship between the bank and GGC and seeks monetary damages. The action will be heard in the United States Bankruptcy Court for the Middle District of Florida. The Company believes it is remote that the outcome of this matter will have a material adverse effect on its financial position or results of operations. A trial date is scheduled for September 2003.

        On April 15, 2002, Anchor filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in connection with the Reorganization. The Plan was confirmed by the Court at a hearing held on August 8, 2002 and became effective on August 30, 2002.

        Certain environmental laws, such as CERCLA or Superfund and analogous state laws, provide for strict, under certain circumstances, joint and several liability for investigation and remediation of releases of hazardous substances into the environment. Such laws may apply to properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. The Company is engaged in investigation and remediation projects at plants currently being operated and at closed facilities. In addition, Anchor has been identified as a potentially responsible party (a "PRP") under CERCLA with respect to two sites. While the Company may be jointly and severally liable for costs related to these sites, it is only one of a number of PRP's who also may be jointly and severally liable. The Company has established reserves for environmental costs which it believes are adequate to address the anticipated costs of remediation of these operating and closed facilities and its liability as a PRP under CERCLA. The timing and magnitude of such costs cannot always be determined with certainty due to, among other things, incomplete information with respect to environmental conditions at certain sites, new and amended environmental laws and regulations, and uncertainties regarding the timing of remedial expenditures.

        The Company's operations are subject to federal, state and local requirements that are designed to protect the environment. Such requirements have resulted in the Company being involved in related legal proceedings, claims and remediation obligations. The Company maintains environmental reserves of approximately $10,000. Based on the Company's current understanding of the relevant facts, the Company does not believe that it is reasonably possible that its environmental exposure is in excess of the reserves reflected on the balance sheet, although there can be no assurance that this will be the case. In addition to the environmental reserves, the Company an environmental impairment liability insurance policy (expiring August 30, 2007) to address certain potential future environmental liabilities at identified operating and non-operating sites. There can be no assurance, however, that insurance will be available or adequate to cover future liabilities. Average annual spending on remediation issues in recent years approximated $500.

        In addition, the Company is, and from time to time may be, a party to routine legal proceedings incidental to the operation of its business. The Company does not believe that it is reasonably possible that the outcome of any pending or threatened proceedings will have a material adverse effect on the financial condition, operating results or cash flows of the Company, based on the Company's current understanding of the relevant facts. Legal expenses incurred related to these contingencies are generally expensed as incurred.

        In 2000, the Company signed an agreement with Anheuser-Busch to provide all the bottles for the Anheuser-Busch Jacksonville, Florida and Cartersville, Georgia breweries, beginning in 2001 (the "Southeast Agreement"). To meet the expanded demand from the supply contract and improve manufacturing efficiency, the Company invested approximately $18,000 in new equipment in 2000 for its Jacksonville plant, funded through the proceeds from the sale of the Houston plant, certain capital and operating lease transactions and internal cash flows. In December 1999, the Company entered into an agreement with a major lessor for $30,000 of lease transactions. Under this agreement, in December 1999, December 2000, March 2001 and April 2001, the Company financed approximately $8,200, $4,200, $7,800 and $5,400, respectively, of the expansion through sale leaseback arrangements. These lease agreements have terms of five to six years. The lease agreements contain, among other things, a fixed charge coverage test. See Note 15.

NOTE 15—Subsequent Event

        Effective February 7, 2003, the Company completed an offering of the 11% Senior Secured Notes due 2013, aggregate principal amount of $300,000 (the "Senior Secured Notes"), issued under an indenture dated as of February 7, 2003, among the Company and The Bank of New York, as Trustee (the "Indenture"). The Senior Secured Notes are senior secured obligations of the Company, ranking equal in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. The Senior Secured Notes are secured by a first priority lien, subject to certain permitted encumbrances, on substantially all of Anchor's existing real property, equipment and other fixed assets relating to Anchor's nine operating glass container manufacturing facilities.

        Proceeds from the issuance of the Senior Secured Notes, net of fees, were approximately $289,000 and were used to repay 100% of the principal amount outstanding under the First Mortgage Notes plus accrued interest thereon ($156,256), 100% of the principal amount outstanding under the Term Loan plus accrued interest thereon and a prepayment fee ($20,354) and advances outstanding under the Revolving Credit Facility ($66,886), which includes funds for certain of the Company's capital improvement projects. The remaining proceeds of approximately $45,000 are being used to terminate certain equipment leases by purchasing from the lessors the equipment leased thereunder.

        The Senior Secured Notes are redeemable, in whole or in part, at the Company's option on or after February 15, 2008, at redemption prices defined in the Indenture. The Indenture provides that upon the occurrence of a change of control, the Company will be required to offer to purchase all of the Senior Secured Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        The indenture governing the Senior Secured Notes, subject to certain exceptions, restricts the Company from taking various actions, including, but not limited to, subject to specified exceptions, the incurrence of additional indebtedness, the payment of dividends and other restricted payments, the granting of additional liens, mergers, consolidations and sale of assets and transactions with affiliates.

        The Company entered into a Registration Rights Agreement on February 7, 2003. Under the Registration Rights Agreement, the Company will use its reasonable best efforts to register with the Securities and Exchange Commission, exchange notes having substantially identical terms as the Senior Secured Notes.

        Principal payments required on long-term debt, including payments made under the PBGC obligation, and after taking into effect the above are $7,000 in 2003, $7,394 in 2004, $7,338 in 2005, $7,834 in 2006 and $8,377 in 2007. Payments to be made in 2008 and thereafter are $338,743.

        The Company executed a three for two split on September 23, 2003, with no change in par value, of its common stock issued and outstanding as of, and subsequent to August 31, 2002. All share and per share amounts in the accompanying financial statements have been restated to give effect to the stock split. Also effective September 23, 2003, the authorized capital stock of Anchor consists of 60,000,000 shares of common stock, par value $.10 per share and 20,000,000 shares of preferred stock, par value $.01 per share.

NOTE 16—Restatement

        These financial statements include the restated balance sheet of the Company at December 31, 2002 and the restated statement of stockholders' equity for the four months ended December 31, 2002, after determination that its Series C Preferred Stock should be classified as temporary equity. This restatement is limited solely to classifying:

  (i)
  the aggregate of $75,000 of the Company's Series C Preferred Stock from permanent stockholders' equity and

  (ii)
  the related accrued dividends of $3,022 from long-term liabilities to the temporary equity section of the balance sheet under the caption entitled Redeemable Preferred Stock.

        The restatement had no effect on the Company's statements of operations, income (loss) per share assets or cash flows. Furthermore, as described in the Use of Proceeds section of the Company's

424(b)(1) prospectus filed with the Securities and Exchange Commission on September 25, 2003 in connection with the Company's initial public offering that was consummated on September 30, 2003 (the "Equity Offering"), all of the Series C Preferred Stock was redeemed in full on September 30, 2003 with a portion of the net proceeds of the Equity Offering. Accordingly, the change in classification will have no effect on the Company's balance sheet as of or following September 30, 2003.

        The following table summarizes the impact of the balance sheet restatement as of December 31, 2002:

	December 31, 2002
	As Reported	Reclass	Restated
LIABILITIES AND STOCKHOLDERS' EQUITY (in part):
Other long-term liabilities	$26,974	$(3,022)	$23,952
Total long-term liabilities	310,389	(3,022)	307,367
Redeemable preferred stock (including accrued dividends)	—	78,022	78,022
Stockholders' equity:
Preferred stock	1	(1)	—
Participation component of Series C preferred stock	750	(750)	—
Capital in excess of par value	77,899	(74,249)	3,650
Total stockholders' equity	76,499	(75,000)	1,499

NOTE 17—Subsequent Event (unaudited)

        On September 30, 2003, the Company completed its initial public offering of 7,500,000 shares of its common stock at the initial public offering price of $16.00 per share.

ANCHOR GLASS CONTAINER CORPORATION

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

(dollars in thousands, except per share data)

	Reorganized Company		Predecessor Company
	Nine Months Ended September 30, 2003	One Month Ended September 30, 2002	Eight Months Ended August 30, 2002
Net sales	$542,771	$54,480	$504,195
Costs and expenses:
Cost of products sold	499,301	50,447	451,619
Selling and administrative expenses	20,093	1,942	19,262
Restructuring, net	—	—	(395)

Income from operations	23,377	2,091	33,709
Reorganization items, net	—	—	47,389
Other income (expense), net	(1,416)	445	673
Interest expense (Contractual interest for the eight months ended August 31, 2002 of $19,800)	(36,805)	(2,571)	(17,948)

Net income (loss)	$(14,844)	$(35)	$63,823

Series C preferred stock dividends	$(7,262)	$(750)

Excess fair value of consideration transferred over carrying value of Series C preferred stock upon redemption	$(38,118)	$—	$—

Series A and B preferred stock dividends (Contractual dividends for the eight months ended August 31, 2002 of $9,371)			$(4,100)

Income (loss) applicable to common stock	$(60,224)	$(785)	$59,723

Basic net income (loss) per share applicable to common stock	$(4.40)	$(0.06)	$11.37

Basic weighted average number of common shares outstanding	13,673,557	13,499,995	5,251,356

Diluted net income (loss) per share applicable to common stock	$(4.40)	$(0.06)	$1.89

Diluted weighted average number of common shares outstanding	13,673,557	13,499,995	33,805,651

Comprehensive income (loss):
Net income (loss)	$(14,844)	$(35)	$63,823
Other comprehensive income (loss):
Derivative income (loss)	(434)	341	531

Comprehensive income (loss)	$(15,278)	$306	$64,354

See Notes to Condensed Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

CONDENSED BALANCE SHEETS

(dollars in thousands)

	Reorganized Company
	September 30, 2003	December 31, 2002
	(unaudited)	(restated)
ASSETS
Current assets:
Cash and cash equivalents	$14,852	$351
Restricted cash	—	4,387
Accounts receivable	48,336	42,070
Inventories:
Raw materials and manufacturing supplies	28,011	22,796
Finished products	102,119	79,353
Other current assets	8,915	8,603

Total current assets	202,233	157,560
Property, plant and equipment, net	455,082	384,386
Other assets	14,760	6,815
Intangible assets	7,042	7,636

	$679,117	$556,397

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings under revolving credit facility	$—	$47,413
Current maturities of long-term debt	9,122	8,315
Accounts payable	39,835	46,969
Accrued expenses	20,818	35,314
Accrued interest	5,439	5,167
Accrued compensation and employee benefits	27,375	26,331

Total current liabilities	102,589	169,509
Notes and long-term capital leases	368,158	182,433
Long-term obligation to PBGC	57,084	60,640

Total long-term debt	425,242	243,073
Long-term post-retirement liabilities	40,064	40,342
Other long-term liabilities	22,763	23,952

	488,069	307,367
Commitments and contingencies
Redeemable preferred stock (including accrued dividends)	—	78,022
Stockholders' equity:
Common stock	2,338	1,350
Capital in excess of par value	113,662	3,650
Accumulated deficit	(27,297)	(3,691)
Accumulated other comprehensive income (loss)	(244)	190

	88,459	1,499

	$679,117	$556,397

See Notes to Condensed Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)
(dollars in thousands)

	Reorganized Company		Predecessor Company
	Nine Months Ended September 30, 2003	One Month Ended September 30, 2002	Eight Months Ended August 30, 2002
Cash flows from operating activities:
Net income (loss)	$(14,844)	$(35)	$63,823
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	51,716	4,653	35,721
Write-off and amortization of financing fees	4,846	153	1,609
Restructuring, net	—	—	(395)
Reorganization items, net	—	—	(47,389)
Restructuring and reorganization payments	—	(1,455)	(4,835)
Other	239	458	(239)
Increase (decrease) in cash resulting from changes in assets and liabilities	(52,704)	6,203	4,819

	(10,747)	9,977	53,114
Cash flows from investing activities:
Expenditures for property, plant and equipment	(80,437)	(5,448)	(42,654)
Purchase of equipment under leases	(39,217)	—	—
Proceeds from sale of property, plant and equipment	10,590	—	47
Change in restricted cash	4,387	343	(5,935)
Other	(2,391)	(119)	(1,001)

	(107,068)	(5,224)	(49,543)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	353,750	—	20,000
Principal payments of long-term debt	(176,004)	(157)	(51,416)
Proceeds from the issuance of preferred stock	—	—	75,000
Proceeds from the issuance of common stock	111,000	—	5,000
Redemption of preferred stock, including dividends	(85,284)	—	—
Payment of capital lease obligations for assets purchased	(5,539)	—	—
Payment made under the PBGC Agreement	—	—	(20,750)
Plan distributions to Series A preferred stock	(3,680)	(17,040)	—
Repurchase of warrants	(1,500)	—	—
Restructuring and reorganization payments	—	(1,056)	(10,727)
Net repayments on revolving credit facility	(47,413)	13,559	31,596
Net draws on prior revolving credit facilities	—	—	(50,981)
Payment of financing fees	(13,014)	(80)	(1,400)

	132,316	(4,774)	(3,678)
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	14,501	(21)	(107)
Balance, beginning of period	351	309	416

Balance, end of period	$14,852	$288	$309

Supplemental noncash activities:
Non-cash redemption of Series C preferred stock	$38,118	$—	$—

Non-cash equipment financing	$10,000	$—	$—

See Notes to Condensed Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

STATEMENT OF STOCKHOLDERS' EQUITY

(dollars in thousands)

	Common stock	Capital in excess of par value	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders' equity
Reorganized Company
Balance, January 1, 2003 (restated)	$1,350	$3,650	$(3,691)	$190	$1,499
Repurchase warrants	—	—	(1,500)	—	(1,500)
Dividends accrued on Series C preferred stock	—	—	(7,262)	—	(7,262)
Issuance of 7,500,000 shares of common stock in the initial public offering	750	110,250	—	—	111,000
Redemption of Series C preferred stock	—	(38,118)	—	—	(38,118)
Issuance of 2,382,348 shares of common stock in redemption of Series C preferred stock	238	37,880	—	—	38,118
Net loss	—	—	(14,844)	—	(14,844)
Derivative loss	—	—	—	(434)	(434)

Balance, September 30, 2003	$2,338	$113,662	$(27,297)	$(244)	$88,459

See Notes to Condensed Financial Statements.

ANCHOR GLASS CONTAINER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

(dollars in thousands, except per share data)

NOTE 1—Basis of Presentation

  Organization of the Company

        On August 30, 2002, Anchor Glass Container Corporation ("Anchor" or the "Company"), a Delaware corporation, completed a restructuring of its existing debt and equity securities pursuant to a plan of reorganization (the "Plan") under Chapter 11 of the United States Bankruptcy Code. Certain investment funds and managed accounts affiliated with Cerberus Capital Management, L.P. ("Cerberus") acquired all of the outstanding capital stock of Anchor through their investment in Anchor Glass Container Holding L.L.C. ("AGC Holding"), a Delaware limited liability company formed in August 2002. On September 18, 2003, AGC Holding, the former parent company of Anchor, was dissolved and the Anchor securities held by AGC Holding were distributed to its members.

  Condensed Financial Statements

        In the opinion of management, the accompanying condensed financial statements contain all adjustments, consisting only of normal recurring adjustments, that are necessary to present fairly the financial position as of September 30, 2003 and the results of operations and cash flows for all interim periods presented.

        The effective date of the Plan was August 30, 2002. The financial statements of the Company as of and for periods subsequent to August 31, 2002 are referred to as the "Reorganized Company" statements. All financial statements prior to that date are referred to as the "Predecessor Company" statements. The Company's financial results for the period ended September 30, 2002 include two different bases of accounting and, consequently, after giving effect to the reorganization and fresh start adjustments, the financial statements of the Reorganized Company are not comparable to those of the Predecessor Company. Accordingly, the operating results and cash flows of the Reorganized Company and the Predecessor Company have been separately disclosed.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Subject to the limitations on comparability indicated in the preceding paragraph, it is suggested that these condensed financial statements be read in conjunction with the financial statements of Anchor included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The results of operations for the interim periods are not necessarily indicative of the results of the full fiscal year.

NOTE 2—Initial Public Offering

        On September 30, 2003, the Company consummated an initial public offering of 7,500,000 shares of its common stock, par value $.10 per share, at the initial public offering price of $16.00 per share (the "Equity Offering"). On October 8, 2003, the underwriters for the Equity Offering exercised an option to purchase 1,125,000 additional shares of common stock to cover over-allotment of shares in connection with the Equity Offering and a related closing was held on October 14, 2003. The Company received net proceeds from the Equity Offering of approximately $127,830 (including proceeds of $16,830 from the exercise of the over-allotment option).

        Net proceeds of the Equity Offering of approximately $85,284 were used to redeem all of the Series C Participating Preferred Stock, par value $.01. The redemption price of the Series C Participating Preferred Stock was equal to the sum of (i) $1,000 per share ($75,000) plus all accrued and unpaid dividends computed to the date of redemption ($10,284) and (ii) 15% of the fair market value of all of the outstanding shares of common stock. The portion of the redemption price specified in clause (ii) of the preceding sentence was paid through the issuance of 2,382,348 shares of common stock (valued at $38,118 based on the initial public offering price of $16.00 per share). The remainder of the net proceeds of the Equity Offering will be used to fund working capital and for general corporate purposes. Pending application of these net proceeds, advances outstanding under Anchor's Revolving Credit Facility were paid down and the excess funds were invested in short term U.S. government securities.

        In connection with the Equity Offering, the Company executed a three for two split on September 23, 2003, with no change in par value, of its common stock issued and outstanding as of, and subsequent to, August 31, 2002. All share and per share amounts in the accompanying financial statements have been restated to give effect to this stock split.

        Also effective September 23, 2003, the authorized capital stock of Anchor consists of 60,000,000 shares of common stock, par value $.10 per share and 20,000,000 shares of preferred stock, par value $.01 per share.

        As of September 30, 2003, certain investment funds and managed accounts affiliated with Cerberus own approximately 64.8% of the outstanding common stock of Anchor (61.8% following the exercise of the over-allotment option).

NOTE 3—Senior Secured Notes

        Effective February 7, 2003, the Company completed an offering of 11% Senior Secured Notes due 2013, aggregate principal amount of $300,000 (the "Senior Secured Notes"), issued under an indenture dated as of February 7, 2003, among the Company and The Bank of New York, as Trustee (the "Indenture"). The Senior Secured Notes are senior secured obligations of the Company, ranking equal in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. The Senior Secured Notes are secured by a first priority lien, subject to certain permitted encumbrances, on substantially all of Anchor's existing real property, equipment and other fixed assets relating to Anchor's nine operating glass container manufacturing facilities. The collateral does not include inventory, accounts receivables or intangible assets.

        Proceeds from the issuance of the Senior Secured Notes, net of fees, were approximately $289,000 and were used to repay 100% of the principal amount outstanding under Anchor's 11.25% First Mortgage Notes due 2005, aggregate principal amount of $150,000 ("First Mortgage Notes") plus accrued interest thereon ($156,256 in total), 100% of the principal amount outstanding under the senior secured term loan (the "Term Loan") plus accrued interest thereon and a prepayment fee ($20,354 in total) and advances then outstanding under the $100,000 credit facility (the "Revolving Credit Facility") ($66,886 in total), which included funds for certain of the Company's capital improvement projects. The remaining proceeds of approximately $45,000 were used to terminate certain equipment leases by purchasing from the respective lessors the equipment leased thereunder.

        The Company entered into a registration rights agreement on February 7, 2003, under which the Company was required to register with the Securities and Exchange Commission new Senior Secured Notes, having substantially identical terms as the Senior Secured Notes and commenced a related exchange offer for the old Senior Secured Notes. On August 5, 2003, the Company completed an exchange offer with respect to $298.8 million of Senior Secured Notes tendered in the exchange offer, for a like principal amount of new Senior Secured Notes, identical in all material respects to the Senior Secured Notes, except that the new Senior Secured Notes do not bear legends restricting the transfer thereof.

        On August 5, 2003, the Company completed an additional offering of 11% Senior Secured Notes due 2013, aggregate principal amount of $50.0 million (the "Additional Notes"). Proceeds from the issuance of the Additional Notes, net of fees, were approximately $53,400. The Additional Notes were issued at an issue price of 107.5% of their principal amount. The Additional Notes were issued under the same Indenture as the Senior Secured Notes, as supplemented by a first supplemental indenture, dated August 5, 2003, and their terms are identical in all material respects to the Senior Secured Notes, except that the Additional Notes currently are subject to certain restrictions on transfer. No less than 75% of the net proceeds from the issuance of the Additional Notes will be used to finance improvements to the collateral securing the Senior Secured Notes and the Additional Notes or to refinance indebtedness incurred by the Company to finance improvements to the collateral, in each case in compliance with the Indenture. Pending application of such proceeds, a portion of the net proceeds were used to pay down advances outstanding under the Revolving Credit Facility of approximately $49,700. Any portion of the net proceeds not so used as provided for above will be used for general corporate purposes.

        The Company entered into a registration rights agreement on August 5, 2003 with respect to the Additional Notes. Under this agreement, the Company is required to file a registration statement for notes having substantially identical terms as the Additional Notes by November 3, 2003, have the registration statement declared effective by January 2, 2004 and consummate the related exchange by February 1, 2004. Although not contractually obligated to do so, the Company will also offer for exchange, approximately $1.2 million of Senior Secured Notes that were not exchanged in the exchange offer that was consummated on August 5, 2003.

        Interest on the $350,000 aggregate principal amount of Senior Secured Notes accrues at 11% per annum and is payable semiannually on each February 15 and August 15 to registered holders of the Senior Secured Notes at the close of business on the February 1 and August 1 immediately preceding the applicable interest payment date.

        The Senior Secured Notes are redeemable, in whole or in part, at the Company's option on or after February 15, 2008, at redemption prices listed in the Indenture. At any time (which may be more than once) before February 15, 2006, the Company at its option may redeem up to 35% of the initial outstanding notes with money raised in one or more public equity offerings, at redemption prices listed in the Indenture. The Indenture provides that upon the occurrence of a change of control, the Company will be required to offer to purchase all of the Senior Secured Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        The Indenture, subject to certain exceptions, restricts the Company from taking various actions including, but not limited to, subject to specified exceptions, the incurrence of additional indebtedness, the payment of dividends and other restricted payments, the granting of additional liens, mergers, consolidations and sales of assets and transactions with affiliates.

NOTE 4—Equity Incentive Plan

        In 2002, the Board of Directors of Anchor (the "Board") approved an Equity Incentive Plan, designed to motivate and retain individuals who are responsible for the attainment of the Company's primary long-term performance goals, covering employees, directors and consultants. The plan provides for the grant of nonqualified stock options and incentive stock options for shares of Anchor common stock and restricted stock to participants of the plan selected by the Board or a committee of the Board (the "Administrator"). Effective January 9, 2003, the Administrator granted a total of 337,500 non-qualified stock options to selected participants. On September 30, 2003, all unvested awards under the January 9, 2003 grant became immediately exercisable upon the consummation of the Equity Offering.

        Effective September 30, 2003, the Administrator granted a total of 472,503 non-qualified stock options to selected participants. The terms and conditions of awards, as determined by the Administrator, are as follows: 50% of an option grant vests 1/3 on the first anniversary of the grant date, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date; and the remaining 50% of the option grant vests in three tranches of equal amounts on the first, second and third anniversary of the grant date if the Company attains certain performance targets established by the Administrator.

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148—Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of Statement No. 123 ("SFAS 148"). SFAS 148 amends Statement of Financial Accounting Standards No. 123—Accounting for Stock-Based Compensation ("SFAS 123") to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Effective January 1, 2003, the Company adopted the fair value based method of accounting for stock-based employee compensation under SFAS 123 by applying the prospective method of accounting, under which the Company applies the recognition provisions to all employee awards granted after the beginning of 2003. The following table illustrates the effect on net income (loss) and income (loss) per share as if the fair value based method had been applied to all outstanding awards in each period:

	Reorganized Company		Predecessor Company
	Nine Months Ended September 30, 2003	One Month Ended September 30, 2002	Eight Months Ended August 31, 2002
Reported net income (loss)	$(14,844)	$(35)	$63,823
Add: Stock-based employee compensation expense included in reported net income (loss)	135	—	—
Deduct: Total stock-based employee compensation expense under fair value based method for all awards	(135)	—	(56)

Pro forma net income (loss)	$(14,844)	$(35)	$63,767

Basic net income (loss) per share applicable to common stock
As reported	$(4.40)	$(0.06)	$11.37

Pro forma	$(4.40)	$(0.06)	$11.36

Diluted net income (loss) per share applicable to common stock
As reported	$(4.40)	$(0.06)	$1.89

Pro forma	$(4.40)	$(0.06)	$1.89

        Salaried employees of the Company participated in an incentive stock option plan of Anchor's former indirect parent. These options, which have been cancelled, generally had a life of 10 years and vested ratably over three years. The Company elected to follow Accounting Principles Board Opinion No. 25—Accounting for Stock Issued to Employees, in accounting for these options in the eight months ended August 31, 2002.

NOTE 5—Income (Loss) per Share

        Basic and diluted net income (loss) per common share was computed by dividing income (loss) applicable to common stock by the weighted-average number of common shares and contingently issuable shares outstanding during the period. Warrants outstanding in the eight months ended August 31, 2002 were contingently issuable shares as the stock underlying the warrants were issuable for no additional consideration and the conditions necessary for share exercise had been met. A total of 810,003 stock options currently outstanding were not included in the calculation of diluted net income (loss) per share, as the effect of such options is antidilutive.

        The computation of basic and diluted net income (loss) per share is as follows (dollars in thousands, except per share data):

	Reorganized Company		Predecessor Company
	Nine Months Ended September 30, 2003	One Month Ended September 30, 2002
			Eight Months Ended August 31, 2002
Basic net income (loss) per share:
Net income (loss)	$(14,844)	$(35)	$63,823
Series C Preferred Stock dividends	(7,262)	(750)	—
Series A and B Preferred Stock dividends	—	—	(4,100)
Excess fair value of consideration transferred over carrying value of Series C Preferred Stock upon redemption	(38,118)	—	—

Income (loss) applicable to common stock	$(60,224)	$(785)	$59,723

Divided by the sum of:
Weighted average shares outstanding	13,673,557	13,499,995	3,357,825
Weighted average warrants outstanding	—	—	1,893,531

	13,673,557	13,499,995	5,251,356

Basic net income (loss) per share applicable to common stock	$(4.40)	$(0.06)	$11.37

Diluted net income (loss) per share:
Income (loss) applicable to common stock	$(60,224)	$(785)	$59,723
Effect of dilutive securities—Dividends on Series A and B preferred stock	—	—	4,100

	$(60,224)	$(785)	$63,823

Divided by the sum of:
Weighted average shares outstanding	13,673,557	13,449,995	3,357,825
Weighted average warrants outstanding	—	—	1,893,531
Dilutive potential common shares—Series A and B preferred stock	—	—	28,554,295

	13,673,557	13,449,995	33,805,651

Diluted net income (loss) per share applicable to common stock	$(4.40)	$(0.06)	$1.89

        In a redemption of preferred stock, the excess of the fair value of the consideration transferred to the holders of preferred stock over the carrying amount of the preferred stock represents a return to the preferred stockholders. Upon the redemption of the Series C Participating Preferred Stock, the excess consideration (2,382,348 shares of common stock valued at $16.00 per share, or $38,118) was deducted in the calculation of income (loss) applicable to common stock in the computation of basic and diluted net income (loss) per share, representing $(2.78) per share for the nine months ended September 30, 2003.

NOTE 6—Commitments and Contingencies

        The Company is, and from time to time may be, a party to routine legal proceedings incidental to the operation of its business. The outcome of any pending or threatened proceedings is not expected to have a material adverse effect on the financial condition, operating results or cash flows of the Company, based on the Company's current understanding of the relevant facts. Legal expenses incurred related to these contingencies are generally expensed as incurred.

        The Company's operations are subject to various federal, state and local requirements that are designed to protect the environment. Such requirements have resulted in the Company being involved in related legal proceedings, claims and remediation obligations. Based on the Company's current understanding of the relevant facts, the Company does not believe that its environmental exposure is in excess of the reserves reflected on its balance sheet, although there can be no assurance that this will continue to be the case.

NOTE 7—Restatement

        These financial statements include a restated condensed balance sheet of the Company at December 31, 2002, after determination that its Series C Preferred Stock should be classified as temporary equity. This restatement is limited solely to classifying:

  (i)
  the aggregate of $75,000 of the Company's Series C Preferred Stock from permanent stockholders' equity and

  (ii)
  the related accrued dividends of $3,022 from long-term liabilities to the temporary equity section of the balance sheet under the caption entitled Redeemable Preferred Stock.

        The restatement had no effect on the Company's statements of operations, income (loss) per share, assets or cash flows. Furthermore, as described in Note 2, all of the Series C Preferred Stock was redeemed in full on September 30, 2003 with a portion of the net proceeds of the Equity Offering. Accordingly, the change in classification has no effect on the Company's balance sheet as of or following September 30, 2003.

        The following table summarizes the impact of the restatement as of December 31, 2002:

	December 31, 2002
	As Reported	Reclass	Restated
LIABILITIES AND STOCKHOLDERS' EQUITY (in part):
Other long-term liabilities	$26,974	$(3,022)	$23,952
Total long-term liabilities	310,389	(3,022)	307,367
Redeemable preferred stock (including accrued dividends)	—	78,022	78,022
Stockholders' equity:
Preferred stock	1	(1)	—
Participation component of Series C preferred stock	750	(750)	—
Capital in excess of par value	77,899	(74,249)	3,650
Total stockholders' equity	76,499	(75,000)	1,499

PROSPECTUS DATED December 23, 2003

$51,200,000
Anchor Glass Container Corporation
Offer to Exchange

11% Senior Secured Notes due 2013, Series B
for any and all outstanding
11% Senior Secured Notes due 2013, Series A

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until March 22, 2003 (90 days from the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

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TABLE OF CONTENTS
MARKET DATA
TRADEMARKS AND TRADENAMES
PROSPECTUS SUMMARY
Our Company
THE EXCHANGE OFFER
SUMMARY TERMS OF NEW NOTES
Summary Historical and Unaudited Pro Forma Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
UNAUDITED PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 2003
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2002
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2002
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2003
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
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BUSINESS
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Summary Compensation Table
SECURITY OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF MATERIAL INDEBTEDNESS
DESCRIPTION OF THE NEW NOTES
MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ANCHOR GLASS CONTAINER CORPORATION INDEX TO FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants
Report of Independent Certified Public Accountants
Report of Independent Certified Public Accountants
ANCHOR GLASS CONTAINER CORPORATION STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (dollars in thousands, except per share data)
ANCHOR GLASS CONTAINER CORPORATION BALANCE SHEETS (dollars in thousands, except per share data)
ANCHOR GLASS CONTAINER CORPORATION BALANCE SHEETS (dollars in thousands, except per share data)
ANCHOR GLASS CONTAINER CORPORATION STATEMENTS OF CASH FLOWS (dollars in thousands)
ANCHOR GLASS CONTAINER CORPORATION STATEMENTS OF CASH FLOWS (dollars in thousands)
ANCHOR GLASS CONTAINER CORPORATION STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (dollars in thousands)
ANCHOR GLASS CONTAINER CORPORATION STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (dollars in thousands)
ANCHOR GLASS CONTAINER CORPORATION NOTES TO FINANCIAL STATEMENTS (dollars in thousands, except per share data)
ANCHOR GLASS CONTAINER CORPORATION CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (unaudited) (dollars in thousands, except per share data)
ANCHOR GLASS CONTAINER CORPORATION CONDENSED BALANCE SHEETS (dollars in thousands)
ANCHOR GLASS CONTAINER CORPORATION CONDENSED STATEMENTS OF CASH FLOWS (unaudited) (dollars in thousands)
ANCHOR GLASS CONTAINER CORPORATION STATEMENT OF STOCKHOLDERS' EQUITY (dollars in thousands)
ANCHOR GLASS CONTAINER CORPORATION NOTES TO CONDENSED FINANCIAL STATEMENTS (unaudited) (dollars in thousands, except per share data)